Exhibit 99.1

William Penn Bancorporation │Bristol, Pennsylvania

PROPOSED HOLDING COMPANY FOR:
William Penn Bank │ Bristol, Pennsylvania

Dated as of September 2, 2020

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

September 2, 2020

Boards of Directors

William Penn, MHC

William Penn Bancorp, Inc.
William Penn Bancorporation

William Penn Bank

10 Canal Street

Bristol, Pennsylvania 19007

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On September 16, 2020, the Boards of Directors of William Penn, MHC (the “MHC”) and William Penn Bancorp, Inc. (“WMPN”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, WMPN, which currently owns all of the issued and outstanding common stock of William Penn Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of William Penn Bancorporation (the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as William Penn Bancorporation or the Company, unless otherwise identified as WMPN. As of June 30, 2020, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 82.66% of the common stock (the “MHC Shares”) of WMPN. The remaining 17.34% of WMPN’s common stock is owned by public stockholders.

It is our understanding that William Penn Bancorporation will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors September 2, 2020 Page 2

community offering and a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of WMPN will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, WMPN, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the fiscal years ended June 30, 2016 through June 30, 2020, a review of various unaudited information and internal financial reports through June 30, 2020, and due diligence related discussions with the Company’s management; S.R. Snodgrass, P.C., the Company’s independent auditor; Kilpatrick Townsend & Stockton LLP, the Company’s conversion counsel and Piper Sandler & Co., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which William Penn Bancorporation operates and have assessed William Penn Bancorporation’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on William Penn Bancorporation and the industry as a whole. We have analyzed the potential effects of the stock conversion on William Penn Bancorporation’s operating characteristics and financial performance as they relate to the pro forma market value of William Penn Bancorporation. We have analyzed the assets held by the MHC, which will be consolidated with William Penn Bancorporation’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared William Penn Bancorporation’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing

Boards of Directors September 2, 2020 Page 3

thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on William Penn Bancorporation’s representation that the information contained in the regulatory applications and additional information furnished to us by William Penn Bancorporation and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by William Penn Bancorporation, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of William Penn Bancorporation. The valuation considers William Penn Bancorporation only as a going concern and should not be considered as an indication of William Penn Bancorporation’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for William Penn Bancorporation and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of William Penn Bancorporation’s stock alone. It is our understanding that there are no current plans for selling control of William Penn Bancorporation following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which William Penn Bancorporation’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.52%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 17.34% to 16.82% and the MHC’s ownership interest was increased from 82.66% to 83.18%.

Valuation Conclusion

It is our opinion that, as of September 2, 2020, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of WMPN – was $132,248,840 at the midpoint, equal to 13,224,884 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $112,411,510 or 11,241,151 shares at the minimum and $152,086,160 or 15,208,616 shares at the maximum.

Boards of Directors September 2, 2020 Page 4

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $110,000,000 equal to 11,000,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $93,500,000 or 9,350,000 shares at the minimum and $126,500,000 or 12,650,000 shares at the maximum.

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and WMPN have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.8589 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 2.4301 at the minimum and 3.2877 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of William Penn Bancorporation immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of WMPN as of June 30, 2020, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of WMPN and the exchange of the public shares for newly issued shares of William Penn Bancorporation’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and WMPN. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Directors September 2, 2020 Page 5

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of William Penn Bancorporation, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of William Penn Bancorporation’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS
WILLIAM PENN BANCORPORATION
WILLIAM PENN BANK
Bristol, Pennsylvania

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

	Introduction	I.1
	Plan of Conversion	I.1
	Strategic Overview	I.2
	Balance Sheet Trends	I.5
	Income and Expense Trends	I.8
	Interest Rate Risk Management	I.12
	Lending Activities and Strategy	I.13
	Asset Quality	I.16
	Funding Composition and Strategy	I.16
	Subsidiaries	I.17
	Legal Proceedings	I.18

CHAPTER TWO	MARKET AREA ANALYSIS

	Introduction	II.1
	National Economic Factors	II.1
	Market Area Demographics	II.5
	Regional Economy	II.7
	Unemployment Trends	II.9
	Market Area Deposit Characteristics and Competition	II.9

CHAPTER THREE	PEER GROUP ANALYSIS

	Peer Group Selection	III.1
	Financial Condition	III.5
	Income and Expense Components	III.8
	Loan Composition	III.10
	Interest Rate Risk	III.12
	Credit Risk	III.14
	Summary	III.14

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS
WILLIAM PENN BANCORPORATION
WILLIAM PENN BANK
Bristol, Pennsylvania

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.8
6. Liquidity of the Shares		IV.9
7. Marketing of the Issue		IV.9
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.15
D. Trading in WMPN’s Stock		IV.17
8. Management		IV.18
9. Effect of Government Regulation and Regulatory Reform		IV.18
Summary of Adjustments		IV.18
Valuation Approaches		IV.19
1. Price-to-Earnings (“P/E”)		IV.21
2. Price-to-Book (“P/B”)		IV.23
3. Price-to-Assets (“P/A”)		IV.23
Comparison to Recent Offerings		IV.23
Valuation Conclusion		IV.24
Establishment of the Exchange Ratio		IV.25

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES
WILLIAM PENN BANCORPORATION
WILLIAM PENN BANK
Bristol, Pennsylvania

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8

2.3	Largest Employers in Local Market Area	II.8
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

 I. Overview and Financial Analysis

Introduction

William Penn Bank, or the “Bank”, established in 1870, is a Pennsylvania chartered stock savings bank headquartered in Bristol, Pennsylvania. William Penn Bank serves the Philadelphia metropolitan area through the headquarters office and 12 branch offices. Eight of the branches are located in the Pennsylvania counties of Bucks (four branches) and Philadelphia (four branches), with the remaining four branches located in the New Jersey counties of Camden (three branches) and Burlington (one branch). A map of The William Penn Bank’s full serve branch office locations is provided in Exhibit I-1. William Penn Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

William Penn Bancorp, Inc. (“WMPN”) is the federally chartered mid-tier holding company of the Bank. WMPN owns 100% of the outstanding common stock of the Bank. Since its formation in 2008, WMPN has been engaged primarily in the business of holding the common stock of the Bank. WMPN completed its initial public offering on April 15, 2008, pursuant to which it sold 1,025,283 shares or 28.2% of its outstanding common stock to the public and issued 2,548,713 shares or 70.0% of its common stock outstanding to William Penn, MHC (the “MHC”), the mutual holding company parent of WMPN. Additionally, WMPN issued 67,022 shares of common stock or 1.8% of its common stock outstanding to the William Penn Community Foundation (the “Foundation”). The MHC and WMPN are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At June 30, 2020, WMPN had total consolidated assets of $736.5 million, deposits of $559.8 million and equity of $96.4 million or 13.09% of total assets. Excluding goodwill and core deposit intangibles of $6.1 million, WMPN’s tangible equity equaled $90.3 million or 12.26% of total assets at June 30, 2020. WMPN’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion

On September 16, 2020, the respective Board of Directors of the MHC and WMPN adopted a Plan of Conversion, whereby the MHC will convert to stock form. As a result of the conversion, WMPN, which currently owns all of the issued and outstanding common stock of the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Bank, will be succeeded by William Penn Bancorporation (the “Company”), a newly formed Maryland corporation. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will also hereinafter be also referred to as William Penn Bancorporation or the Company, unless otherwise identified as WMPN. As of June 30, 2020, the MHC had a majority ownership interest of approximately 82.66% in and its principal asset consisted of 3,711,114 common stock shares of WMPN (the “MHC Shares”). The remaining 778,231 shares or approximately 17.34% of WMPN’s common stock was owned by public shareholders.

It is our understanding that William Penn Bancorporation will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of WMPN will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

William Penn Bancorporation maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. Growth strategies are emphasizing increased lending diversification that is primarily targeting growth of commercial real estate and commercial business loans. The Company’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

In recent years, the Company has supplemented organic growth with the acquisition of three mutual institutions. On July 1, 2018, the Bank completed the acquisition of Audubon Savings Bank, Audubon, New Jersey. With the acquisition of Audubon Savings Bank, the Bank added $149 million in assets, $107 million in deposits and three branch offices in southern New Jersey. In connection with the completion of the acquisition, William Penn Bancorporation issued 517,095 shares of common stock to the MHC. On May 1, 2020, the Bank completed the acquisitions of Fidelity Savings and Loan Association of Bucks County, Bristol, Pennsylvania (“Fidelity Savings”), and Washington Savings Bank, Philadelphia, Pennsylvania (“Washington Savings”). With the acquisition of Fidelity Savings, the Company added $86 million in assets, $66 million in deposits and two branch offices in Bucks County. With the acquisition of Washington Savings, the Company added $159 million in assets, $136 million in deposits and four branch offices in Philadelphia County. In connection with the completion of the acquisitions of Fidelity Savings and Washington Savings, William Penn Bancorporation issued 509,191 shares of common stock to the MHC.

Loans constitute the major portion of the Company’s composition of interest-earning assets, with 1-4 family permanent mortgage comprising more than half of the Company’s loan portfolio composition. Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy, as government-sponsored residential mortgage-backed securities constitute the largest concentration of the Company’s investment portfolio.

Deposits have consistently served as the primary funding source for the Company, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. Borrowings currently held by the Company consist of FHLB advances.

William Penn Bancorporation’s earnings base is largely dependent upon net interest income and operating expense levels. The Company experienced net interest margin expansion in fiscal years 2018 and 2019, which was facilitated by an increase in yield earned on interest-earnings assets and a decrease in the cost of funds paid on interest-bearing liabilities. Comparatively, the Company experienced net interest margin compression during fiscal year 2020, as the result of a decline in yield earned on interest-earning assets and an increase in the cost of funds paid on interest-bearing liabilities. Operating expense ratios have trended higher

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

in recent years, primarily in connection with the infrastructure and personnel added with the acquisitions of the three mutual institutions. Non-interest operating income has been a somewhat limited contributor to the Company’s earnings, with the acquisitions of the three mutual institutions serving to increase the earnings contribution realized from sources of non-interest operating income. Loan loss provisions were a minor factor in the Company’s earnings during fiscal years 2016 through 2019. In fiscal year 2020 loan loss provisions were a more prominent component of the Company’s earnings, as the Company established additional loan loss provisions to address the continued economic uncertainty resulting from the COVID-19 pandemic.

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies. Additionally, in the near term, the second-step offering will serve to substantially increase regulator capital and liquidity and, thereby, facilitate building and maintaining loss reserves while also providing the Company with greater flexibility to work with borrowers affected by the COVID-19-induced recession. The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses in future periods. William Penn Bancorporation’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in William Penn Bancorporation’s funding costs. William Penn Bancorporation’s strengthened capital position will also position the Company to pursue additional expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. As a fully-converted institution, the Company’s stronger capital position and greater capacity to offer stock as consideration for an acquisition may also facilitate increased opportunities to grow through acquisitions. At this time, the Company has no specific plans for further expansion through additional acquisitions.

The projected uses of proceeds are highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

•	William Penn Bancorporation The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds, some of which may be held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	William Penn Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with William Penn Bancorporation’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years. Since fiscal yearend 2016, the Company’s assets ranged from a low of $301.1 million at fiscal yearend 2018 to a high of $736.5 million at fiscal yearend 2020. Asset growth since fiscal yearend 2018 was largely realized through the acquisitions of the three mutual institutions. Overall, assets increased at an annual rate of 23.75% from fiscal yearend 2016 through fiscal yearend 2020. Asset growth was primarily driven by loan growth and mostly funded by deposit growth, most of which consisted of the loan portfolios and deposit bases acquired from the three mutual institutions. A summary of William Penn Bancorporation’s key operating ratios for the past five fiscal years is presented in Exhibit I-3.

William Penn Bancorporation’s loans receivable portfolio increased at a 21.69% annual rate from fiscal yearend 2016 through fiscal yearend 2020, with most of the loan growth occurring in fiscal years 2019 and 2020 in connection with the acquisitions completed during those years. The Company’s comparatively stronger asset growth relative to loan growth provided for a decrease in the loans-to-assets ratio from 73.84% at fiscal yearend 2016 to 69.06% at fiscal yearend 2020.

Over the past four fiscal years, 1-4 family permanent mortgage have been the most significant area of loan growth and such loans comprise the largest concentration of Company’s loan portfolio. Trends in the Company’s loan portfolio composition since fiscal yearend 2016

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

William Penn Bancorporation

Historical Balance Sheet Data

											6/30/16-
											6/30/20
	At June 30,										Annual.
	2016		2017		2018		2019		2020		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$314,074	100.00%	$315,997	100.00%	$301,109	100.00%	$415,829	100.00%	$736,452	100.00%	23.75%
Cash and cash equivalents	10,992	3.50%	12,954	4.10%	16,128	5.36%	26,168	6.29%	82,915	11.26%	65.73%
Interest-bearing time deposits	45,645	14.53%	45,400	14.37%	32,422	10.77%	8,486	2.04%	2,300	0.31%	-52.62%
Investment securities	9,256	2.95%	7,434	2.35%	4,963	1.65%	22,566	5.43%	89,998	12.22%	76.58%
Loans receivable, net	231,911	73.84%	234,865	74.33%	233,389	77.51%	326,017	78.40%	508,605	69.06%	21.69%
FHLB/ACBB stock	3,437	1.09%	3,287	1.04%	2,727	0.91%	2,785	0.67%	4,200	0.57%	5.14%
Bank-owned life insurance	5,627	1.79%	5,786	1.83%	5,932	1.97%	11,203	2.69%	14,758	2.00%	27.26%
Goodwill and other intangible assets	-	0.00%	-	0.00%	-	0.00%	6,030	1.45%	6,050	0.82%	NM

Deposits	$177,300	56.45%	$182,199	57.66%	$180,657	60.00%	$281,206	67.63%	$559,858	76.02%	33.30%
Borrowings	70,500	22.45%	65,500	20.73%	51,500	17.10%	50,000	12.02%	64,892	8.81%	-2.05%

Equity	$59,903	19.07%	$61,604	19.50%	$61,895	20.56%	$76,630	18.43%	$96,365	13.09%	12.62%
Tangible equity	59,903	19.07%	61,604	19.50%	61,895	20.56%	70,600	16.98%	90,315	12.26%	10.81%

Loans/Deposits		130.80%		128.91%		129.19%		115.94%		90.85%

Number of Full Service Offices		3		3		3		6		12

(1) Ratios are as a percent of ending assets.

Sources: William Penn Bancorporation's prospectus, auditedfinancial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

show that the concentration of 1-4 family permanent mortgage loans comprising total loans has remained fairly stable, equaling 66.26% of total loans at fiscal yearend 2016 and 66.85% of total loans at fiscal yearend 2020. Comparatively, from fiscal yearend 2016 through fiscal yearend 2020, commercial real estate loans, including multi-family loans, increased from 16.03% to 17.72% of total loans and construction and land loans decreased from 7.09% to 4.34% of total loans. Over the same time period, the relative concentrations of home equity loans and lines of credit decreased from 10.12% of total loans to 9.10% of total loans, commercial business loans increased from 0.02% of total loans to 1.24% of total loans and consumer loans increased from 0.48% of total loans to 0.75% of total loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be primarily invested into liquid funds, some of which may be held as a deposit at the Bank. Since fiscal yearend 2016, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 14.43% of assets at fiscal yearend 2019 to a high of 24.36% of assets at fiscal yearend 2020. As of June 30, 2020, the Company held investment securities totaling $90.0 million or 12.22% of assets. Mortgage-backed securities totaling $55.0 million comprised the most significant component of the Company’s investment portfolio at June 30, 2020. Other investments held by the Company at June 30, 2020 consisted of corporate bonds ($17.4 million), municipal bonds ($10.5 million), U.S. Government agency securities ($6.2 million) and U.S. Treasury securities ($1.0 million). As of June 30, 2020, the entire investment portfolio was maintained as available for sale and had a net unrealized gain of $103,000 at June 30, 2020. Exhibit I-4 provides historical detail of the Company’s investment portfolio. As of June 30, 2020, the Company also held $82.9 million of cash and cash equivalents, $2.3 million of interest-bearing time deposits and $4.2 million of FHLB/ACBB stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain former officers of the Company and certain current and former Board members of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2020, the cash surrender value of the Company’s BOLI equaled $14.8 million or 2.00% of assets.

William Penn Bancorporation’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal yearend 2016 through

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

fiscal yearend 2020, the Company’s deposits increased at a 33.30% annual rate. Most of the Company’s deposit growth was realized through the three mutual institutions acquired in fiscal years 2019 and 2020. The acquisitions of the three mutual institutions served to increase the concentration of core deposits that comprise total deposits. Core deposits equaled 65.26% of total deposits at June 30, 2020, versus 53.60% of total deposits at June 30, 2018.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Over the five-year period covered in Table 1.1, borrowings ranged from a low of $50.0 million or 12.02% of assets at fiscal yearend 2019 to a high of $70.5 million or 22.45% of assets at fiscal yearend 2016. As of June 30, 2020, borrowings totaled $64.9 million or 8.81% of assets and consisted entirely of FHLB advances.

The Company’s equity increased at a 12.62% annual rate from fiscal yearend 2016 through fiscal yearend 2020, with most of the growth occurring in fiscal years 2019 and 2020 in connection with acquisitions of the three mutual institutions. Largely as the result of the acquisitions of the three mutual institutions, stronger asset growth relative to capital growth provided for a decrease in the Company’s equity-to-assets ratio from 19.07% at fiscal yearend 2016 to 13.09% at June 30, 2020. Comparatively, as the result of the goodwill and intangibles created from the acquisitions of the three mutual institutions, the Company’s tangible equity-to-assets ratio decreased from 19.07% at fiscal yearend 2016 to 12.26% at fiscal yearend 2020. Goodwill and other intangibles totaled $6.1 million or 0.82% of assets at June 30, 2020. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2020. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in William Penn Bancorporation’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the fiscal years ended June 30, 2016 through June 30, 2020. During the period covered in Table 1.2, the Company’s reported earnings from a low of $1.3 million or 0.27% of average assets during fiscal year 2020 to a high of $3.8 million or 0.92% of average assets during fiscal year 2019. The Company’s earnings for fiscal year 2020 included merger related expenses totaling $3.3 million or 0.67% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a fairly

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

William Penn Bancorporation

Historical Income Statements

For the Fiscal Year Ended June 30,
2016	2017	2018	2019	2020
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$12,435	3.94%	$11,950	3.79%	$12,175	3.96%	$17,821	4.36%	$19,817	4.04%
Interest expense	(3,524)	-1.12%	(3,448)	-1.09%	(3,182)	-1.04%	(3,591)	-0.88%	(5,018)	-1.02%
Net interest income	$8,911	2.82%	$8,502	2.70%	$8,993	2.93%	$14,230	3.48%	$14,799	3.01%
Provision for loan losses	(5)	0.00%	(15)	0.00%	120	0.04%	(88)	-0.02%	(626)	-0.13%
Net interest income after provisions	$8,906	2.82%	$8,487	2.69%	$9,113	2.97%	$14,142	3.46%	$14,173	2.89%
Other non-interest operating income	$493	0.16%	$511	0.16%	$594	0.19%	$1,005	0.25%	$1,176	0.24%
Gain on sale of loans	-	0.00%	-	0.00%	-	0.00%	12	0.00%	-	0.00%
Operating expense	(5,589)	-1.77%	(5,205)	-1.65%	(5,908)	-1.92%	(9,657)	-2.36%	(12,098)	-2.46%
Net operating income	$3,810	1.21%	$3,793	1.20%	$3,799	1.24%	$5,502	1.34%	$3,251	0.66%
Non-Operating Income/(Losses)
Gain (loss) on sale of OREO	($133)	-0.04%	$96	0.03%	$47	0.02%	($30)	-0.01%	-	0.00%
Merger related expenes	-	0.00%	-	0.00%	(375)	-0.12%	(796)	-0.19%	(3,294)	-0.67%
Gain on sale of securities	-	0.00%	-	0.00%	-	0.00%	140	0.03%	238	0.05%
Gain on bargain purchase	-	0.00%	-	0.00%	-	0.00%	-	0.00%	746	0.15%
Net non-operating income(losses)	($133)	-0.04%	$96	0.03%	($328)	-0.10%	($686)	-0.17%	($2,310)	-0.47%
Net income before tax	$3,677	1.16%	$3,889	1.23%	$3,471	1.13%	$4,816	1.18%	$941	0.19%
Income tax provision	(1,246)	-0.39%	(1,325)	-0.42%	(2,007)	-0.65%	(1,060)	-0.26%	387	0.08%
Net income (loss)	$2,431	0.77%	$2,564	0.81%	$1,464	0.48%	$3,756	0.92%	$1,328	0.27%
Adjusted Earnings
Net income	$2,431	0.77%	$2,564	0.81%	$1,464	0.48%	$3,756	0.92%	$1,328	0.27%
Add(Deduct): Non-operating income	133	0.04%	(96)	-0.03%	328	0.11%	686	0.17%	2,310	0.47%
Tax effect (2)	(45)	-0.01%	33	0.01%	(112)	-0.04%	(154)	-0.04%	(520)	-0.11%
Adjusted earnings	$2,519	0.80%	$2,501	0.79%	$1,680	0.55%	$4,288	1.05%	$3,118	0.64%
Expense Coverage Ratio (3)	1.59	x	1.64	x	1.53	x	1.47	x	1.22	x
Efficiency Ratio (4)	59.40%	57.69%	61.54%	63.27%	75.69%

(1) Ratios are as a percent of average assets.

(2) Assumes a 34.0% effective tax rate for fiscal years 2016 through 2018 and a 22.5% effective tax rate for fiscal years 2019 and 2020.

(3) Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4) Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: William Penn Bancorporation's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

limited contributor to the Company’s earnings. Loan loss provisions have typically been a relatively minor factor in the Company’s earnings, but were a more significant earnings factor during fiscal year 2020 for purposes of addressing continued economic uncertainty resulting from the COVID-19 pandemic. With the exception of merger related expenses recorded during fiscal years 2019 and 2020 and the gain on bargain purchase recorded during fiscal year 2020, non-operating income and losses have been a relatively minor earnings factor throughout the period covered in Table 1.2

For the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 2.70% during fiscal year 2017 to a high of 3.48% during fiscal year 2019 and then declined to 3.01% of average assets during fiscal year 2020. The increase in the Company’s net interest income ratio from fiscal year 2017 through fiscal year 2019 was realized through an increase in the interest income ratio and a decrease in the interest expense ratio. The increase in the interest income ratio was facilitated by a shift in the Company’s interest-earning asset composition towards a higher concentration of comparatively higher yielding loans relative to investments, which served to increase the Company’s overall yield on interest-earning assets. Likewise, the decrease in the interest expense ratio was facilitate by a shift in the Company’s funding composition towards lower costing deposits relative to borrowings, which served to reduce the Company’s overall cost of funds. The decline in the Company’s net interest income ratio during fiscal year 2020 was due to interest rate spread compression that resulted from a decrease in the yield on interest-earnings assets and an increase in the cost of interest-bearing liabilities. During fiscal year 2020, the decline in yield earned on interest-earning reflects a shift in the Company’s interest-earning asset composition towards a higher concentration of comparatively lower yielding investments relative to loans, as well as a decline in the weighted average yield earned on loans. Comparatively, the increase in the Company interest expense ratio during fiscal year 2020 was largely related to an increase in the weighted average cost of interest-bearing deposits. Overall, during the past five fiscal years, the Company’s interest rate spread ranged from a low of 2.62% during fiscal year 2017 to a high of 3.57% during fiscal year 2019 and equaled 3.05% during fiscal year 2020. The Company’s net interest rate spreads and yields and costs for the past five fiscal years are set forth in Exhibit I-3 and Exhibit I-5.

Non-interest operating income has been somewhat of a limited contributor to the Company’s earnings over the past five fiscal years, although those sources of revenues have become a slightly larger earnings factor pursuant to the non-interest operating income added

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

through the acquisitions of the three mutual institutions. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of $493,000 or 0.16% of average assets during fiscal year 2016 to a high of $1.2 million or 0.24% of average assets during fiscal year 2020. Fees and service charges and income earned on BOLI constitute the major sources of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of $5.2 million or 1.65% of average assets during fiscal year 2017 to a high of $12.1 million or 2.46% of average assets during fiscal year 2020. Most of the increase in operating expenses occurred during fiscal years 2019 and 2020, as the result of the infrastructure and personnel that were added with the acquisitions of the three mutual institutions.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio showed a decline in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). William Penn Bancorporation’s expense coverage ratio equaled 1.59 times during fiscal year 2016, versus a ratio of 1.22 times during fiscal year 2020. Likewise, William Penn Bancorporation’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 59.40% during fiscal year 2016 was more favorable compared to its efficiency ratio of 75.69% recorded during fiscal year 2020.

During the period covered in Table 1.2, the amount of loan loss provisions and recoveries recorded by the Company ranged from a recovery of $120,000 or 0.04% of average assets during fiscal year 2018 to loan loss provisions of $626,000 or 0.13% of average assets during fiscal year 2020. Significantly higher loan loss provisions were established in the fourth quarter of fiscal year 2020 to address the continued economic uncertainty resulting from the COVID-19 pandemic. As of June 30, 2020, the Company maintained valuation allowances of $3.5 million, equal to 0.68% of total loans and 107.88% of non-performing loans. As of June 30, 2020, non-performing loans totaled $3.3 million or 0.63% of total loans. After taking into account the $3.680 million of fair value credit adjustment applied to the loan portfolios of Fidelity Savings and Washington Savings, the Company’s reserve coverage ratios equaled 1.39% of total loans and 220.69% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five fiscal years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Except for merger expenses related to the acquisitions of the three mutual institutions and the gain on bargain purchase related to the acquisitions of Fidelity Savings and Washington Savings, non-operating income and losses have not been a significant factor in the Company’s earnings. Merger related expenses equaled $375,000 or 0.12% of average assets during fiscal year 2018, $796,000 or 0.19% of average assets during fiscal year 2019 and $3.3 million or 0.67% of average assets during fiscal year 2020. In fiscal year 2020, the Company recorded a gain on bargain purchase of $746,000 or 0.15% of average assets. Other sources of non-operating income and losses consisted of gains and losses on the sale other real estate owned (“OREO”) and gains on the sale of investment securities. Overall, during the period covered in Table 1.2, net non-operating income and losses ranged from a loss of $2.3 million or 0.47% of average assets during fiscal year 2020 to non-operating income of $96,000 or 0.03% of average assets during fiscal year 2017. Overall, the items that comprise the Company’s non-operating income and losses are not viewed to be part of the Company’s core or recurring earnings base.

The Company’s effective tax rate ranged from 57.82% during fiscal year 2018 to a tax benefit of 41.13% during fiscal year 2020. The relatively high effective tax rate recorded for fiscal year 2018 includes a reduction in the value of William Penn Bancorporation’s deferred tax assets and a corresponding charge to income tax expense of $959,000 as a result of the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the maximum federal corporate income tax rate to 21% from 35%. As set forth in the prospectus, the Company’s effective marginal tax rate is 22.5%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As interest rates have remained at or near historically low levels for an extended period of time, the Company experienced interest spread compression during fiscal year 2020 as the average yield on interest-earning assets declined and the average cost of interest-bearing liabilities increased. The Company’s interest rate risk analysis indicated that as of June 30, 2020, in the event of a 200 basis point instantaneous parallel increase in interest rates, net interest income would decline by 1.38% in year 1 and net portfolio value would decrease by 4.16% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in securities that have adjustable interest rates, maintaining the investment securities portfolio as available for sale and lending diversification into other types of lending beyond 1-4 family permanent mortgage loans which consist primarily of adjustable rate or shorter term fixed rate loans. As of June 30, 2020, ARM loans comprised 42.42% of the dollar amount of all loans due after June 30, 2021 (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction, money market and savings account deposits and utilizing longer term fixed rate FHLB advances with laddered terms. Transaction, money market and savings deposits comprised 65.26% of William Penn Bancorporation’s total deposits at June 30, 2020.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

William Penn Bancorporation’s lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the largest concentration of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by home equity loans and lines of credit. Other areas of lending diversification for the Company include construction/land loans commercial business loans and consumer loans. Pursuant to the Company’s strategic plan, the Company is pursuing a diversified lending strategy emphasizing commercial real estate and commercial business loans as the primary areas of targeted loan growth. Exhibit I-9 provides historical detail of William Penn Bancorporation’s loan portfolio composition over the past five fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2020.

1-4 Family Residential Real Estate Loans. William Penn Bancorporation offers both fixed rate and adjustable rate 1-4 family residential real estate loans with terms of up to 30 years, which are substantially secured by local properties. Loan originations are generally underwritten to secondary market guidelines, so as to provide the Company with the flexibility to

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

sell the loans into the secondary market for purposes of managing interest rate risk. The Company’s current practice is to generally retain all originations for investment. ARM loans offered by the Company have initial repricing terms of up to ten years and then reprice annually for the balance of the loan term. ARM loans are indexed to the comparable monthly Constant Maturity Treasury indices. The Company’s 1-4 family lending activities include origination of loans secured by non-owner occupied 1-4 family residential properties. As of June 30, 2020, the Company’s outstanding balance of 1-4 family residential real estate loans totaled $345.9 million equal to 66.85% of total loans outstanding. As of June 30, 2020, loans secured by non-owner-occupied properties totaled $114.1 million equal to 33.0% of the 1-4 family loan portfolio.

Commercial Real Estate and Multi-family Loans Commercial real estate and multi-family loans consist largely of loans originated by the Company, which are generally collateralized by properties in the Company’s regional lending area. On a limited basis, the Company supplements originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. As of June 30, 2020, the Company’s loan portfolio included $5.7 million in purchased loan participations outstanding. William Penn Bancorporation generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 80% and generally requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate and multi-family loans are originated with amortization terms of up to 25 years. Loan terms offered on commercial real estate and multi-family loans include fixed rate and adjustable rate loans. Interest rates for adjustable rate loans are typically adjusted to a rate equal to the interest rate for 1-4 family loan products, plus an additional spread based on credit-worthiness and risk. Properties securing the commercial real estate and multi-family loan portfolio include office buildings, retail and mixed-use properties, condominiums, apartment buildings, single-family subdivisions and owner occupied properties used for businesses. At June 30, 2020, the Company’s largest commercial real estate loan had an outstanding balance of $6.1 million and was secured by a shopping center and church. At June 30, 2020, this loan was performing in accordance with its original terms. As of June 30, 2020, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $91.7 million equal to 17.72% of total loans outstanding.

Home Equity Loans and Lines of Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are originated as fixed rate loans with amortization terms up to 20 years. Home equity lines of credit are tied to the prime

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

rate as published in The Wall Street Journal and are generally offered with terms of up to a ten year draw period followed by a repayment term of 15 years. The Company will generally originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 80%, inclusive of other liens on the property, on owner occupied properties. As of June 30, 2020, the Company’s outstanding balance of home equity loans and lines of credit totaled $47.1 million equal to 9.10% of total loans outstanding.

Construction and Land Loans. Residential construction loans originated by the Company consist of loans to individuals that finance the construction of residential dwellings for personal use. Commercial construction loans originated by the Company consist of loans for the development of projects including condominiums, apartment buildings, single-family subdivisions, non-owner-occupied residential dwellings and owner-occupied properties used for business. Residential construction loans are originated as interest-only loans during the construction phase, which is typically up to 18 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Residential construction loans are generally originated up to a maximum LTV ratio of 80% of the appraised market value. Commercial construction loans are originated up to a maximum LTV ratio of 75% of the lower of cost or the appraised market value. The Company does not currently offer land loans, but has historically offered land loans to individuals on approved residential building lots for personal use. Land loans in the Company’s loan portfolio have terms of up to 15 years and a maximum LTV ratio of 80%. The largest construction or land loan in the Company’s loan portfolio at June 30, 2020 was a commercial land loan for $3.0 million, of which $2.9 million was disbursed and outstanding. At June 30, 2020, this loan was performing in accordance with its original terms. As of June 30, 2020, William Penn Bancorporation’s outstanding balance of construction and land loans equaled $22.5 million or 4.35% of total loans outstanding.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to small-to medium-sized businesses operating in the local market area. Commercial business lending is a targeted area of loan growth for the Company, pursuant to which the Company is seeking to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company include operating lines of credit secured by general business assets and equipment. Operating lines of credit are generally floating rate loans with repricing occurring daily, monthly or quarterly. Equipment loans are typically fixed rate loans with terms of five

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

years or less. As of June 30, 2020, the Bank’s outstanding balance of commercial business loans totaled $6.5 million equal to 1.24% of total loans outstanding.

Consumer Loans. Consumer lending other than home equity loans and lines of credit has been a limited area of lending diversification for the Company, with such loans consisting of automobile loans and personal secured and unsecured loans. As of June 30, 2020, the Company held $3.9 million of consumer loans equal to 0.75% of total loans outstanding.

Asset Quality

Over the past five fiscal years, William Penn Bancorporation’s balance of non-performing assets ranged from a low of $2.0 million or 0.48% of assets at June 30, 2019 to a high of $5.7 million or 1.81% of assets at June 30, 2017. As of June 30, 2020, non-performing assets totaled $3.4 million or 0.46% of assets. As shown in Exhibit I-11, non-performing assets at June 30, 2020 consisted of $3.2 million of non-accruing loans, $90,000 of accruing loans 90 days or more past due and $100,000 of OREO. The increase in the balance of non-performing assets during fiscal year 2020 was primarily due to an increase in non-accruing 1-4 family loans, which increased from $1.3 million at fiscal yearend 2019 to $2.4 million at fiscal yearend 2020 and mostly consisted of loans that were acquired with the acquisitions of Fidelity Savings and Washington Savings.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2020, the Company maintained loan loss allowances of $3.5 million, equal to 0.68% of total loans outstanding and 107.88% of non-performing loans. After taking into account the $3.680 million of fair value credit adjustment applied to the loan portfolios of Fidelity Savings and Washington Savings, the Company’s reserve coverage ratios equaled 1.39% of total loans and 220.69% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2020 deposits accounted for 89.61% of William Penn Bancorporation’s combined

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past three fiscal years. Transaction and savings account deposits constituted 65.26% of total deposits at June 30, 2020, as compared to 53.60% of total deposits at June 30, 2018. The increase in the concentration of core deposits comprising total deposits since fiscal yearend 2018 was largely related to the deposits acquired in the acquisitions of the three mutual institutions. As of June 30, 2020, checking accounts and money market accounts comprised the two largest concentrations of the Company’s core deposits equaling 38.93% and 35.32% of core deposits, respectively.

The balance of the Company’s deposits consists of CDs, which equaled 34.74% of total deposits at June 30, 2020 compared to 46.40% of total deposits at June 30, 2018. William Penn Bancorporation’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $194.5 million at June 30, 2020 and $113.6 million or 58.41% of the CDs were scheduled to mature in one year or less. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of June 30, 2020. As of June 30, 2020, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $84.8 million or 43.59% of total CDs. The Company held $3.8 million of brokered CDs at June 30, 2020.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. FHLB advances have been the only source of borrowings utilized by the Company over the past five fiscal years. The Company maintained $64.9 million of FHLB advances at June 30, 2020 with a weighted average rate of 2.53%. FHLB advances held by the Company at June 30, 2020 had laddered terms, most of which had maturity dates by fiscal year 2025. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three fiscal years.

Subsidiaries

The Company’s only subsidiary is William Penn Bank. The Bank maintains the following subsidiaries:

WPSLA Investment Corporation is a Delaware corporation organized in April 2000 to hold certain investment securities and loans for William Penn Bank. At June 30, 2020, WPSLA Investment Corporation held $60.0 million of William Penn Bank’s $90.0 million securities portfolio and $31.1 million of William Penn Bank’s $517.5 million loan portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

Fidelity Asset Recovery Specialists, LLC is a Pennsylvania limited liability company organized in March 2015 that William Penn Bank acquired in connection with its acquisition of Fidelity Savings. This subsidiary, which is currently inactive and in the process of dissolution, was formerly utilized by Fidelity Savings to manage and hold other real estate owned properties in Pennsylvania until disposition.

Washington Service Corporation is a Pennsylvania corporation organized in October 2000 that William Penn Bank acquired in connection with its acquisition of Washington Savings. This subsidiary holds commercial real estate, including a branch office, located in Philadelphia, Pennsylvania that was previously owned by Washington Savings.

Legal Proceedings

From time to time, the Company is involved in routine legal proceedings in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

William Penn Bancorporation serves the Philadelphia metropolitan area through the headquarters office and 12 branch offices. Eight of the branches are located in the Pennsylvania counties of Bucks (four branches) and Philadelphia (four branches), with the remaining four branches located in the New Jersey counties of Camden (three branches) and Burlington (one branch). Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company.

Future growth opportunities for William Penn Bancorporation depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for January 2020 expanded for the first time since July 2019, with an index reading of 50.9. January service sector activity also accelerated to an index reading of 55.5, which was its highest reading since August 2019. U.S. employers added 225,000 jobs in January and the unemployment rate for January increased to 3.6%. Low mortgage rates and more housing inventory spurred an 11.8% increase in February existing home sales. February new home sales increased 4.9%, which was an 11-month high. Manufacturing activity for February slowed to an index reading of 50.1, while February service sector activity accelerated to a 1-year high index reading of 57.3. February’s employment report showed a pick-up in hiring, as U.S. employers added 275,000 jobs and the February unemployment rate dropped to 3.5%. Retail sales for February showed a decline of 0.5%. February existing home sales showed a healthy increase of 11.8%, while February new home

RP® Financial, LC.	MARKET AREA II.2

sales declined 4.4%. The impact that the COVID-19 pandemic was starting to have on the U.S. economy was evident in the economic data for March. Manufacturing activity for March fell to an index reading of 49.1, while service sector activity for March slowed to a more than three and one-half year low index reading of 52.5. The U.S. economy shed 701,000 jobs in March and the March unemployment rate jumped to 4.4%. Retail sales for March plunged 8.7%. Existing and new home sales for March fell 8.5% and 15.4%, respectively. First quarter GDP contracted at a 4.8% annual rate (subsequently revised to a 5.0% annualized rate of contraction).

April 2020 data showed that the damage the COVID-19 pandemic was having on the U.S. economy was becoming more devastating. Manufacturing activity for April contracted at the sharpest rate since the last recession, with an index reading of 41.5. Similarly, service sector activity for April fell to an index reading of 41.8, its lowest level since March 2009. The U.S. economy shed a record 20.5 million jobs in April and the April unemployment rate jumped to 14.7%, the highest level since the Great Depression. The April consumer price index declined 0.8%, which was the largest monthly decline since December 2008. Retail sales for April plummeted 16.4%. Existing home sales tumbled 17.8% in April, while new home sales for April increased 0.7%. Mortgage delinquencies spiked by 1.6 million in April, which was the largest 1-month increase ever recorded. Durable-goods orders for April fell 17.2%. May manufacturing activity increased to an index reading of 43.1, indicating some modest easing in the COVID-19 pandemic driven slowdown in industrial activity. Similarly, service sector activity for May increased to an index reading of 45.4. The U.S. economy unexpectedly added 2.5 million jobs in May and the May unemployment rate fell to 13.3%. May retail sales rebounded by 17.7%, adding another sign that the economy was recovering from earlier lockdowns to contain the pandemic. Existing home sales for May declined 9.7%, while new home sales for May increased 16.6%. Manufacturing and service sector activity for June continued to pick-up, with respective index readings of 52.6 and 57.1. The June employment report also showed the U.S. economy was making progress towards a recovery, as 4.8 million jobs were added in June and the June unemployment rate fell to 11.1%. Likewise, retail sales for June beat expectations, increasing 7.5% from May. Record low mortgage rates helped to fuel a rebound in June home sales, as June existing and new home sales rose by 20.7% and 13.8%, respectively.

July 2020 manufacturing activity increased to an index reading of 54.2, while July service sector activity accelerated to an index reading of 58.1. U.S. employers added 1.8 million jobs in July and the July unemployment rate fell to 10.2%. In late-July, economic data

RP® Financial, LC.	MARKET AREA II.3

suggested that the economic recovery was stalling, as filings for initial unemployment claims rose for two consecutive weeks after nearly four months of declining weekly unemployment claims and second quarter GDP contracted at a record annual rate of 32.9%. July existing home sales increased 24.7%, while new home sales in July rose 13.9%. At the same time, the number of homeowners that were at least 90 days delinquent soared to a 10-year high in July. August manufacturing activity accelerated to an index reading of 56.0. Comparatively, August service sector activity slowed to an index 56.9.

In terms of interest rates trends over the past few quarters, long-term Treasury yields edged lower at the start of 2020 and then stabilized through mid-January as investors reacted to a report that December manufacturing activity declined to its lowest reading since the financial crisis. The downward trend in long-term Treasury yields resumed during the second half of January, as the Federal Reserve concluded its late-January policy meeting leaving its benchmark interest rate unchanged and reaffirmed its current policy stance. Some favorable economic reports pushed Treasury yields higher in early-February, which was followed by a rally in Treasury bonds in the final week of February and the first week of March as long-term yields fell to record lows. On March 3rd the Federal Reserve executed an emergency half-percentage point rate cut, based on increased recession risks as the result of the coronavirus. Long-term Treasury yields fell to new record lows following the rate cut, as investors moved into safe haven investments amid growing worries that the COVID-19 pandemic could seriously disrupt an already sluggish global economy. The yield on the 30-year Treasury fell below 1% for the first time in its history. The Federal Reserve delivered another emergency rate cut of 1% on March 13th, which slashed its target rate to a range between 0% and 0.25%. Long-term Treasury yields spiked higher going into the second of March, as investors dumped long-term bonds for cash and short-term Treasuries. After spiking up to a yield of 1.26% on March 18th, the yield on the 10-year Treasury trended lower as the Federal Reserve took further steps to increase market liquidity by extending loans and buying unlimited amounts of U.S. government debt.

The downward trend in long-term Treasury yields continued into early-April 2020, with the 10-year Treasury yield declining to 0.59% following the release of the March employment report. A stock market rally provided for a slight upward trend in long-term Treasury yields going into mid-April, which was followed by long-term Treasury yields edging lower on news that March retail sales plunged 8.7%. With the collapse in oil prices heading into late-April, the 10-year Treasury yield dipped below 0.6%. The Federal Reserve concluded its end of April policy

RP® Financial, LC.	MARKET AREA II.4

meeting keeping its benchmark interest rate near zero. Following the Federal Reserve meeting, the 10-year Treasury yield stabilized in the range of 0.6% to 0.7% through the first half of May. The 10-year Treasury yield edged back above 0.7% going into the second half of May, as investors retreated from bonds in favor of stocks on promising data for a coronavirus vaccine. With the release of more economic data showing the significant disruption the COVID-19 pandemic was inflicting on the U.S. economy, the 10-year Treasury yield settled in a range of 0.65% to 0.70% through the end of May and into early-June. The 10-year Treasury yield increased to 0.90% with the release of the stronger-than-expected May employment report and then declined back to a range of 0.65% to 0.70% following the Federal Reserve’s June policy meeting that concluded on June 10th. At the conclusion of its June policy meeting, the Federal Reserve signaled plans to keep it benchmark interest rate near zero for years.

The stable interest rate environment continued to prevail at the start of the third quarter of 2020, which was followed by long-term Treasury yields edging lower going into the second half of July as a surge in coronavirus cases forced a number of states to reimpose lockdown measures. In mid-July, the average rate on a 30-year fixed rate mortgage fell to 2.98%, its lowest level on record. The 10-year Treasury yield edged below 0.60% going into late-July. At the conclusion of its late-July policy meeting, the Federal Reserve left its benchmark rate near zero and reiterated that it would continue to support the economy. The 10-year Treasury yield remained below 0.60% heading into mid-August and then trended up slightly to above 0.70% in late-August after the Federal Reserve dropped its long standing practice of pre-emptively lifting interest rates to head off higher inflation. At the start of September, the 10-year Treasury yield edged back below 0.70%. As of September 2, 2020, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.13% and 0.65%, respectively, versus comparable year ago yields of 1.76% and 1.50%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in August 2020, GDP was projected to contract 5.3% in 2020. The U.S. unemployment rate was forecasted to equal 9.0% in December 2020 and then decline to 7.6% in June 2021. An average of 829,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate to equal 0.13% in December 2020 and 0.15% in June 2021. On average, the economists forecasted that the 10-year Treasury yield would equal 0.76% in December 2020 and then increase to 0.96% in June 2021. The surveyed economists also forecasted home prices would increase by 3.6% in 2020 housing

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS II.5

starts were forecasted to decrease from 1.29 million in 2019 to 1.24 million in 2020.

The August 2020 mortgage finance forecast from the Mortgage Bankers Association was for 2020 existing home sales to decrease by 3.2% from 2019 sales, while 2020 new home sales were forecasted to increase by 6.9% from 2019 sales. The 2020 median sale prices for existing and new homes were projected to increase by 4.8% and 2.3%, respectively. Total mortgage production was forecasted to increase in 2020 to $2.986 trillion, compared to $2.173 trillion in 2019. The forecasted increase in 2020 originations was based on a 5.3% increase in purchase volume and an 82.7% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.340 trillion in 2020, versus refinancing volume totaling $1.646 trillion. Housing starts for 2020 were projected to increase by 2.7% to total 1.330 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by William Penn Bancorporation. Demographic data for Bucks, Philadelphia, Camden and Burlington Counties, as well as for Pennsylvania, New Jersey and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is a mix of urban and suburban markets. For 2020, the Company’s market area counties ranged in population from a low of 445,000 in Camden County, New Jersey to a high of 1.6 million in Philadelphia County, Pennsylvania. From 2015 through 2020, annual population growth rates ranged from a 0.3% decrease in population for Burlington County to a 0.4% increase in population for Philadelphia County. Comparatively, both Pennsylvania and New Jersey essentially showed no change in their respective populations over the past five years, versus a comparable annual population growth rate for the U.S. of 0.7%. Comparative growth trends for households generally paralleled population growth trends, as Philadelphia County experienced the strongest growth in households and both Camden County and Burlington County recorded slight declines in households over the past five years. Population and household growth trends for Bucks County and Philadelphia County are generally projected to continue over the next five years through 2025, while projected growth trends for Camden County and Burlington County show population and households remaining fairly stable over the next five years.

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

William Penn Bancorporation

Summary Demographic Data

	Year			Growth Rate
	2015	2020	2025	2015-2020	2020-2025
				(%)	(%)
Population (000)
USA	319,460	330,342	341,133	0.7%	0.6%
Pennsylvania	12,795	12,818	12,886	0.0%	0.1%
Philadelphia, PA	1,563	1,591	1,616	0.4%	0.3%
Bucks, PA	628	629	633	0.1%	0.1%
New Jersey	8,945	8,927	9,003	0.0%	0.2%
Camden, NJ	512	506	506	-0.2%	0.0%
Burlington, NJ	451	445	444	-0.3%	0.0%

Households (000)
USA	121,099	125,476	129,799	0.7%	0.7%
Pennsylvania	5,079	5,110	5,151	0.1%	0.2%
Philadelphia, PA	617	632	644	0.5%	0.4%
Bucks, PA	238	240	243	0.2%	0.2%
New Jersey	3,274	3,270	3,301	0.0%	0.2%
Camden, NJ	191	190	190	-0.1%	0.0%
Burlington, NJ	168	167	167	-0.1%	0.0%

Median Household Income ($)
USA	53,706	66,010	72,525	4.2%	1.9%
Pennsylvania	53,788	64,654	70,883	3.7%	1.9%
Philadelphia, PA	36,553	44,190	47,738	3.9%	1.6%
Bucks, PA	76,011	93,477	104,914	4.2%	2.3%
New Jersey	71,094	86,883	96,147	4.1%	2.0%
Camden, NJ	60,931	72,231	79,125	3.5%	1.8%
Burlington, NJ	76,301	92,079	101,566	3.8%	2.0%

Per Capita Income ($)
USA	28,840	36,492	40,799	4.8%	2.3%
Pennsylvania	29,729	36,890	41,215	4.4%	2.2%
Philadelphia, PA	22,254	28,060	30,902	4.7%	1.9%
Bucks, PA	37,953	50,216	56,738	5.8%	2.5%
New Jersey	36,221	46,356	51,482	5.1%	2.1%
Camden, NJ	29,863	37,953	42,035	4.9%	2.1%
Burlington, NJ	37,591	47,125	52,600	4.6%	2.2%

2020 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.1	26.8	24.8	18.5	11.0
Pennsylvania	17.2	25.8	23.6	20.3	12.7
Philadelphia, PA	19.1	31.1	25.6	16.2	9.5
Bucks, PA	17.0	23.4	23.1	22.6	12.8
New Jersey	18.3	25.5	24.9	19.3	11.3
Camden, NJ	19.2	25.8	25.4	18.9	10.9
Burlington, NJ	17.6	24.9	24.5	20.6	11.9

	Less Than	$25,000 to	$50,000 to
2020 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	18.6	20.7	29.2	31.5
Pennsylvania	19.2	20.8	29.9	30.1
Philadelphia, PA	33.6	21.1	24.5	20.8
Bucks, PA	11.1	15.1	27.1	46.7
New Jersey	14.5	15.9	25.8	43.8
Camden, NJ	18.5	17.6	28.0	35.9
Burlington, NJ	10.3	14.6	29.4	45.6

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA
II.7

Income measures show that the counties of Bucks and Burlington are relatively affluent markets, with median household and per capita income measures that were above the comparable state and U.S. measures. Median household and per capita income measures for Camden County were also higher than the U.S. measures, but were lower than the New Jersey measures. Comparatively, median household and per capita income measures for Philadelphia County were somewhat lower than the comparable Pennsylvania and U.S. measures, reflecting some areas of poverty in the inner city. Projected income growth rates for the primary market area counties were generally in line with the comparable projected growth rates for Pennsylvania, New Jersey and the U.S, with the strongest growth projected for Bucks County.

A comparison of household income distribution measures provides another indication of the relative affluence of Bucks and Burlington Counties, which maintained higher percentages of households with incomes above $100,000 compared to the U.S and state measures. Camden County also maintained a high percentage of households with incomes above $100,000 compared to the U.S., but was at a lower percentage compared to New Jersey. The less affluent nature of Philadelphia County is also indicated by the household income distribution measures, which show that, in comparison to the U.S. and Pennsylvania, Philadelphia County maintained a much higher percentage of households with incomes of less than $25,000 and a much lower percentage of households with incomes above $100,000.

Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and state measures, with Bucks County exhibiting a slightly older population and Philadelphia County exhibiting a slight younger population among the four primary market area counties.

Regional Economy

Comparative employment data shown in Table 2.2 shows that, except for Bucks County and New Jersey, employment in education/healthcare/social services followed by services were the largest and second largest employment sectors in all of the primary market area counties, as well as Pennsylvania. Service jobs constituted the largest employment sector for Bucks County and New Jersey, followed by employment in education/healthcare/social services. Wholesale/retail trade jobs were the third largest employment sector for all four of the primary area counties, as well as for Pennsylvania and New Jersey. Other noteworthy employment sectors for the primary market area counties included manufacturing and finance/insurance/real

RP® Financial, LC.	MARKET AREA
II.8

estate. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

William Penn Bancorporation

Primary Market Area Employment Sectors

(Percent of Labor Force)

			Philadelphia	Bucks	Camden	Burlington
Employment Sector	Pennsylvania	New Jersey	County	County	County	County
Services	23.4%	26.1%	25.7%	25.0%	25.9%	23.0%
Education,Healthcare, Soc. Serv.	25.8%	23.5%	30.9%	23.6%	26.2%	25.2%
Government	4.0%	4.1%	5.8%	3.5%	4.7%	6.9%
Wholesale/Retail Trade	14.3%	14.4%	11.9%	15.6%	15.6%	15.5%
Finance/Insurance/Real Estate	6.5%	8.6%	6.5%	8.3%	7.3%	8.0%
Manufacturing	12.3%	8.3%	6.7%	11.2%	7.1%	7.4%
Construction	5.7%	5.8%	4.5%	6.4%	5.3%	5.5%
Information	1.7%	2.8%	2.0%	2.1%	1.9%	2.6%
Transportation/Utility	5.4%	6.1%	5.8%	4.0%	5.9%	5.6%
Agriculture	0.9%	0.3%	0.2%	0.3%	0.1%	0.3%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

The market area served by the Company, characterized primarily as the Philadelphia metropolitan area, has a highly developed and diverse economy, with the region’s many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. In addition to the colleges and universities, healthcare, financial services, bio-technology and pharmaceutical companies constitute major sources of employment in the Company’s regional market area. Table 2.3 lists the major employers in Philadelphia metropolitan area.

Table 2.3

William Penn Bancorporation

Largest Employers in Local Market Area

Company	Community	Industry	Employees
Philadelphia Area
University of Pennsylvania and Health System	Philadelphia	Higher Education	41,676
Thomas Jefferson University	Philadelphia	Higher Education	30,500
ACCU Staffing Services	Camden	Staffing Services	27,530
Comcast Corp.	Philadelphia	Telecom	14,444
Tower Health	Berks	Healthcare	12,000
Main Line Health	Montgomery	Healthcare	11,000
Drexel University	Philadelphia	Higher Education	10,225
Temple Univeristy Health System	Philadelphia	Healthcare	9,722
CVS Health	Burlington	Pharmacy	9,600
Virtua	Burlington	Healthcare	9,202

Source: BizJournals Philadelphia

RP® Financial, LC.	MARKET AREA
II.9

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S., Pennsylvania and New Jersey, are shown in Table 2.4. July 2020 unemployment rates for the primary market area counties ranged from a low of 13.2% for Bucks County to a high of 19.6% for Philadelphia County. Comparative unemployment rates for the U.S., Pennsylvania and New Jersey equaled 10.5%, 14.1% and 14.0%, respectively. Pursuant to the coronavirus-induced recession, the July 2020 unemployment rates for the primary market area counties, Pennsylvania, New Jersey and the U.S. were all significantly higher compared to a year ago.

Table 2.4

William Penn Bancorporation

Unemployment Trends(1)

	July 2019	July 2020
Region	Unemployment	Unemployment
USA	4.0%	10.5%
Pennsylvania	4.9%	14.1%
Philadelphia, PA	6.3%	19.6%
Bucks, PA	4.3%	13.2%
New Jersey	3.9%	14.0%
Camden, NJ	4.5%	14.1%
Burlington, NJ	3.7%	11.8%

(1) Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of the Philadelphia metropolitan area and, in particular, the areas that are nearby to one of William Penn Bancorporation’s branches. The deposit and branches acquired with the acquisitions of the three mutual institutions are include included in the data for William Penn Bancorporation. Table 2.5 displays deposit market trends from June 30, 2014 through June 30, 2019 for all commercial bank and savings institution branches located in the market area counties, as well as Pennsylvania and New Jersey. Consistent with Pennsylvania and New Jersey, commercial banks maintained a larger market share of deposits than savings institutions in all the primary

RP® Financial, LC.	MARKET AREA
II.10

market area counties. Overall, from June 30, 2014 to June 30, 2019, bank and thrift deposits increased in all of the primary market area counties.

Table 2.5

William Penn Bancorporation

Deposit Summary(1)

	As of June 30,
	2014			2019			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2014-2019
	(Dollars in Thousands)						(%)
Pennsylvania	$318,418,000	100.0%	4,477	$415,911,000	100.0%	4,013	5.5%
Commercial Banks	264,003,000	82.9%	3,526	384,185,000	92.4%	2,499	7.8%
Savings Institutions	54,416,000	17.1%	951	31,726,000	7.6%	514	-10.2%

Philadelphia County	$41,033,000	100.0%	304	$49,823,000	100.0%	288	4.0%
Commercial Banks	31,925,000	77.8%	193	46,507,000	93.3%	246	7.8%
Savings Institutions	9,108,000	22.2%	111	3,316,000	6.7%	42	-18.3%
William Penn Bancorporation	137,277	0.3%	4	128,762	0.3%	4	-1.3%

Bucks County	$15,612,000	100.0%	250	$18,984,000	100.0%	228	4.0%
Commercial Banks	11,567,000	74.1%	173	16,035,000	84.5%	182	6.8%
Savings Institutions	4,045,000	25.9%	77	2,949,000	15.5%	46	-6.1%
William Penn Bancorporation	257,565	1.6%	5	247,411	1.3%	5	-0.8%

New Jersey	$286,333,000	100.0%	3,171	$342,875,000	100.0%	2,812	3.7%
Commercial Banks	216,778,000	75.7%	2,420	287,260,000	83.8%	2,237	5.8%
Savings Institutions	69,556,000	24.3%	751	55,615,000	16.2%	575	-4.4%

Camden County	$9,196,000	100.0%	119	$11,432,000	100.0%	118	4.4%
Commercial Banks	7,579,000	82.4%	97	10,567,000	92.4%	106	6.9%
Savings Institutions	1,618,000	17.6%	22	866,000	7.6%	12	-11.8%
William Penn Bancorporation	94,675	1.0%	2	86,732	0.8%	2	-1.7%

Burlington County	$9,080,000	100.0%	123	$11,188,000	100.0%	115	4.3%
Commercial Banks	6,483,000	71.4%	78	8,731,000	78.0%	87	6.1%
Savings Institutions	2,596,000	28.6%	45	2,457,000	22.0%	28	-1.1%
William Penn Bancorporation	24,279	0.3%	1	20,805	0.2%	1	-3.0%

(1) Deposit data for William Penn Bancorporation includes deposits that were acquired subsequent to the periods shown.

Source: FDIC.

The Company maintains its largest balance of deposits in Bucks County, where the Company is headquartered. Based on June 30, 2019 deposit data, William Penn Bancorporation’s $247.4 million of deposits provided for a 1.3% market share of bank and thrift deposits in Bucks County. The Bank’s deposit market share in the primary market area counties ranged from 0.2% in Burlington County to 1.3% in Bucks County. Five year annual deposit growth rates for the primary market area counties ranged from 3.7% for Bucks County to 4.4% for Camden County. Inclusive of the acquired deposits, the Company’s deposits declined in all four of the primary market area counties during the five year period shown in Table 2.5.

RP® Financial, LC.	MARKET AREA
II.11

As implied by the Company’s relatively low market shares of deposits in the primary market area counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by William Penn Bancorporation. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, William Penn Bancorporation has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share.

Table 2.6

William Penn Bancorporation

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Philadelphia County, PA	Wells Fargo & Co. (CA)	23.35%
	PNC Financial Services Group (PA)	18.70%
	Bank of America Corporation (NC)	17.46%
	Citizens Financial Group Inc. (RI)	14.55%
	Toronto-Dominion Bank	7.00%
	William Penn Bancorpation	0.26%	20 out of 36

Bucks County, PA	Wells Fargo & Co. (CA)	19.28%
	Toronto-Dominion Bank	13.60%
	Citizens Financial Group Inc. (RI)	8.96%
	Penn Community Mutual Holdings (PA)	8.25%
	PNC Financial Services Group (PA)	7.34%
	William Penn Bancorporation	1.29%	17 out of 32

Camden County, NJ
	Toronto-Dominion Bank	38.41%
	PNC Financial Services Group (PA)	12.71%
	Wells Fargo & Co. (CA)	8.48%
	Republic First Bancorp Inc. (PA)	7.05%
	Bank of America Corporation (NC)	4.94%
	William Penn Bancorporation	0.76%	18 out of 24

Burlington County, NJ
	Toronto-Dominion Bank	25.67%
	Wells Fargo & Co. (CA)	12.80%
	PNC Financial Services Group (PA)	11.48%
	Bank of America Corporation (NC)	10.12%
	Investors Bancorp Inc (NJ)	9.75%
	William Penn Bancorporation	0.19%	20 out of 22

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of William Penn Bancorporation’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of William Penn Bancorporation is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to William Penn Bancorporation, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 43 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since William Penn Bancorporation

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of William Penn Bancorporation. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o	Screen #1 Mid-Atlantic, New England and Midwest institutions with assets between $350 million and $1.2 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Nine companies met the criteria for Screen #1 and all nine were included in the Peer Group: Elmira Savings Bank of New York, HV Bancorp, Inc. of Pennsylvania, IF Bancorp, Inc. of Illinois, HMN Financial, Inc. of Minnesota, Prudential Bancorp, Inc. of Pennsylvania, Randolph Bancorp, Inc. of Massachusetts, Severn Bancorp, Inc. of Maryland, Standard AVB Financial Corp. of Pennsylvania, and WVS Financial Corp. of Pennsylvania. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic, New England and Midwest thrifts.

o	Screen #2 Southeast and Southwest institutions with assets between $350 million and $1.2 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. One company met the criteria for Screen #2 and was included in the Peer Group: Home Federal Bancorp, Inc. of Louisiana. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Southeast and Southwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and William Penn Bancorporation, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of William Penn Bancorporation’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to William Penn Bancorporation’s characteristics is detailed below.

o	Prudential Bancorp, Inc. of Pennsylvania. Comparable due to completed second-step conversion in 2013, Philadelphia market area, similar size of branch network, limited earnings contribution from sources of non-interest operating income and similar concentrations of commercial real estate and multi-family loans as a percent of assets.

RP® Financial, LC.	Peer Group Analysis
Page III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
As of June 30, 2020 or the Most Recent Date Available

										As of
										September 2, 2020
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	$1,188	10	Sep	3/29/2005	9.87	80
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	$676	12	Dec	3/1/1985	10.63	37
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	$863	14	Dec	6/30/1994	14.25	69
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	$518	8	Jun	1/18/2005	23.36	38
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Doylestown	PA	$425	6	Dec	1/11/2017	12.44	28
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	$736	8	Jun	7/7/2011	16.25	53
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	$724	5	Dec	7/1/2016	11.24	57
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	$924	7	Dec	NA	6.00	77
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	$1,061	19	Dec	10/6/2010	18.55	84
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	$357	6	Jun	11/29/1993	13.37	23

Source: S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

o	Elmira Savings Bank of New York. Comparable due to similar asset size, same size of branch network, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar operating expense ratio as a percent of average assets, similar concentrations of 1-4 family, construction/land and commercial real estate loans as percent of assets and similar ratio of non-performing assets as a percent of assets.

o	HMN Financial, Inc. of Minnesota. Comparable due to similar asset size, similar size of branch network and similar impact of loan loss provisions on earnings.

o	Home Federal Bancorp, In. of Louisiana. Comparable due to completed second-step conversion in 2010, similar interest-earning asset composition and similar operating expense ratio as a percent of average assets.

o	HV Bancorp, Inc. of Pennsylvania. Comparable due to Philadelphia market area, similar concentration of 1-4 family loans as a percent of assets and similar ratio of non-performing assets as a percent of assets.

o	IF Bancorp, Inc. of Illinois. Comparable due to similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition and similar operating expense ratio as a percent of average assets.

o	Randolph Bancorp, Inc. of Massachusetts. Comparable due to similar asset size, similar interest-bearing funding composition, similar concentrations of 1-4 family, multi-family and commercial real estate loans as a percent of asset and similar ratio of non-performing assets as a percent of assets.

o	Severn Bancorp, Inc. of Maryland. Similar interest-earning asset composition and similar interest-bearing funding composition.

o	Standard AVB Financial Corp. of Pennsylvania. Comparable due to similar interest-earning asset composition, similar interest-bearing funding composition and similar ratio of non-performing assets as a percent of assets.

o	WVS Financial Corp. of Pennsylvania. Comparable due to limited earnings contribution from sources of non-interest operating income.

In aggregate, the Peer Group companies maintained a lower level of tangible equity compared to the industry average (10.21% of assets versus 11.84% for all public companies), generated lower earnings as a percent of average assets (0.73% core ROAA versus 0.82% for all public companies) and earned a similar ROE (6.47% core ROE versus 6.66% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,043	$747
Market capitalization ($Mil)	$451	$55
Tangible equity/assets (%)	11.84%	10.21%
Core return on average assets (%)	0.82	0.73
Core return on average equity (%)	6.66	6.47

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All Publicly-Traded		Peer Group
Pricing Ratios (Averages)(1)
Core price/earnings (x)	12.05	x	11.04	x
Price/tangible book (%)	88.11%		72.84%
Price/assets (%)	9.91		7.39

(1)  Based on market prices as of September 2, 2020.

Ideally, the Peer Group companies would be comparable to William Penn Bancorporation in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to William Penn Bancorporation, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for William Penn Bancorporation and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of June 30, 2020. William Penn Bancorporation’s equity-to-assets ratio of 13.09% was above the Peer Group's average net worth ratio of 10.73%. The Company’s pro forma capital position will increase with the addition of stock proceeds, which will provide the Company with an equity-to-assets ratio that will further exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 12.26% and 10.21%, respectively. The increase in William Penn Bancorporation’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both William Penn Bancorporation’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both William Penn Bancorporation and the Peer Group. The Company’s loans-to-assets ratio of 69.06% was slightly higher than the comparable Peer Group ratio of 67.31%. Comparatively, the Company’s cash and investments-to-assets ratio of 24.36% was lower than the comparable

RP® Financial, LC.	Peer Group Analysis
Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2020

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital

William Penn Bancorporation		PA
June 30, 2020			11.26%	13.10%	2.00%	69.06%	76.02%	8.81%	0.00%	13.09%	0.82%	12.26%	77.10%	199.00%	56.01%	99.09%	29.78%	25.75%	27.92%	13.67%	19.19%	19.97%

All Non-MHC Public Companies
Averages			8.09%	11.55%	1.62%	73.42%	74.05%	10.32%	0.34%	12.80%	0.98%	11.84%	13.48%	34.19%	11.00%	13.48%	19.49%	10.58%	2.65%	10.78%	15.34%	16.71%
Medians			7.39%	10.17%	1.77%	75.04%	75.26%	7.87%	0.00%	11.63%	0.35%	10.34%	11.28%	30.16%	8.01%	11.02%	4.88%	2.40%	1.57%	10.21%	13.14%	14.45%

Comparable Group
Averages			8.42%	19.52%	1.46%	67.31%	74.39%	13.28%	0.22%	10.73%	0.52%	10.21%	9.76%	34.68%	6.00%	9.63%	33.16%	2.99%	3.50%	10.26%	14.29%	15.30%
Medians			7.33%	11.81%	1.37%	72.13%	77.81%	9.80%	0.00%	11.01%	0.05%	10.60%	8.96%	35.04%	2.82%	8.35%	2.74%	2.17%	2.57%	10.36%	14.11%	15.13%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	5.25%	40.42%	2.72%	49.20%	61.22%	24.63%	0.00%	10.80%	0.54%	10.25%	-0.30%	-1.21%	-0.37%	-0.33%	-2.90%	-4.83%	-3.17%	9.30%	11.45%	12.57%
ESBK	Elmira Savings Bank	NY	11.77%	3.50%	2.25%	77.33%	81.56%	8.69%	0.00%	8.80%	1.82%	6.98%	10.72%	65.66%	5.03%	6.76%	88.26%	1.95%	0.97%	8.36%	11.67%	12.85%
HMNF	HMN Financial, Inc.	MN	7.63%	11.46%	0.00%	78.07%	87.25%	0.42%	0.00%	11.37%	0.11%	11.27%	19.37%	69.30%	11.96%	20.73%	-13.97%	10.48%	3.30%	10.50%	13.56%	14.81%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	10.59%	12.16%	1.37%	72.31%	88.92%	0.65%	0.00%	9.75%	0.00%	9.75%	17.12%	38.34%	12.62%	18.72%	86.15%	0.38%	1.77%	10.21%	16.37%	17.63%
HVBC	HV Bancorp, Inc.	PA	6.75%	4.89%	1.49%	83.12%	70.77%	19.53%	0.00%	8.30%	0.00%	8.30%	23.40%	-14.27%	28.60%	9.25%	160.94%	7.89%	4.27%	8.24%	13.87%	14.68%
IROQ	IF Bancorp, Inc.	IL	4.55%	22.49%	1.27%	69.31%	81.81%	5.61%	0.00%	11.23%	0.00%	11.23%	1.61%	-3.95%	4.52%	-0.88%	58.52%	0.12%	3.94%	10.69%	NA	NA
RNDB	Randolph Bancorp, Inc.	MA	10.56%	8.08%	1.18%	76.32%	74.44%	12.01%	0.00%	11.67%	0.00%	11.67%	10.95%	99.73%	-0.37%	22.03%	-28.46%	6.52%	6.52%	11.58%	14.34%	15.44%
SVBI	Severn Bancorp, Inc.	MD	18.90%	4.27%	0.59%	71.96%	81.08%	3.79%	2.23%	11.58%	0.12%	11.46%	7.14%	61.69%	-3.60%	9.26%	-22.37%	4.18%	1.21%	13.77%	NA	NA
STND	Standard AVB Financial Corp.	PA	7.03%	16.60%	2.32%	69.97%	74.53%	10.92%	0.00%	13.45%	2.59%	10.86%	7.19%	31.73%	1.12%	7.45%	8.22%	0.83%	1.84%	11.10%	16.87%	17.93%
WVFC	WVS Financial Corp.	PA	1.22%	71.33%	1.37%	25.49%	42.38%	46.53%	0.00%	10.34%	0.00%	10.34%	0.36%	-0.27%	0.49%	3.35%	-2.73%	2.40%	14.38%	8.89%	16.19%	16.52%

(1) Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Peer Group ratio of 27.94%. Overall, William Penn Bancorporation’s interest-earning assets amounted to 93.42% of assets, which was slightly less than the comparable Peer Group ratio of 95.25%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.46% of assets and goodwill/intangibles equal to 0.52% of assets, while the Company maintained BOLI equal to 2.00% of assets and goodwill/intangibles equal to 0.82% of assets.

William Penn Bancorporation’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 76.02% of assets, which was slightly above the Peer Group’s ratio of 74.39%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 8.81% and 13.50% for William Penn Bancorporation and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 84.83% and 87.89%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 110.13% and 108.37%, respectively. The additional capital realized from stock proceeds should serve to provide William Penn Bancorporation with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. William Penn Bancorporation’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2020. William Penn Bancorporation recorded a 77.10% increase in assets, versus asset growth of 9.76% recorded by the Peer Group. William Penn Bancorporation’s significantly higher asset growth rate was largely related to completing the acquisitions of Fidelity Savings and Washington Savings during the twelve-month period. Asset growth for William Penn Bancorporation included a 56.01% increase in loans and a 199.00% increase in cash and investments. Asset growth for the Peer Group included a 6.00% increase in loans and a 34.68% increase in cash and investments.

Deposit growth of 99.09% and a 29.78% increase in borrowings funded the Company’s asset growth. Comparatively, asset growth for the Peer Group was funded through deposit growth of 9.63% and a 33.16% increase in borrowings. The Company’s tangible capital

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

increased 27.92%, which was largely related to the capital added with the acquisitions of Fidelity Savings and Washington Savings. Comparatively, the Peer Group’s tangible capital increased 3.50%, as retention of earnings was partially offset by stock repurchases and dividend payments. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2020. William Penn Bancorporation and the Peer Group reported net income to average assets ratios of 0.27% and 0.76%, respectively. Higher ratios of non-interest operating income and non-operating income represented earnings advantages for the Peer Group, while a higher net interest income ratio, a lower operating expense ratio and a tax benefit were earnings advantages for the Company.

The Company’s higher net interest income to average assets ratio was primarily realized through a higher interest income ratio, which was facilitated by a higher yield earned on interest-earning assets (4.37% versus 3.98% for the Peer Group). Likewise, the Company’s lower interest expense ratio was facilitated by a lower cost of funds (1.32% versus 1.36% for the Company), as well as maintaining a lower concentration of interest-bearing liabilities as a percent of assets. Overall, William Penn Bancorporation and the Peer Group reported net interest income to average assets ratios of 3.01% and 2.72%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.46% and 2.96%, respectively. The Company’s lower operating expense ratio was achieved despite maintaining a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $6.883 million for the Company, versus $7.034 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more

RP® Financial, LC.	Peer Group Analysis
Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2020 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
William Penn Bancorporation		PA
June 30, 2020			0.27%	4.04%	1.02%	3.01%	0.13%	2.89%	0.00%	0.24%	2.46%	-0.47%	0.00%	-0.08%	4.37%	1.32%	3.05%	$6,883	-41.13%

All Non-MHC Public Companies
Averages			0.81%	3.93%	0.95%	2.98%	0.25%	2.73%	0.65%	0.43%	2.76%	0.02%	0.00%	0.25%	4.18%	1.27%	2.93%	$8,489	19.92%
Medians			0.77%	3.79%	0.99%	2.82%	0.19%	2.61%	0.07%	0.35%	2.67%	0.00%	0.00%	0.23%	4.00%	1.27%	2.82%	$7,044	22.33%

Comparable Group
Averages			0.76%	3.78%	1.06%	2.72%	0.16%	2.56%	0.96%	0.38%	2.96%	0.04%	0.00%	0.22%	3.98%	1.36%	2.62%	$7,034	22.48%
Medians			0.69%	3.79%	1.06%	2.72%	0.15%	2.52%	0.49%	0.45%	2.67%	0.01%	0.00%	0.22%	4.02%	1.34%	2.66%	$6,278	22.90%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	0.92%	3.51%	1.64%	1.88%	0.12%	1.76%	0.02%	0.12%	1.29%	0.51%	0.00%	0.21%	3.66%	1.92%	1.74%	$13,346	18.31%
ESBK	Elmira Savings Bank	NY	0.61%	3.79%	1.10%	2.68%	0.17%	2.51%	0.44%	0.44%	2.66%	0.01%	0.00%	0.14%	4.29%	1.46%	2.83%	$5,681	18.69%
HMNF	HMN Financial, Inc.	MN	0.94%	4.04%	0.44%	3.59%	0.08%	3.52%	0.70%	0.69%	3.55%	0.00%	0.00%	0.41%	4.18%	0.70%	3.48%	$4,954	30.29%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.83%	4.40%	1.11%	3.28%	0.41%	2.87%	0.54%	0.26%	2.68%	0.05%	0.00%	0.21%	4.64%	1.50%	3.14%	$8,649	19.91%
HVBC	HV Bancorp, Inc.	PA	0.61%	3.52%	1.06%	2.46%	0.23%	2.22%	2.11%	0.54%	4.14%	0.10%	0.00%	0.23%	3.68%	1.33%	2.35%	$4,229	27.31%
IROQ	IF Bancorp, Inc.	IL	0.62%	3.92%	1.26%	2.65%	0.02%	2.64%	0.12%	0.54%	2.48%	0.03%	0.00%	0.24%	4.06%	1.56%	2.50%	$6,874	27.86%
RNDB	Randolph Bancorp, Inc.	MA	0.97%	3.79%	1.03%	2.76%	0.29%	2.46%	4.99%	-0.07%	6.08%	-0.24%	0.00%	0.10%	3.99%	1.35%	2.64%	$3,471	9.16%
SVBI	Severn Bancorp, Inc.	MD	0.69%	4.23%	0.97%	3.26%	0.03%	3.23%	0.65%	0.71%	3.62%	-0.01%	0.00%	0.27%	4.43%	1.29%	3.14%	$5,439	28.52%
STND	Standard AVB Financial Corp.	PA	0.68%	3.67%	0.89%	2.78%	0.26%	2.52%	0.07%	0.46%	2.15%	-0.06%	0.00%	0.16%	3.93%	1.24%	2.69%	$6,935	18.85%
WVFC	WVS Financial Corp.	PA	0.69%	2.90%	1.07%	1.84%	0.02%	1.82%	0.00%	0.11%	0.99%	-0.01%	0.00%	0.24%	2.98%	1.28%	1.70%	$10,757	25.89%

(1) Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s earnings. Expense coverage ratios for William Penn Bancorporation and the Peer Group equaled 1.22x and 0.92x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.24% and 1.34% of William Penn Bancorporation’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, William Penn Bancorporation’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 75.69% was slightly less favorable than the Peer Group's efficiency ratio of 72.91%.

Loan loss provisions had a fairly similar impact on the Company’s and the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group equaled 0.13% and 0.16% of average assets, respectively

The Company recorded a net non-operating loss equal to 0.47% of average assets, which was largely due to merger related expenses. Comparatively, the Peer Group recorded a net non-operating gain equal to 0.04% of average assets. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

The Company recorded an effective tax benefit of 41.13% compared to an effective tax rate of 22.48% for the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 22.50%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (60.82% of assets versus 43.48% for the Peer Group), as the Company’s higher concentration of 1-4

RP® Financial, LC.	Peer Group Analysis
Page III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2020

			Portfolio Composition as a Percent of Assets

				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
William Penn Bancorporation		PA
June 30, 2020			7.46%	53.36%	3.05%	2.03%	10.42%	0.87%	0.53%	61.41%	$186

All Public Companies
Averages			7.96%	28.29%	4.28%	11.59%	17.67%	10.67%	1.71%	67.97%	$7,876
Medians			6.95%	25.26%	4.10%	4.36%	15.55%	8.23%	0.22%	70.87%	$382

Comparable Group
Averages			10.63%	32.85%	5.08%	4.36%	14.93%	9.60%	1.26%	65.72%	$1,436
Medians			6.42%	26.73%	4.33%	3.40%	15.07%	8.69%	0.61%	62.64%	$621

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	22.62%	19.30%	13.92%	2.77%	11.79%	1.92%	0.06%	78.31%	$0
ESBK	Elmira Savings Bank	NY	0.98%	47.47%	2.42%	5.79%	9.09%	7.97%	5.36%	62.95%	$1,158
HMNF	HMN Financial, Inc.	MN	5.86%	19.81%	6.12%	4.28%	33.58%	12.78%	2.48%	75.24%	$2,647
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	11.52%	26.45%	4.88%	8.46%	16.64%	16.86%	0.18%	60.68%	$0
HVBC	HV Bancorp, Inc.	PA	2.00%	55.61%	0.58%	1.30%	3.76%	21.39%	1.37%	53.80%	$508
IROQ	IF Bancorp, Inc.	IL	20.24%	18.79%	3.79%	13.07%	18.92%	14.56%	1.02%	NA	$715
RNDB	Randolph Bancorp, Inc.	MA	6.25%	51.94%	4.86%	1.82%	13.51%	3.17%	1.86%	75.90%	$8,094
SVBI	Severn Bancorp, Inc.	MD	3.04%	27.00%	11.92%	1.03%	24.07%	8.50%	0.20%	NA	$615
STND	Standard AVB Financial Corp.	PA	6.58%	39.37%	1.66%	4.04%	16.79%	8.88%	0.05%	62.33%	$626
WVFC	WVS Financial Corp.	PA	27.19%	22.79%	0.65%	1.05%	1.15%	0.00%	0.02%	56.58%	$0

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis
Page III.12

family loans more than offset the Peer Group’s higher concentration of mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $1.4 million for the Peer Group compared to $186,000 for the Company.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of commercial real estate loans (14.93% of assets versus 10.42% of assets for the Company), multi-family loans (4.36% of assets versus 2.03% of assets for the Company), construction/land loans (5.08% of assets versus 3.05% of assets for the Company), commercial business loans (9.60% of assets versus 0.87% of assets for the Company) and consumer loans (1.26% of assets versus 0.53% of assets for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 16.90% and 35.23% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a slightly lower risk weighted assets-to-assets ratio of 61.41% compared to 65.72% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, William Penn Bancorporation’s interest rate risk characteristics implied a slightly lower degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly above the respective Peer Group ratios. At the same time, the Company’s higher ratio of non-interest earning assets as a percent of assets implied a slightly greater degree of balance sheet interest rate risk exposure for the Company. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for William Penn Bancorporation and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net

RP® Financial, LC.	Peer Group Analysis Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2020 or the Most Recent Date Available.

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
William Penn Bancorporation		PA
June 30, 2020			12.3%	110.1%	6.6%	-35	11	-17	-8	-27	-7

All Public Thrifts
Average			11.9%	135.1%	8.5%	-14	-3	-5	-3	-5	-3
Median			10.3%	133.0%	9.0%	-13	-4	-5	-2	-4	-5

Comparable Group
Average			10.3%	108.4%	4.7%	-6	-3	-9	-4	-5	-1
Median			10.7%	109.7%	5.0%	-11	-3	-9	-2	-8	-4

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	10.3%	110.5%	5.1%	-7	-15	-4	-8	-10	-5
ESBK	Elmira Savings Bank	NY	7.1%	102.6%	7.4%	-30	15	8	-7	-10	-15
HMNF	HMN Financial, Inc.	MN	11.3%	110.8%	2.8%	-18	-4	-20	-35	27	-6
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	9.8%	106.1%	4.9%	22	-21	-14	9	-22	-7
HVBC	HV Bancorp, Inc.	PA	8.3%	104.9%	5.2%	23	5	-9	-5	-2	4
IROQ	IF Bancorp, Inc.	IL	11.2%	110.2%	3.7%	1	11	-12	10	-10	-5
RNDB	Randolph Bancorp, Inc.	MA	11.7%	109.9%	5.0%	-5	3	-9	3	-12	5
SVBI	Severn Bancorp, Inc.	MD	11.5%	109.2%	4.9%	-15	-14	-5	-1	-6	12
STND	Standard AVB Financial Corp.	PA	11.1%	109.5%	6.4%	-17	-1	-9	-1	-4	-3
WVFC	WVS Financial Corp.	PA	10.3%	110.3%	2.0%	-15	-5	-16	-2	-4	9

NA=Change is greater than 100 basis points during the quarter.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of William Penn Bancorporation’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be similar to the Peer Group’s credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.65% and 0.90%, respectively, versus comparable measures of 0.76% and 0.99% for the Peer Group. These ratios include accruing loans that are classified as troubled debt restructurings, which accounted for 30% of the Company’s non-performing loan balance at June 30, 2020. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 75.48% and 152.25%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.68% for the Company, versus 1.03% for the Peer Group. The Company’s lower reserve ratios reflect fair value accounting for the acquisitions of the three mutual institutions. Net loan charge-offs were a similar factor for the Peer Group and the Company, as net loan charge-offs for the Peer Group equaled 0.07% of loans compared to 0.06% of loans for the Company.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	Peer Group Analysis
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2020

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
William Penn Bancorporation		PA
June 30, 2020			0.01%	0.65%	0.90%	0.68%	75.48%	73.90%	$316	0.06%

All Public Companies
Averages			0.05%	0.68%	0.89%	1.06%	170.87%	144.01%	$2,845	0.05%
Medians			0.02%	0.56%	0.73%	1.07%	131.26%	115.47%	$222	0.03%

Comparable Group
Averages			0.06%	0.76%	0.99%	1.03%	152.25%	123.54%	$353	0.07%
Medians			0.04%	0.71%	0.81%	1.13%	91.20%	87.19%	$180	0.04%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	0.03%	1.18%	2.31%	1.13%	49.03%	47.62%	$115	0.02%
ESBK	Elmira Savings Bank	NY	0.04%	0.85%	1.04%	0.96%	91.20%	87.19%	$494	0.09%
HMNF	HMN Financial, Inc.	MN	0.08%	0.37%	0.37%	1.28%	342.81%	269.78%	$569	0.09%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.18%	1.34%	1.57%	1.12%	68.66%	58.55%	$1,262	0.37%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.66%	0.78%	0.59%	66.49%	66.49%	$180	0.06%
IROQ	IF Bancorp, Inc.	IL	0.05%	0.30%	0.29%	1.21%	419.52%	286.49%	$222	0.04%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	0.75%	0.84%	1.22%	128.53%	111.62%	$31	0.01%
SVBI	Severn Bancorp, Inc.	MD	0.11%	1.66%	2.11%	1.23%	57.39%	53.57%	$174	0.03%
STND	Standard AVB Financial Corp.	PA	0.06%	0.50%	0.63%	0.93%	146.60%	130.52%	$131	0.02%
WVFC	WVS Financial Corp.	PA	0.00%	0.00%	0.00%	0.67%	NA	NA	—	0.00%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in William Penn Bancorporation’s operations and financial condition; (2) monitor William Penn Bancorporation’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and WMPN’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including William Penn Bancorporation’s value or William Penn Bancorporation’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.            Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a slightly higher concentration of loans and a slightly lower concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Peer Group, while the Company maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for higher yield earned on interest-earning assets with a lower risk weighted assets-to-assets ratio. William Penn Bancorporation’s funding composition reflected a slightly higher level of deposits and a lower level of borrowings relative to the comparable Peer Group measures, which translated into a similar cost of funds for the Company and the Peer Group. Overall, as a percent of assets, the Company maintained slightly lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were similar to the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and as a percent of loans. The lower reserve ratios maintained by the Company were the result of the fair value accounting adjustments applied for the acquisitions of the three mutual institutions. Net loan charge-offs as a percent of loans were similar for the Company and the Peer Group. The Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a neural factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (24.36% of assets versus 27.94% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a similar cost of funds for the Company and the Peer Group. Total interest-bearing liabilities as a percent of assets were slightly lower for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a higher tangible equity-to-assets ratio than the Peer Group. Following the stock offering, William Penn Bancorporation’s pro forma tangible capital position will significantly exceed the Peer Group's tangible equity-to-assets ratio. The increase in the Company's pro forma

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, William Penn Bancorporation’s balance sheet strength was considered to be more favorable relative to the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.            Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.27% of average assets versus 0.76% for the Peer Group). The Company’s lower return was primarily due to significant non-recurring merger related expenses, while non-operating items were not a significant factor in the Peer Group’s earnings. Excluding non-operating items, the Company’s earnings advantages with respect to a higher net interest income ratio and a lower operating expense ratio were more than by the Peer Group’s earnings advantage with respect to a higher ratio of non-interest operating income. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be slightly less favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s more favorable net interest income and operating expense ratios translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.22x versus 0.92x for the Peer Group). Comparatively, the Company’s efficiency ratio of 75.69% was slightly less favorable than the Peer Group’s efficiency ratio of 72.91%. Loan loss provisions had a similar impact on the Company’s and the Peer Group’s earnings. After adjusting for non-operating losses and gains, the Company’s ROAA ratio remained slightly below the comparable Peer Group ratio. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain slightly less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were more favorable for the Company, with the exception of the Company’s higher ratio of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with higher equity-to-assets and IEA/ILB ratios and perhaps provide greater stability in the quarterly net interest margin. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a similar factor in the Company’s and the Peer Group’s earnings (0.13% of average assets versus 0.16% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Peer Group. The Company’s credit quality measures generally implied a similar degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group, particularly as differences in the Company’s and the Peer Group’s reserve coverage ratios narrowed after taking into consideration the fair value accounting adjustments applied for the Company’s acquisitions of the three mutual institutions. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment. The reinvestment of the net proceeds will add to net interest income, but the initial reinvestment yields are expected to reduce the overall spread. Second, the infusion of stock proceeds will provide the Company with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will remain lower than the Peer Group’s core ROE. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

On balance, William Penn Bancorporation’s pro forma earnings strength was considered to be less favorable than the Peer Group’s earnings strength and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

3.            Asset Growth

Comparative annual asset growth rates for the Company and the Peer Group showed respective increases of 77.10% and 9.76%, as the Company’s significantly higher growth rate was driven by the acquisitions of Washington Savings and Fidelity Savings. The Company’s asset growth was realized through a 199.00% increase in cash and investments and a 56.01% increase in loans. Comparatively, asset growth for the Peer Group consisted of a 34.68% increase in cash and investments and a 6.00% increase in loans. Overall, the Company’s acquisition related growth is viewed as providing the Company with greater earnings growth potential relative to the earnings growth potential that may be realized from the Peer Group’s asset growth, particularly as Company’s trailing twelve month earnings do not fully reflect the cost savings and synergies that are expected to be realized from the mergers of Washington Savings and Fidelity Savings. On a pro forma basis, the Company’s tangible equity-to-assets ratio will further exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.            Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. William Penn Bancorporation serves the Philadelphia metropolitan area through 12 full service branch offices. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by William Penn Bancorporation.

The Peer Group companies generally operate in markets with similarly sized populations compared to Bucks County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were fairly similar to Bucks County’s recent historical and projected population growth

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rates. Bucks County has a higher per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were less affluent markets within their respective states compared to Bucks County’s per capita income as a percent of Pennsylvania’s per capita income (102.0% for the Peer Group versus 136.1% for Bucks County). The average and median deposit market shares maintained by the Peer Group companies were higher than the Company’s market share of deposits in Bucks County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than the Company’s competitive environment in Bucks County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be comparable to the growth potential provided by the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was lower than the unemployment rate reflected for Bucks County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
William Penn Bancorporation and the Peer Group Companies(1)

		July 2020
	County	Unemployment
William Penn Bancorporation - PA	Bucks	13.2%

Peer Group Average		12.1%

Prudential Bancorp, Inc. – PA	Philadelphia	19.6
Elmira Savings Bank - NY	Chemung	12.5
HMN Financial, Inc. – MN	Olmstead	7.0
Home Federal Bancorp, Inc. of LA – LA	Caddo	10.7
HV Bancorp, Inc. - PA	Bucks	13.2
IF Bancorp, Inc. – IL	Iroquois	6.2
Randolph Bancorp, Inc. - MA	Norfolk	15.5

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Table 4.1 (continued)
Market Area Unemployment Rates
William Penn Bancorporation and the Peer Group Companies(1)

		July 2020
	County	Unemployment
Severn Bancorp, Inc. - MD	Anne Arundel	6.7
Standard AVB Financial Corp. - PA	Allegheny	14.6
WVS Financial Corp. – PA	Allegheny	14.6

(1)     Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5.            Dividends

William Penn Bancorporation has indicated its intention to continue to pay cash dividends following the second-step conversion. In connection with the completion of the second-step offering, the Company will seek regulatory approval to pay a one-time special dividend of up to $0.50 per share. However, there is no assurance that the Company will obtain such approval or when such approval may be obtained. The amount and future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.85% to 5.65%. The average dividend yield on the stocks of the Peer Group institutions was 2.36% as of September 2, 2020. Comparatively, as of September 2, 2020, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 3.00%.

While the Company has not established a definitive dividend policy prior to its second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

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IV.9

6.            Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $23.4 million to $83.8 million as of September 2, 2020, with average and median market values of $54.7 million and $55.0 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 1.7 million to 12.8 million, with average and median shares outstanding equal to 4.8 million and 4.0 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value that will be above the Peer Group’s range of market values and pro forma shares outstanding that will be at the high end or exceed the Peer Group’s range of shares outstanding. Following the second-step conversion, the Company’s stock will be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a fairly comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.            Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as William Penn Bancorporation: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in Pennsylvania; and (D) the market for the public stock of WMPN. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock

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market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of September 2, 2020.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. News that China was planning to further loosen its monetary policy to help re-invigorate China’s economy contributed to major U.S. stock indexes closing at new record highs on the first day of trading in 2020, which was followed by a one day sell-off. A report showing a decline in December manufacturing activity and a U.S. airstrike that killed a top Iranian military official were noted factors that prompted the sell-off. Signs of easing tensions between the U.S. and Iran, as well as reassuring indications that trade negotiations remained on track with China, contributed to major U.S. stock indexes rebounding to record highs heading into mid-January. More record highs were posted by the major U.S. stock indexes in mid-January, with the Dow Jones Industrial Average (“DJIA”) closing above 29000 for the first time following the signing of a trade agreement between the U.S. and China. Fears that the spreading COVID-19 pandemic would slow economic growth fueled a sell-off in the broader stock market in the second half of January. An upbeat manufacturing report for January and diminished worries about the economic impact of the coronavirus contributed to stocks rallying in the first week of February. Major U.S. stock indexes closed at record highs heading into mid-February, as investors focused on signs of strength in the U.S. economy. Stocks retreated in mid-February and then plunged sharply lower in the last week of February, as COVID-19 pandemic fears fueled the worst weekly loss in the stock market since 2008. All three major U.S. stock indexes slipped into correction territory at the end of February.

Volatility prevailed in the broader stock market throughout March 2020, with speculation on the severity of the COVID-19 pandemic and its long-term impact on the global economy continuing to dominate trading activity. After the DJIA posted its worst one-day decline since 1987 on March 12th, stocks rebounded when President Trump declared a national emergency to combat the spread of the coronavirus. Stock market turmoil extended into the third week of March, with the major U.S. stock indexes recording their worst week since the financial crisis. Fears that the emergency measures taken by the Federal Reserve would not be enough to ward off a COVID-19 induced recession, a flight to liquidity and oil prices dropping below $20 a barrel all contributed to the historic sell-off. Stocks traded sharply higher in the fourth week of March, which was fueled by U.S. lawmakers reaching an agreement on a $2

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trillion stimulus package. Notwithstanding the end of March rally, the first quarter of 2020 was the worst quarter for major U.S. stock market indexes since the financial crisis.

Stocks opened the second quarter of 2020 with a bruising sell-off after President Trump issued a warning on the coronavirus pandemic, which was followed by major U.S. stock indexes surging higher. News that New York recorded its first daily decline in COVID-19 deaths and the Federal Reserve’s commitment to provide an unprecedent level of support for the economy were noted factors that powered the stock market rally. The second week of April concluded with stocks posting their biggest week of gains since 1974. Stocks advanced a second consecutive week going into mid-April, as investors reacted to reports that an antiviral medicine was showing promise and the growing potential for the gradual reopening of the U.S. economy. Energy shares led stocks lower heading into the second half of April, as oil prices plunged below $0 a barrel. Promising news for a coronavirus drug and the Federal Reserve’s statement that it was in no hurry to end stimulus measures contributed to broader stock market gains through the end of April. Overall, April was the best month for stocks in decades, as the DJIA and S&P 500 posted respective gains of 11% and 13%. Comparatively, the NASDAQ was down 0.3% in April. Following a sell-off at the start of May, the broader stock market trended higher ahead of the April employment report and then rallied sharply higher with the release of the April employment report on May 8th. Stocks fell broadly the first few trading days the following week, as investors reacted to a sharp decline in the April consumer price index and the Federal Reserve’s grim assessment on how long it would take the U.S. economy to recover. Going into the second half of May, stocks surged higher on positive results reported by a drugmaker’s early study of a potential coronavirus vaccine and optimism that the U.S. economy would start to recover as all 50 states relaxed some of their coronavirus restrictions. Optimism about economies reopening and the potential development of a coronavirus vaccine continued to propel stock market gains in late-May and early-June 2020. Stocks continued to surge higher to close out the first week of trading in June, as investors reacted to a surprisingly strong May employment report. The rebound in the broader stock market continued into the beginning of the second week of June, with the NASDAQ closing at a record high and the S&P 500 moving into positive territory for the year. Stocks closed out the second week of trading in June posting their worst weekly loss since March, as growing fears of a surge in coronavirus infections fueled a stock market route on June 11th. After Federal Reserve officials highlighted the pandemic’s potential to weaken the U.S. economy over the long-term, shares of banks and manufacturers were among the hardest hit stocks in the sell-off. A rebound in May retail sales and the Federal

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Reserve’s announcement that it would broaden its program to purchase bonds of U.S. companies translated into stocks rallying going into the second half of June, which was followed by a wavering stock market environment through multiple trading sessions as investors weighed a rise in coronavirus infections against signs of the U.S. economy recovering. A record number of new coronavirus cases in some large states fueled a late-June sell-off in the broader stock market, as investors reacted to reinstatement of lockdown measures by some of those states. Growing expectations for additional stimulus from the Federal Reserve contributed to stocks rallying to close out the second quarter, as U.S. stocks wrapped up their best quarter in more than 20 years. For the second quarter of 2020, the DJIA was up 18%, the S&P 500 was up 20% and the NASDAQ was up 31%.

Stocks started out the third quarter of 2020 trading mixed ahead of the release of the June employment report and then rallied higher with the release of the June employment report, which showed the U.S. economy added more jobs than expected. Volatility prevailed in the broader stock market through mid-July, as investors weighed hopes of a COVID-19 vaccine after two companies received “fast track” designations for the development of their coronavirus vaccine candidates against a resurgence in COVID-19 positive cases that was providing for an uneven reopening of the U.S. economy. Stocks retreated heading into the last week of July, as the first weekly increase in new unemployment claims since March raised concerns that mounting coronavirus infections and a renewed wave of mandated lockdowns could slow an economic recovery. The broader stock market continued to trade unevenly in the final week of July, as investors reacted to mixed second quarter earnings reports by some large companies, a record decline in second quarter GDP and the Federal Reserve’s reiteration that it would continue to support the U.S. economy. Overall, technology stocks were the strongest performing stocks during July, as the NASDAQ closed out July at a new record high. Progress in Congressional negotiations for a new coronavirus relief package and initial weekly unemployment claims falling to their lowest level since the coronavirus hit the U.S. in March fueled stock market gains during the first week of August. The DJIA extended its winning streak to seven sessions on August 10th, as investors assessed the likelihood of another round of stimulus spending and the slowing pace of new coronavirus infections. Led by advances in technology shares, the broader stock market continued to surge higher through the second half of August with the NASDAQ and S&P 500 posting a number of new record highs. Overall, the month of August was the best month for U.S. stocks since April, with stimulus from the U.S. Government, signs of economic revival and progress toward a coronavirus vaccine fueling the

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gains in the broader stock market. An upbeat report on August manufacturing activity helped to extend the stock market rally into early-September, as the DJIA closed above 29000 for the first time since February. On September 2, 2020, the DJIA closed at 29100.50, an increase of 10.4% from one year ago and an increase of 2.0% year-to-date, and the NASDAQ closed at 12056.44, an increase of 51.1% from one year ago and an increase of 34.4% year-to-date. The S&P 500 Index closed at 3580.84 on September 2, 2020, an increase of 21.9% from one year ago and an increase of 10.8% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters, but, in general, has underperformed the broader stock market. Growing tensions between the U.S. and Iraq, along with manufacturing activity showing another decline in December, pulled financial institution shares lower during the initial trading days of 2020. Financial institution shares edged higher going into mid-January, as some big banks kicked-off fourth quarter earnings season with mostly favorable results. Financial institution shares traded in a narrow range going into late-January and then pulled back at the end of January, as worries that the COVID-19 pandemic would slow economic growth escalated. After rebounding along with the broader stock market in early-February, bank and thrift stocks stabilized going into the second half of February. Driven by worries that the COVID-19 pandemic could have a significant impact on the economy, financial institution shares followed the broader stock market lower in late-February and early-March. The sell-off in financial institution shares accelerated through the third week of March, as historically low interest rates and a free-falling U.S. economy threatened to upend almost all of a bank’s business lines. News that U.S. lawmakers were nearing an agreement to approve the stimulus package helped financial stocks to rebound in late-March.

Market volatility continued to prevail for financial institution stocks during the first two weeks of April 2020. Financial shares stocks spiked lower with the release of the March employment report, which was followed by bank and thrift stocks rebounding along with the broader stock market ahead of the start of first quarter earnings season. First quarter earnings reports posted by some of the big banks fueled a sell-off in financial shares in mid-April, as plunging profits due to significant increases in loan loss provisions sent a message that big banks were preparing for a bad recession and a flood of borrower defaults. Growing expectations of the U.S. economy gradually reopening helped financial stocks rebound along with the broader stock market at the end of April. Financial shares traded lower during the first half of May, amid uncertainty of how quickly the economy would rebound with the gradual

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easing of social distancing rules. Beaten down financial shares rebounded along with the broader stock market going in the second half of May, as investors reacted to promising early-stage results for a potential coronavirus vaccine and all 50 states had entered the initial phase of reopening the U.S. economy. Financial shares generally drifted lower at the end of May and the start of June, which was followed by thrift and bank shares surging higher with the release of the May employment report. Fears of a surge in coronavirus infections and statements from Federal Reserve officials concerning the potential long term impact that the pandemic would have on the U.S. economy prompted a sell-off in bank and thrift stocks going into the second half of June, as economically sensitive shares were particularly hard hit by the threat of a prolonged economic downturn. The roll back of federal regulations that placed curbs on swaps and investing contributed to a one-day rally in financial shares in late-June, which was followed by a sharp sell-off in bank and thrift shares on fears of possible reinstatement of lockdown measures in states that were experiencing an increase in COVID-19 cases. Financial shares participated in the broader stock market rally to close out the second quarter, although fell well short of the gains posted by the major stock U.S. indexes for the entire second quarter.

Financial shares pulled back in early-July 2020 amid a dramatic surge in confirmed coronavirus infections in the south and west regions of the U.S., which forced several states to pause or reverse plans to reopen businesses. Growing optimism of a COVID-19 vaccine being developed in the near term contributed to financial shares trading higher along with the broader stock market heading into mid-July, which was followed by a slight pullback in financial shares as big bank second quarter earnings reports warned of a protracted downturn for the U.S. economy. Financial shares traded unevenly throughout the second half of July, in light of uncertainty over the outlook for the U.S. economy and related impact on credit quality. After trading lower the first few trading days of August, financial shares participated in the broader stock market rally going into mid-August. Financial shares diverged from the broader stock market rally in the second half of August and into early-September, as economic uncertainty revolving around the COVID-19 pandemic weighed on the shares of economically sensitive stocks. On September 2, 2020, the SNL Thrift Index for all publicly-traded thrifts closed at 638.6, a decrease of 23.9% from one year ago and a decrease of 30.6% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma

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market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three second-step conversion offerings have been completed during the past twelve months and no second-step conversion offerings have been completed during the past three months. The average closing pro forma price/tangible book ratio of the three second-step conversion offerings equaled 83.1%. On average, the three second-step conversion offerings reflected price appreciation of 9.5% after the first week of trading. As of September 2, 2020, the three second-step conversion offerings reflected an 18.3% decrease in price on average from their IPO prices.

In light of the less favorable stock market conditions and weaker economic environment since the three second-step conversions were completed, the heightened uncertainty associated with completing a public stock offering in the prevailing stock market environment warrants a downward adjustment for the new issue market.

C.            The Acquisition Market

Also considered in the valuation was the potential impact on William Penn Bancorporation’s stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were 22 acquisitions of Pennsylvania based bank and savings institutions completed from the beginning of 2017 through September 2, 2020, including WMPN’s acquisitions of Fidelity Savings and Washington Savings, and there are currently no acquisitions pending for a Pennsylvania based bank or savings institution. The recent acquisition activity involving Pennsylvania bank and

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IV.16

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	9/2/2020	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions

Second Step Conversions
Cincinnati Bancorp, Inc., OH	1/24/20	CNNB-NASDAQ	$221	10.60%	0.14%	469%	$16.5	56%	132%	7.9%	N.A.	N.A.	8.0%	4.0%	10.0%	7.1%	0.00%	81.3%	54.3	x	12.7%	0.2%	15.6%	1.5%	$10.00	$10.72	7.2%	$10.69	6.9%	$10.70	7.0%	$8.81	-11.9%
FFBW, Inc., WI	1/17/20	FFBW-NASDAQ	$258	23.76%	0.50%	186%	$42.7	55%	115%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	0.8%	0.00%	79.1%	64.2	x	26.2%	0.4%	33.1%	1.2%	$10.00	$10.75	7.5%	$10.70	7.0%	$10.66	6.6%	$7.97	-20.3%
Provident Bancorp, Inc., MA*	10/17/19	PVBC-NASDAQ	$1,032	12.81%	0.69%	218%	$102.1	52%	89%	2.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%	88.8%	20.2	x	17.4%	0.9%	19.6%	4.4%	$10.00	$10.82	8.2%	$11.45	14.5%	$11.75	17.5%	$7.72	-22.8%

		Averages - Second Step Conversions:	$504	15.72%	0.44%	291%	$53.8	54%	112%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.6%	0.00%	83.1%	46.3	x	18.8%	0.5%	22.8%	2.4%	$10.00	$10.76	7.6%	$10.95	9.5%	$11.04	10.4%	$8.17	-18.3%
		Medians - Second Step Conversions:	$258	12.81%	0.50%	218%	$42.7	55%	115%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%	81.3%	54.3	x	17.4%	0.4%	19.6%	1.5%	$10.00	$10.75	7.5%	$10.70	7.0%	$10.70	7.0%	$7.97	-20.3%

Mutual Holding Companies
Bogota Financial Corp., NJ*	1/17/20	BSBK-NASDAQ	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	C/S	4.4%	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6	x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.30%	$11.68	16.8%	$11.25	12.5%	$8.21	-17.9%

		Averages - MHC Conversions:	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	N.A.	N.A.	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6	x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.3%	$11.68	16.8%	$11.25	12.5%	$8.21	-17.9%
		Medians - MHC Conversions:	$666	11.13%	0.08%	375%	$56.6	43%	132%	3.4%	N.A.	N.A.	8.7%	4.4%	10.9%	2.2%	0.00%	71.0%	55.6	x	16.9%	0.4%	17.0%	2.1%	$10.00	$11.63	16.3%	$11.68	16.8%	$11.25	12.5%	$8.21	-17.9%

		Averages - All Conversions:	$544	14.58%	0.35%	312%	$54.5	52%	117%	4.2%	N.A.	N.A.	8.2%	4.1%	10.2%	3.2%	0.00%	80.1%	48.6	x	18.3%	0.5%	21.3%	2.3%	$10.00	$10.98	9.8%	$11.13	11.3%	$11.09	10.9%	$8.18	-18.2%
		Medians - All Conversions:	$462	11.97%	0.32%	296%	$49.6	54%	124%	3.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.5%	0.00%	80.2%	55.0	x	17.2%	0.4%	18.3%	1.8%	$10.00	$10.79	7.9%	$11.08	10.8%	$10.98	9.8%	$8.09	-19.1%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.	9/2/2020

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IV. 17

savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence William Penn Bancorporation’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in William Penn Bancorporation’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.            Trading in WMPN’s Stock

Since WMPN’s minority stock currently trades under the symbol “WMPN” on the OTC Pink Sheets, RP Financial also considered the recent trading activity in the valuation analysis. WMPN had a total of 4,489,345 shares issued and outstanding at June 30, 2020, of which 778,231 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $20.00 to $44.00 per share and its closing price on September 2, 2020 was $29.30 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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IV. 18

8.     Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company and the successful completion of recent mergers suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, William Penn Bancorporation will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV. 19

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of WMPN stock. Converting institutions generally do not have stock outstanding. WMPN, however, has public shares outstanding due to the mutual

RP® Financial, LC.	VALUATION ANALYSIS
IV. 20

holding company form of ownership and first-step minority stock offering. Since WMPN’s stock is currently quoted on the OTC Pink Sheets, it is an indicator of the Company’s current market value and therefore received some weight in our valuation. Based on the September 2, 2020 closing stock price of $29.30 per share and the 4,489,345 shares of WMPN common stock outstanding, the Company’s implied market value of $131.5 million was considered in the valuation process. However, since the Company’s stock is not actively traded, the conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of WMPN’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will increase equity. At June 30, 2020, the MHC had net assets of $3.9 million, which has been added to the Company’s June 30, 2020 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.52%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 17.34% to 16.82% and the MHC’s ownership interest was increased from 82.66% to 83.18%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of September 2, 2020, the aggregate pro forma market value of William Penn Bancorporation’s conversion stock equaled $132,248,840 at the midpoint, equal to 13,224,884 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of WMPN and the MHC. The midpoint and resulting valuation range is based on the sale of an 83.18% ownership interest to the public, which provides for a $110,000,000 public offering at the midpoint value.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 21

1.            Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $1.328 million for the twelve months ended June 30, 2020. In deriving William Penn Bancorporation’s core earnings, the adjustments we made to reported earnings included the elimination of merger related expenses of $3.294 million, gains on the sale of investment securities of $238,000 and gain on bargain purchase of $746,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 22.5% for the earnings adjustments, the Company’s core earnings were determined to equal $3.118 million for the twelve months ended June 30, 2020.

Amount
($000)
Net income(loss)	$1,328
Add: Merger related expenses(1)	2,553
Deduct: Gain on sale of investment securities(1)	(185)
Deduct: Gain on bargain purchase(1)	(578)
Core earnings estimate	$3,118

(1)  Tax effected at 22.5%.

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported P/E multiple at the $110.0 million midpoint value was not meaningful (“NM”), as the result of pro forma net loss shown for the twelve month period at the midpoint of the valuation range. The Company’s core P/E multiple at the $132.3 million midpoint value equaled 75.00 times. Comparatively, the Peer Group’s average reported and core P/E multiples equaled 10.51 times and 11.04 times, respectively (see Table 4.3). In comparison to the Peer Group’s average core P/E multiple, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 579.35%. The Peer Group’s median reported and core earnings multiples equaled 10.38 times and 11.29 times, respectively. In comparison to the Peer Group’s median core P/E multiple, the Company’s pro forma core P/E multiple at the midpoint value indicated a premium of 564.30%. The Company’s pro forma core P/E ratios at the minimum and the maximum equaled 57.14x and 97.54x, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Table 4.3

Market Pricing Versus Peer Group

William Penn Bancorporation

As of September 2, 2020

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange		Offering
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio		Size
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)		($Mil)
William Penn Bancorporation		PA
Maximum			$10.00	$152.09	$0.10	$13.74	NM		72.78%	17.91%	74.96%	97.54	x	$0.00	0.00%	0.00%	$849	24.62%	24.08%	0.56%	-0.03%	-0.11%	0.18%	0.75%	3.2877	x	$126.50
Midpoint			$10.00	$132.25	$0.13	$14.72	NM		67.93%	15.84%	70.13%	75.00	x	$0.00	0.00%	0.00%	$835	23.32%	22.76%	0.57%	0.00%	-0.01%	0.21%	0.91%	2.8589	x	$110.00
Minimum			$10.00	$112.41	$0.18	$16.04	633.71	x	62.34%	13.70%	64.52%	57.14	x	$0.00	0.00%	0.00%	$820	21.98%	21.40%	0.58%	0.02%	0.10%	0.24%	1.09%	2.4301	x	$93.50

All Non-MHC Public Companies(6)
Averages			$17.65	$450.53	$1.66	$19.62	12.56	x	78.62%	9.91%	88.11%	12.05	x	$0.42	3.00%	50%	$5,043	12.80%	11.94%	0.69%	0.81%	6.41%	0.82%	6.66%
Median			$11.95	$139.97	$0.97	$15.74	11.11	x	72.88%	9.00%	82.26%	11.48	x	$0.32	2.84%	35%	$1,657	11.63%	10.34%	0.57%	0.77%	6.14%	0.75%	5.97%

All Non-MHC State of PA(6)
Averages			$12.90	$274.64	$1.14	$18.52	11.42	x	71.64%	7.52%	80.78%	11.83	x	$0.55	4.29%	61%	$3,148	10.60%	9.57%	0.87%	0.70%	6.39%	0.66%	5.97%
Medians			$12.72	$82.09	$1.15	$16.71	10.61	x	71.28%	7.11%	77.01%	12.13	x	$0.44	3.39%	53%	$1,125	10.57%	9.64%	0.98%	0.68%	6.76%	0.69%	5.60%

Comparable Group
Averages			$13.60	$54.69	$1.27	$19.72	10.51	x	69.28%	7.39%	72.84%	11.04	x	$0.33	2.36%	29.94%	$747	10.73%	10.26%	0.76%	0.76%	6.74%	0.73%	6.47%
Medians			$12.90	$54.95	$1.37	$18.12	10.38	x	69.65%	7.47%	72.74%	11.29	x	$0.29	2.75%	29.25%	$730	11.01%	10.74%	0.69%	0.69%	6.76%	0.70%	5.99%

Comparable Group
PBIP	Prudential Bancorp, Inc.	PA	$9.87	$80.41	$0.75	$15.74	7.42	x	62.70%	6.77%	66.03%	13.13	x	$0.28	2.84%	53.38%	$1,188	10.80%	10.31%	1.15%	0.92%	8.26%	0.53%	4.71%
ESBK	Elmira Savings Bank	NY	$10.63	$37.43	$1.06	$16.87	9.84	x	62.97%	5.54%	79.43%	10.04	x	$0.60	5.65%	70.37%	$676	8.80%	7.11%	0.85%	0.61%	6.38%	0.60%	6.26%
HMNF	HMN Financial, Inc.	MN	$14.25	$69.08	$1.62	$20.29	8.91	x	70.24%	7.99%	70.90%	8.80	x	$0.00	0.00%	0.00%	$863	11.37%	11.28%	0.44%	0.94%	7.93%	0.96%	8.03%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$23.36	$38.24	$2.04	$29.30	10.92	x	79.72%	7.77%	79.72%	11.43	x	$0.66	2.83%	30.14%	$518	9.75%	9.75%	1.30%	0.83%	7.75%	0.80%	7.40%
HVBC	HV Bancorp, Inc.	PA	$12.44	$27.81	$0.93	$15.74	11.74	x	79.01%	6.56%	79.01%	13.44	x	$0.00	0.00%	0.00%	$425	8.30%	8.30%	0.71%	0.61%	6.55%	0.53%	5.72%
IROQ	IF Bancorp, Inc.	IL	$16.25	$52.66	$1.30	$25.48	12.04	x	63.78%	7.16%	63.78%	12.50	x	$0.30	1.85%	22.22%	$736	11.23%	11.23%	0.30%	0.62%	5.32%	0.60%	5.11%
RNDB	Randolph Bancorp, Inc.	MA	$11.24	$57.25	$1.47	$15.43	9.14	x	72.87%	8.51%	72.87%	7.64	x	$0.00	0.00%	0.00%	$724	11.67%	11.67%	0.67%	0.97%	7.85%	1.15%	9.38%
SVBI	Severn Bancorp, Inc.	MD	$6.00	$76.88	$0.46	$8.35	13.04	x	71.86%	8.32%	72.61%	12.92	x	$0.16	2.67%	34.78%	$924	11.58%	11.48%	1.67%	0.69%	5.57%	0.69%	5.62%
STND	Standard AVB Financial Corp.	PA	$18.55	$83.77	$1.66	$30.62	12.62	x	60.57%	8.15%	75.01%	11.14	x	$0.88	4.77%	60.14%	$1,061	13.45%	11.15%	0.50%	0.68%	4.79%	0.77%	5.43%
WVFC	WVS Financial Corp.	PA	$13.37	$23.37	$1.43	$19.36	9.48	x	69.06%	7.14%	69.06%	9.34	x	$0.40	2.99%	28.37%	$357	10.34%	10.34%	0.00%	0.69%	6.97%	0.70%	7.08%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.

(3)	Indicated 12 month dividend, based on last quarterly dividend declared.

(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

2.            Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $132.3 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 67.93% and 70.13%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 69.28% and 72.84%, respectively, the Company’s ratios reflected discounts of 1.95% on a P/B basis and 3.72% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 69.65% and 72.74%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 2.47% on a P/B basis and 3.59% on a P/TB basis. At the maximum of the range, the Company’s P/B and P/TB ratios equaled 72.78% and 74.96%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected premiums of 5.05% and 2.91%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the maximum of the range reflected premiums of 4.49% and 3.05%, respectively.

3.            Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $132.3 million midpoint of the valuation range, the Company’s value equaled 15.84% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.39%, which implies a premium of 114.34% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.47%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 112.05%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously,

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

three second-step offerings were completed during the past twelve months and no second-offerings have been completed during the past three months. In comparison, to the 83.10% average closing pro P/TB ratio of the three second-step offerings, the Company’s pro forma P/TB ratio of 70.13% at the midpoint value reflects an implied discount of 15.61%. At the maximum of the offering range, the Company’s P/TB ratio of 74.96% reflects an implied discount of 9.80% relative to the three second-step offerings average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of September 2, 2020, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $132,248,840 at the midpoint, equal to 13,224,884 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares
Maximum	15,208,616	12,650,000	2,558,616	3.2877
Midpoint	13,224,884	11,000,000	2,224,884	2.8589
Minimum	11,241,151	9,350,000	1,891,151	2.4301
Distribution of Shares
Maximum	100.00%	83.18%	16.82%
Midpoint	100.00%	83.18%	16.82%
Minimum	100.00%	83.18%	16.82%
Aggregate Market Value at $10 per share
Maximum	$152,086,160	$126,500,000	$25,586,160
Midpoint	$132,248,840	$110,000,000	$22,248,840
Minimum	$112,411,510	$93,500,000	$18,911,510

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and WMPN have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.8589 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 2.4301 at the minimum and 3.2877 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Non-Performing Assets

I-12	Deposit Composition

I-13	Maturity of Time Deposits

I-14	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	Characteristics of Publicly-Traded Thrifts

III-2	Public Market Pricing of Mid-Atlantic, New England and Midwest Thrifts

III-3	Public Market Pricing of Southeast and Southwest Thrifts

III-4	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Stock Prices: As of September 2, 2020

IV-2	Historical Stock Price Indices

IV-3	Stock Price Indices as of September 2, 2020

IV-4	Pennsylvania Bank and Thrift Acquisitions 2017 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

William Penn Bancorporation

Map of Office Locations

Exhibit I-1
William Penn Bancorporation
Map of Office Locations

EXHIBIT I-2

William Penn Bancorporation

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

William Penn Bancorporation
Key Operating Ratios

Exhibit I-3
William Penn Bancorporation
Key Operating Ratios

	At or For the Year Ended June 30,
	2020	2019	2018	2017	2016

Performance Ratios:
Return on average assets	0.27%	0.92%	0.48%	0.81%	0.77%

Return on average assets (excluding merger charges and gain on bargain purchase) (1)	0.79	1.11	0.60	0.81	0.77

Return on average equity	1.64	5.01	2.39	4.22	4.08

Return on average equity (excluding merger charges and gain on bargain purchase) (2)	4.78	6.08	3.00	4.22	4.08

Interest rate spread (3)	3.10	3.57	2.84	2.62	2.72

Net interest margin (4)	3.30	3.76	3.08	2.85	2.95

Non-interest expense to average assets	3.13	2.55	2.05	1.62	1.81

Efficiency ratio (5)	90.76	68.07	65.22	56.68	60.85

Efficiency ratio (excluding merger charges and gain on bargain purchase) (6)	74.62	62.88	61.32	56.68	60.85

Average interest-earning assets to average interest-bearing liabilities	117.92	120.23	121.88	120.36	120.33

Average equity to average assets	16.52	18.31	19.95	19.28	18.81

Capital Ratios (7):
Total capital (to risk-weighted assets)	N/A	25.82%	33.69%	30.76%	30.70%

Tier 1 capital (to risk-weighted assets)	N/A	24.68	32.49	29.50	29.45

Common equity Tier 1 capital (to risk-weighted assets)	N/A	24.68	32.49	29.50	29.45

Tier 1 leverage capital (to adjusted total assets)	13.67	16.94	20.00	18.72	18.18

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.68%	0.96%	1.29%	1.35%	1.33%

Allowance for loan losses as a percent of non-performing loans	107.88	161.18	75.76	58.33	81.61

Net charge-offs (recoveries) to average outstanding loans during the period	0.09	0.01	0.02	(0.02)	0.15

Non-performing loans as a percent of total loans (8)	0.64	0.60	1.75	2.38	1.69

Non-performing assets as a percent of total assets (8)	0.46	0.48	1.42	1.81	1.51

Other Data:
Number of full-service branch offices	12	6	3	3	3

(1)	Return on average assets (excluding merger charges and gain on bargain purchase) represents our adjusted net income divided by average assets. Management believes that the presentation of this non-GAAP measure assists investors in understanding the impact of non-recurring items on our return on average assets ratio. The following table provides a reconciliation of our return on average assets ratio (excluding merger charges and gain on bargain purchase) for each of the periods presented in the table above:

	For the Year Ended June 30,
	2020	2019	2018	2017	2016
Net income	$1,328	$3,756	$1,464	$2,564	$2,431
Less adjustments:
Merger charges	3,294	796	375	—	—
Gain on bargain purchase	(746)	—	—	—	—
Adjusted net income	$3,876	$4,552	$1,839	$2,564	$2,431

Average assets	$490,981	$409,142	$307,132	$315,036	$316,681

Return on average assets (excluding merger charges and gain on bargain purchase)	0.79%	1.11%	0.60%	0.81%	0.77%

(2)	Return on average equity (excluding merger charges and gain on bargain purchase) represents our adjusted net income divided by average equity. Management believes that the presentation of this non-GAAP measure assists investors in understanding the impact of non-recurring items on our return on average equity ratio. The following table provides a reconciliation of our return on average equity ratio (excluding merger charges and gain on bargain purchase) for each of the periods presented in the table above:

	For the Year Ended June 30,
	2020	2019	2018	2017	2016
Net income	$1,328	$3,756	$1,464	$2,564	$2,431
Less adjustments:
Merger charges	3,294	796	375	—	—
Gain on bargain purchase	(746)	—	—	—	—
Adjusted net income	$3,876	$4,552	$1,839	$2,564	$2,431

Average equity	$81,122	$74,912	$61,269	$60,754	$59,576

Return on average equity (excluding merger charges and gain on bargain purchase)	4.78%	6.08%	3.00%	4.22%	4.08%

(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(6)	Efficiency ratio (excluding merger charges and gain on bargain purchase) represents our adjusted non-interest expenses divided by the sum of net interest income and adjusted non-interest expense. Management believes that the presentation of this non-GAAP measure assists investors in understanding the impact of non-recurring items on our efficiency ratio. The following table provides a reconciliation of our efficiency ratio (excluding merger charges and gain on bargain purchase) for each of the periods presented in the table above:

	For the Year Ended June 30,
	2020	2019	2018	2017	2016
Non-interest expense	$15,392	$10,453	$6,283	$5,109	$5,722
Less adjustments:
Merger charges	3,294	796	375	—	—
Adjusted non-interest expense	$12,098	$9,657	$5,908	$5,109	$5,722

Net interest income	$14,799	$14,230	$8,993	$8,502	$8,911

Non-interest income	$2,160	$1,127	$641	$511	$493
Less adjustments:
Gain on bargain purchase	746	—	—	—	—
Adjusted non-interest income	$1,414	$1,127	$641	$511	$493

Efficiency ratio (excluding merger charges and gain on bargain purchase)	74.62%	62.88%	61.32%	56.68%	60.85%

(7)	Ratios are for William Penn Bank. During the fiscal year ended June 30, 2020, William Penn Bank elected the “community bank leverage ratio” alternative reporting framework.
(8)	Non-performing loans and assets include loans on non-accrual, accruing loans past due 90 days or more and other real estate owned.

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-4

William Penn Bancorporation
Investment Portfolio Composition

Exhibit I-4
William Penn Bancorporation
Investment Portfolio Composition

	At June 30,
	2020		2019		2018
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Mortgage-backed securities	$51,570	$51,738	$3,609	$3,678	$-	$-
U.S. agency collateralized mortgage obligations	3,215	3,215	5,634	5,767	-	-
U.S. government agency securities	6,226	6,155	10,865	10,912	-	-
U.S. treasury securities	1,000	1,000	-	-	-	-
Private label collateralized mortgage obligations	-	-	264	303	1,539	1,816
Municipal bonds	10,485	10,508	-	-	-	-
Corporate bonds	17,399	17,382	-	-	-	-
Total securities available-for-sale	89,895	89,998	20,372	20,660	1,539	1,816
Securities held-to-maturity:
Mortgage-backed securities	-	-	1,500	1,522	2,336	2,305
U.S. agency collateralized mortgage obligations	-	-	206	214	611	634
Municipal bonds	-	-	100	100	100	100
Corporate bonds	-	-	100	101	100	102
Total securities held-to-maturity	-	-	1,906	1,937	3,147	3,141
Total investment securities	$89,895	$89,998	$22,278	$22,597	$4,686	$4,957

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-5

William Penn Bancorporation
Yields and Costs

Exhibit I-5
William Penn Bancorporation
Yields and Costs

	Year Ended June 30,
	2020			2019			2018
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Loans (1)	$366,961	$17,914	4.88%	$330,102	$16,595	5.03%	$237,950	$10,992	4.62%
Investment securities (2)	56,755	1,557	2.74	17,181	415	2.42	8,569	317	3.70
Other interest-earning assets	22,072	346	1.18	30,899	811	2.62	45,585	866	1.90
Total interest-earning assets	445,788	19,817	4.37	378,182	17,821	4.71	292,104	12,175	4.17
Non-interest-earning assets	45,193			30,960			15,028
Total assets	$490,981			$409,142			$307,132

Interest-bearing liabilities:
Interest-bearing accounts	$63,389	82	0.13%	$56,605	53	0.09%	$27,577	16	0.06%
Money market deposit accounts	88,965	1,136	1.28	64,363	524	0.81	48,002	209	0.44
Savings and club accounts	42,044	67	0.16	39,354	48	0.12	21,443	33	0.15
Certificates of deposit	127,553	2,319	1.82	105,464	1,672	1.59	85,137	1,228	1.44
Total interest-bearing deposits	321,951	3,604	1.12	265,786	2,297	0.86	182,159	1,486	0.82
FHLB advances	58,401	1,414	2.42	48,772	1,294	2.65	57,503	1,696	2.95
Total interest-bearing liabilities	380,352	5,018	1.32	314,558	3,591	1.14	239,662	3,182	1.33

Non-interest-bearing liabilities:
Non-interest-bearing deposits	20,311			11,901			-
Other non-interest-bearing liabilities	9,196			7,771			6,201
Total liabilities	409,859			334,230			245,863
Total equity	81,122			74,912			61,269
Total liabilities and equity	$490,981			$409,142			$307,132
Net interest income		$14,799			$14,230			$8,993
Interest rate spread (3)		3.13%			3.57%			2.84%
Net interest-earning assets (4)	$68,148			$63,624			$52,442
Net interest margin (5)		3.32%			3.76%			3.08%
Ratio of interest-earning assets to interest-bearing liabilities	117.20%			120.23%			121.88%

(1)	Includes nonaccrual loan balances and interest recognized on such loans.
(2)	Includes securities available for sale, securities held to maturity and Federal Home Loan Bank stock.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-6

William Penn Bancorporation
Loan Loss Allowance Activity

Exhibit I-6
William Penn Bancorporation
Loan Loss Allowance Activity

	At or For the Year Ended June 30,
(Dollars in thousands)	2020	2019	2018	2017	2016
Allowance at beginning of period	$3,209	$3,138	$3,303	$3,248	$3,606

Provision (recovery) for loan losses	626	88	(120)	15	5
Charge-offs:
Residential real estate loans:
One- to four-family	(260)	(21)	(82)	(56)	(384)
Home equity and HELOCs	(6)	-	-	-	-
Residential construction	-	-	-	-	-
Total residential real estate loans	(266)	(21)	(82)	(56)	(384)

Commercial real estate loans:
Multi-family	-	-	-	-	-
Commercial non-residential	(35)	-	-	-	-
Commercial construction and land	-	-	-	-	-
Total commercial real estate loans	(35)	-	-	-	-

Commercial loans	(3)	-	-	-	-

Consumer loans	(12)	-	-	-	-
Total charge-offs	(316)	(21)	(82)	(56)	(384)
Recoveries:
Residential real estate loans:
One- to four-family	-	4	31	36	14
Home equity and HELOCs	-	-	-	-	-
Residential construction	-	-	-	-	-
Total residential real estate loans	-	4	31	36	14

Commercial real estate loans:
Multi-family	-	-	6	-	7
Commercial non-residential	-	-	-	60	-
Commercial construction and land	-	-	-	-	-
Total commercial real estate loans	-	-	6	60	7

Commercial loans	-	-	-	-	-

Consumer loans	-	-	-	-	-
Total recoveries	-	4	37	96	21
Net (charge-offs) recoveries	(316)	(17)	(45)	40	(363)
Allowance at end of period	$3,519	$3,209	$3,138	$3,303	$3,248

Total loans(1)	$512,124	$329,226	$236,527	$238,168	$235,159
Average loans outstanding	366,961	330,102	237,950	237,060	243,116
Ratio of allowance to non- performing loans	107.88%	161.18%	75.76%	58.33%	81.61%
Ratio of allowance to total loans	0.69%	0.96%	1.29%	1.35%	1.33%
Ratio of net charge-offs (recoveries) to average loans	0.09%	0.01%	0.02%	(0.02)%	0.15%

(1)Net of loans in process and unearned loan origination fees.

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-7

William Penn Bancorporation
Interest Rate Risk Analysis

Exhibit I-7
William Penn Bancorporation
Interest Rate Risk Analysis

Change in	Twelve Month Net Interest Income	Net Portfolio Value
Interest Rates (Basis Points)	Percent of Change	Estimated NPV	Percent of Change
+200	(1.38)%	$125,172	(4.16)%
+100	(0.61)	127,658	(2.25)
0	-	130,600	-
-50	1.05	120,470	(7.76)

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-8

William Penn Bancorporation
Fixed and Adjustable Rate Loans

Exhibit I-8
William Penn Bancorporation
Fixed and Adjustable Rate Loans

The following table sets forth all loans at June 30, 2020 that are due after June 30, 2021 and have either fixed interest rates or floating or adjustable interest rates:

(Dollars in thousands)	Fixed Rates	Floating or Adjustable Rates	Total
Residential real estate loans:
One- to four-family	$223,169	$118,665	$341,834
Home equity and HELOCs	17,294	28,580	45,874
Residential construction	5,185	2,613	7,798

Commercial real estate loans:
Multi-family	5,280	7,855	13,135
Commercial non-residential	23,023	48,201	71,224
Commercial construction and land	4,232	1,711	5,943

Commercial loans	5,072	432	5,504

Consumer loans	1,400	1,680	3,080
Total	$284,655	$209,737	$494,392

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-9

William Penn Bancorporation
Loan Portfolio Composition

Exhibit I-9
William Penn Bancorporation
Loan Portfolio Composition

	At June 30,
	2020		2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Residential real estate loans:
One- to four-family	$345,915	66.85%	$220,176	65.98%
Home equity and HELOCs	47,054	9.10	31,905	9.56
Residential construction	15,799	3.05	9,739	2.92
Total residential real estate loans	408,768	79.00	261,820	78.46

Commercial real estate loans:
Multi-family	14,964	2.89	11,028	3.30
Commercial non-residential	76,707	14.83	53,557	16.05
Commercial construction and land	6,690	1.29	4,438	1.33
Total commercial real estate loans	98,361	19.01	69,023	20.68

Commercial loans	6,438	1.24	2,099	0.63

Consumer loans	3,900	0.75	741	0.23
Total loans	517,467	100.00%	333,683	100.00%

Loans in process	(4,895)		(3,669)
Unearned loan origination fees	(448)		(788)
Allowance for loan losses	(3,519)		(3,209)

Loans, net	$508,605		$326,017

Exhibit I-9 (continued)
William Penn Bancorporation
Loan Portfolio Composition

	At June 30,
	2018		2017		2016
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Residential real estate loans:
One- to four-family	$170,322	70.00%	$166,219	67.82%	$162,395	66.26%
Home equity and HELOCS	21,158	8.70	22,938	9.36	24,799	10.12
Residential construction	11,831	4.86	8,836	3.61	12,050	4.92
Total residential real estate loans	203,311	83.56	197,993	80.79	199,244	81.30

Commercial real estate loans:
Multi-family	12,061	4.96	12,076	4.93	12,539	5.12
Commercial non-residential	23,759	9.76	24,820	10.13	26,744	10.91
Commercial construction and land	3,131	1.29	9,120	3.72	5,319	2.17
Total commercial real estate loans	38,951	16.01	46,016	18.78	44,602	18.20

Commercial loans	196	0.08	129	0.05	51	0.02
Consumer loans	859	0.35	947	0.38	1,183	0.48
Total loans	243,317	100.00%	245,085	100.00%	245,080	100.00%

Loans in process	(5,716)		(5,879)		(8,896)
Unearned loan origination fees	(1,074)		(1,038)		(1,025)
Allowance for loan losses	(3,138)		(3,303)		(3,248)

Loans, net	$233,389		$234,865		$231,911

Source: William Penn Bancorporation’s prospectus.

 EXHIBIT I-10

William Penn Bancorporation
Contractual Maturity by Loan Type

Exhibit I-10
William Penn Bancorporation
Contractual Maturity by Loan Type

June 30, 2020 (Dollars in thousands)	One- to Four-Family	Home Equity and HELOCs	Residential Construction	Multi- Family	Commercial Non-Residential	Commercial Construction and Land	Commercial	Consumer	Total Loans

Amounts due in:
One year or less	$4,081	$1,180	$8,001	$1,829	$5,483	$747	$934	$820	$23,075
More than 1-5 years	18,928	5,624	7,798	1,777	8,614	5,543	4,069	1,287	48,949
More than 5-10 years	53,496	10,580	-	2,802	12,717	-	1,435	371	81,426
More than 10 years	269,410	29,670	-	8,556	49,893	-	-	1,422	364,017
Total	$345,915	$47,054	$15,799	$14,964	$76,707	$6,690	$6,438	$3,900	$517,467

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-11

William Penn Bancorporation
Non-Performing Assets

Exhibit I-11
William Penn Bancorporation
Non-Performing Assets

	At June 30,
(Dollars in thousands)	2020	2019	2018	2017	2016

Non-accrual loans:
Residential real estate loans:
One- to four-family	$2,353	$1,270	$1,100	$2,559	$969
Home equity and HELOCs	384	385	41	103	10
Residential construction	-	-	-	-	-
Total residential real estate loans	2,737	1,655	1,141	2,662	979

Commercial real estate loans:
Multi-family	185	189	-	-	-
Commercial non-residential	135	-	-	-	-
Commercial construction and land	-	-	-	-	-
Total commercial real estate loans	320	189	-	-	-

Commercial loans	-	-	-	-	-
Consumer loans	115	-	-	-	-

Total non-accrual loans	3,172	1,844	1,141	2,662	979

Accruing loans past due 90 days or more:
Residential real estate loans:
One- to four-family	-	7	-	-	-
Home equity and HELOCs	90	140	-	-	-
Residential construction	-	-	-	-	-
Total residential real estate loans	90	147	-	-	-

Commercial real estate loans:
Multi-family	-	-	-	-	-
Commercial non-residential	-	-	-	-	-
Commercial construction and land	-	-	3,001	3,001	3,001
Total commercial real estate loans	-	-	3,001	3,001	3,001

Commercial loans	-	-	-	-	-
Consumer loans	-	-	-	-	-

Total accruing loans past due 90 days or more	90	147	3,001	3,001	3,001

Total non-performing loans	3,262	1,991	4,142	5,663	3,980

Real estate owned	100	-	135	69	755

Total non-performing assets	$3,362	$1,991	$4,277	$5,732	$4,735

Total non-performing loans to total loans	0.64%	0.60%	1.75%	2.38%	1.69%

Total non-performing assets to total assets	0.46	0.48	1.42	1.81	1.51

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-12

William Penn Bancorporation
Deposit Composition

Exhibit I-12
William Penn Bancorporation
Deposit Composition

	At June 30,
	2020		2019		2018
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits

Checking accounts	$142,223	25.40%	$67,547	24.02%	$28,278	15.66%
Money market accounts	129,048	23.05	67,648	24.06	50,010	27.68
Savings and club accounts	94,097	16.81	33,172	11.79	18,542	10.26
Certificates of deposit	194,480	34.74	112,839	40.13	83,827	46.40
Total	$559,848	100.00%	$281,206	100.00%	$180,657	100.00%

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-13

William Penn Bancorporation

Maturity of Time Deposits

Exhibit I-13
William Penn Bancorporation
Maturity of Time Deposits

	Period to Maturity
(Dollars in thousands)	One Year or Less	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years to Four Years	More than Four Years	Total	Percent of Total Certificate Accounts
Less than 0.50%	$6,418	$117	$-	$-	$-	$6,535	3.36%
0.50% to 0.99%	11,374	2,168	56	-	-	13,598	6.99
1.00% to 1.49%	24,513	5,200	2,524	423	660	33,320	17.13
1.50% to 1.99%	27,882	14,997	4,321	2,881	5,218	55,299	28.43
2.00% to 2.99%	42,465	13,731	10,118	5,546	5,990	77,850	40.03
3.00% and greater	944	860	1,066	4,576	432	7,878	4.06
Total	$113,596	$37,073	$18,085	$13,426	$12,300	$194,480	100.00%

Source: William Penn Bancorporation’s prospectus.

EXHIBIT I-14

William Penn Bancorporation
Borrowing Activity

Exhibit I-14
William Penn Bancorporation
Borrowing Activity

	At or For the Year Ended June 30,
(Dollars in thousands)	2020	2019	2018
Maximum amount outstanding at any month-end during period:
Federal Home Loan Bank advances	$65,922	$51,500	$65,500

Average outstanding balance during period:
Federal Home Loan Bank advances	$58,401	$48,772	$57,503

Weighted average interest rate during period:
Federal Home Loan Bank advances	2.42%	2.65%	2.95%

Balance outstanding at end of period:
Federal Home Loan Bank advances	$64,892	$50,000	$51,500

Weighted average interest rate at end of period:
Federal Home Loan Bank advances	2.53%	2.58%	2.71%

Source: William Penn Bancorporation’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
William Penn Bancorporation
Description of Office Properties

Properties

At June 30, 2020, we conducted business through our administrative headquarters located in Bristol, Pennsylvania and our twelve branch offices located in Bucks and Philadelphia Counties in Pennsylvania and Burlington and Camden Counties in New Jersey. We own ten of our branch office locations, lease building space at one of our branch office locations and lease the land at one of our branch office locations. We also lease our administrative headquarters located in Bristol, Pennsylvania and own two additional administrative offices located in Bucks County, Pennsylvania and one additional administrative office located in Camden County, New Jersey. However, we do not currently conduct any significant business operations from any of these three additional administrative offices. At June 30, 2020, the total net book value of our land, buildings, furniture, fixtures and equipment was $16.7 million.

Source: William Penn Bancorporation’s prospectus.

EXHIBIT II-2

Historical Interest Rates

		Exhibit II-2
		Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	As of September 2, 2020	3.25%	0.12%	0.13%	0.65%

(1)   End of period data.

Sources:  Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1
Characteristics of Publicly-Traded Thrifts
September 2, 2020

										As of
										September 2, 2020
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$13,852	1	Jun	3/14/05	$24.95	$1,485
BYFC	Broadway Financial Corporation	NASDAQ	WE	Los Angeles	CA	$491	3	Dec	1/8/96	$1.74	$33
CFFN	Capitol Federal Financial, Inc.	NASDAQ	MW	Topeka	KS	$9,559	54	Sep	3/31/99	$9.43	$1,302
CARV	Carver Bancorp, Inc.	NASDAQ	MA	New York	NY	$671	7	Mar	10/24/94	$6.00	$17
CBMB	CBM Bancorp, Inc.	NASDAQ	MA	Baltimore	MD	$235	4	Dec	9/27/18	$11.95	$42
CNNB	Cincinnati Bancorp, Inc.	NASDAQ	MW	Cincinnati	OH	$234	6	Dec	10/14/15	$8.81	$26
ESBK	Elmira Savings Bank	NASDAQ	MA	Elmira	NY	$676	12	Dec	3/1/85	$10.63	$37
ESSA	ESSA Bancorp, Inc.	NASDAQ	MA	Stroudsburg	PA	$2,009	23	Sep	4/3/07	$12.99	$131
FFBW	FFBW, Inc.	NASDAQ	MW	Brookfield	WI	$293	4	Dec	10/10/17	$7.97	$57
FNWB	First Northwest Bancorp	NASDAQ	WE	Port Angeles	WA	$1,479	12	Dec	1/29/15	$11.28	$108
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	$27,468	161	Dec	4/30/97	$31.93	$1,818
FSBW	FS Bancorp, Inc.	NASDAQ	WE	Mountlake Terrace	WA	$2,009	23	Dec	7/9/12	$40.70	$175
HONE	HarborOne Bancorp, Inc.	NASDAQ	NE	Brockton	MA	$4,465	29	Dec	6/29/16	$8.54	$465
HIFS	Hingham Institution for Savings	NASDAQ	NE	Hingham	MA	$2,724	12	Dec	12/13/88	$194.48	$416
HMNF	HMN Financial, Inc.	NASDAQ	MW	Rochester	MN	$863	14	Dec	6/30/94	$14.25	$69
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQ	SW	Shreveport	LA	$518	8	Jun	1/18/05	$23.36	$38
HVBC	HV Bancorp, Inc.	NASDAQ	MA	Doylestown	PA	$425	6	Dec	1/11/17	$12.44	$28
IROQ	IF Bancorp, Inc.	NASDAQ	MW	Watseka	IL	$736	8	Jun	7/7/11	$16.25	$53
KRNY	Kearny Financial Corp.	NASDAQ	MA	Fairfield	NJ	$6,758	51	Jun	2/23/05	$7.90	$684
EBSB	Meridian Bancorp, Inc.	NASDAQ	NE	Peabody	MA	$6,418	42	Dec	1/22/08	$11.60	$582
MSVB	Mid-Southern Bancorp, Inc.	NASDAQ	MW	Salem	IN	$217	3	Dec	4/8/98	$12.66	$40
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	$54,210	240	Dec	11/23/93	$9.04	$4,194
NFBK	Northfield Bancorp, Inc.	NASDAQ	MA	Woodbridge	NJ	$5,042	44	Dec	11/7/07	$9.78	$520
NWBI	Northwest Bancshares, Inc.	NASDAQ	MA	Warren	PA	$13,845	216	Dec	11/4/94	$10.18	$1,301
PCSB	PCSB Financial Corporation	NASDAQ	MA	Yorktown Heights	NY	$1,792	16	Jun	4/20/17	$13.08	$206
PVBC	Provident Bancorp, Inc.	NASDAQ	NE	Amesbury	MA	$1,415	7	Dec	7/15/15	$7.72	$140
PROV	Provident Financial Holdings, Inc.	NASDAQ	WE	Riverside	CA	$1,177	14	Jun	6/27/96	$12.14	$90
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$10,514	103	Dec	1/15/03	$13.24	$874
PBIP	Prudential Bancorp, Inc.	NASDAQ	MA	Philadelphia	PA	$1,188	10	Sep	3/29/05	$9.87	$80
RNDB	Randolph Bancorp, Inc.	NASDAQ	NE	Stoughton	MA	$724	5	Dec	7/1/16	$11.24	$57
RVSB	Riverview Bancorp, Inc.	NASDAQ	WE	Vancouver	WA	$1,377	19	Mar	10/26/93	$4.21	$94
SVBI	Severn Bancorp, Inc.	NASDAQ	MA	Annapolis	MD	$924	7	Dec		$6.00	$77
STXB	Spirit of Texas Bancshares, Inc.	NASDAQ	SW	Conroe	TX	$2,963	38	Dec	5/3/18	$12.53	$217
STND	Standard AVB Financial Corp.	NASDAQ	MA	Monroeville	PA	$1,061	19	Dec	10/6/10	$18.55	$84
SBT	Sterling Bancorp, Inc.	NASDAQ	MW	Southfield	MI	NA	30	Dec	11/16/17	$2.97	$148
TBNK	Territorial Bancorp Inc.	NASDAQ	WE	Honolulu	HI	$2,089	30	Dec	7/13/09	$21.30	$194
TSBK	Timberland Bancorp, Inc.	NASDAQ	WE	Hoquiam	WA	$1,522	24	Sep	1/12/98	$18.40	$153
TBK	Triumph Bancorp, Inc.	NASDAQ	SW	Dallas	TX	$5,617	64	Dec	11/6/14	$28.89	$715
TRST	TrustCo Bank Corp NY	NASDAQ	MA	Glenville	NY	$5,677	148	Dec		$5.88	$567
WSBF	Waterstone Financial, Inc.	NASDAQ	MW	Wauwatosa	WI	$2,218	15	Dec	10/4/05	$15.59	$381
WNEB	Western New England Bancorp, Inc.	NASDAQ	NE	Westfield	MA	$2,435	27	Dec	12/27/01	$5.45	$140
WSFS	WSFS Financial Corporation	NASDAQ	MA	Wilmington	DE	$13,573	96	Dec	11/26/86	$29.56	$1,498
WVFC	WVS Financial Corp.	NASDAQ	MA	Pittsburgh	PA	$357	6	Jun	11/29/93	$13.37	$23
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	NASDAQ	MW	Greenfield	WI	$495	6	Dec	1/8/19	$8.24	$38
BSBK	Bogota Financial Corp. (MHC)	NASDAQ	MA	Teaneck	NJ	$739	4	Dec	1/15/20	$7.07	$89
CLBK	Columbia Financial, Inc. (MHC)	NASDAQ	MA	Fair Lawn	NJ	$8,963	62	Dec	4/19/18	$10.81	$1,200
CFBI	Community First Bancshares, Inc. (MHC)	NASDAQ	SE	Covington	GA	$906	3	Dec	4/27/17	$6.63	$50
FSEA	First Seacoast Bancorp (MHC)	NASDAQ	NE	Dover	NH	$471	5	Dec	7/16/19	$6.40	$38
GCBC	Greene County Bancorp, Inc. (MHC)	NASDAQ	MA	Catskill	NY	$1,677	18	Jun	12/30/98	$23.08	$196
KFFB	Kentucky First Federal Bancorp (MHC)	NASDAQ	MW	Frankfort	KY	$331	7	Jun	3/2/05	$6.08	$50
LSBK	Lake Shore Bancorp, Inc. (MHC)	NASDAQ	MA	Dunkirk	NY	$678	12	Dec	4/3/06	$12.61	$72
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQ	MA	New Brunswick	NJ	$758	7	Sep	1/23/06	$8.05	$47
OFED	Oconee Federal Financial Corp. (MHC)	NASDAQ	SE	Seneca	SC	$516	8	Jun	1/13/11	$26.74	$151
PDLB	PDL Community Bancorp (MHC)	NASDAQ	MA	Bronx	NY	$1,220	14	Dec	9/29/17	$8.40	$140

Exhibit III-1
Characteristics of Publicly-Traded Thrifts
September 2, 2020

										As of
										September 2, 2020
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
PBFS	Pioneer Bancorp, Inc. (MHC)	NASDAQ	MA	Albany	NY	$1,500	23	Jun	7/17/19	$8.46	$212
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NASDAQ	MA	Poughkeepsie	NY	$1,128	15	Dec	1/16/19	$6.60	$71
TFSL	TFS Financial Corporation (MHC)	NASDAQ	MW	Cleveland	OH	$14,835	37	Sep	4/20/07	$15.59	$4,303

Source:  S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic, New England and Midwest Thrifts

Exhibit III-2

Public Market Pricing of Mid-Atlantic, Midwest and New England Institutions

As of September 2, 2020

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$17.65	$450.53	$1.66	$19.62	12.56	78.6%	9.9%	88.1%	12.05	$0.42	3.00%	50%	$5,043	12.80%	11.94%	0.69%	0.81%	6.41%	0.82%	6.66%
Median			$11.95	$139.97	$0.97	$15.74	11.11	72.9%	9.0%	82.3%	11.48	$0.32	2.84%	35%	$1,657	11.63%	10.34%	0.57%	0.77%	6.14%	0.75%	5.97%

Comparable Group
Averages			$17.48	$501.77	$1.54	$19.05	13.32x	76.54%	10.23%	85.63%	12.57x	$0.40	2.98%	53.36%	$5,765	13.48%	12.66%	0.72%	0.75%	5.76%	0.76%	6.00%
Medians			$10.93	$139.93	$0.78	$14.69	11.83x	71.86%	9.40%	79.53%	12.03x	$0.32	2.84%	41.78%	$1,792	11.67%	11.14%	0.63%	0.69%	5.53%	0.74%	5.57%

Comparable Group
CARV	Carver Bancorp, Inc.	NY	$6.00	$17.14	$(1.51)	$0.67	NM	NA	3.62%	NA	NM	$0.00	0.00%	NA	$671	7.01%	7.01%	1.99%	-0.86%	-10.14%	-0.98%	-11.50%
CBMB	CBM Bancorp, Inc.	MD	$11.95	$42.00	$0.18	$14.16	NM	84.42%	19.29%	84.42%	NM	NA	NA	238.10%	$235	22.85%	22.85%	0.56%	0.34%	1.32%	0.29%	1.12%
ESBK	Elmira Savings Bank	NY	$10.63	$37.43	$1.06	$16.87	9.84x	62.97%	5.54%	79.43%	10.04x	$0.60	5.65%	70.37%	$676	8.80%	7.11%	NA	0.61%	6.38%	0.60%	6.26%
ESSA	ESSA Bancorp, Inc.	PA	$12.99	$131.41	$1.37	$17.67	9.41x	73.51%	7.09%	79.53%	9.46x	$0.44	3.39%	31.88%	$2,009	9.64%	8.98%	1.02%	0.77%	7.41%	0.77%	7.37%
HVBC	HV Bancorp, Inc.	PA	$12.44	$27.81	$0.93	$15.74	11.74x	79.01%	6.56%	79.01%	13.44x	NA	NA	NA	$425	8.30%	8.30%	0.71%	0.61%	6.55%	0.53%	5.72%
KRNY	Kearny Financial Corp.	NJ	$7.90	$683.80	$0.58	$12.96	14.36x	60.96%	9.78%	76.05%	13.63x	$0.32	4.05%	56.36%	$6,758	16.04%	13.28%	0.67%	0.67%	4.10%	0.71%	4.32%
NYCB	New York Community Bancorp, Inc.	NY	$9.04	$4,193.74	$0.78	$13.34	11.30x	67.75%	7.81%	111.43%	11.65x	$0.68	7.52%	85.00%	$54,210	12.35%	8.24%	0.15%	0.77%	6.07%	0.75%	5.91%
NFBK	Northfield Bancorp, Inc.	NJ	$9.78	$519.57	$0.79	$14.46	11.93x	67.61%	9.56%	71.54%	12.41x	$0.44	4.50%	53.66%	$5,042	14.13%	13.46%	0.44%	0.78%	5.53%	0.75%	5.31%
NWBI	Northwest Bancshares, Inc.	PA	$10.18	$1,301.06	$0.70	$11.97	17.86x	85.01%	9.40%	116.05%	14.48x	$0.76	7.47%	131.58%	$13,845	11.06%	8.35%	0.98%	0.54%	4.36%	0.68%	5.49%
PCSB	PCSB Financial Corporation	NY	$13.08	$206.14	$0.60	$16.20	21.80x	80.75%	12.33%	82.66%	21.70x	$0.16	1.22%	26.67%	$1,792	15.27%	14.97%	NA	0.56%	3.36%	0.56%	3.38%
PFS	Provident Financial Services, Inc.	NJ	$13.24	$874.34	$1.43	$21.45	9.88x	61.71%	8.28%	89.24%	9.24x	$0.92	6.95%	68.66%	$10,514	13.42%	9.68%	0.72%	0.86%	6.14%	0.92%	6.56%
PBIP	Prudential Bancorp, Inc.	PA	$9.87	$80.41	$0.75	$15.74	7.42x	62.70%	6.77%	66.03%	13.13x	$0.28	2.84%	53.38%	$1,188	10.80%	10.31%	1.15%	0.92%	8.26%	0.53%	4.71%
SVBI	Severn Bancorp, Inc.	MD	$6.00	$76.88	$0.46	$8.35	13.04x	71.86%	8.32%	72.61%	12.92x	$0.16	2.67%	34.78%	$924	11.58%	11.48%	1.67%	0.69%	5.57%	0.69%	5.62%
STND	Standard AVB Financial Corp.	PA	$18.55	$83.77	$1.66	$30.62	12.62x	60.57%	8.15%	75.01%	11.14x	$0.88	4.77%	60.14%	$1,061	13.45%	11.15%	0.50%	0.68%	4.79%	0.77%	5.43%
TRST	TrustCo Bank Corp NY	NY	$5.88	$567.02	$0.54	$5.74	10.69x	102.46%	9.99%	102.56%	10.88x	$0.27	4.63%	49.55%	$5,677	9.75%	9.74%	0.59%	1.01%	9.92%	0.99%	9.75%
WSFS	WSFS Financial Corporation	DE	$29.56	$1,497.52	$1.98	$36.00	15.01x	82.12%	11.03%	118.50%	14.95x	$0.48	1.62%	24.37%	$13,573	13.42%	9.70%	0.33%	0.82%	5.52%	0.82%	5.55%
WVFC	WVS Financial Corp.	PA	$13.37	$23.37	$1.43	$19.36	9.48x	69.06%	7.14%	69.06%	9.34x	$0.40	2.99%	28.37%	$357	10.34%	10.34%	NA	0.69%	6.97%	0.70%	7.08%
CFFN	Capitol Federal Financial, Inc.	KS	$9.43	$1,301.92	$0.50	$9.19	19.24x	102.61%	13.96%	103.83%	18.80x	$0.34	3.61%	138.78%	$9,559	13.61%	13.47%	NA	0.73%	5.21%	0.74%	5.33%
CNNB	Cincinnati Bancorp, Inc.	OH	$8.81	$26.21	$0.34	$13.02	26.77x	67.64%	11.21%	67.97%	26.23x	NA	NA	NA	$234	16.58%	16.51%	0.54%	0.43%	3.68%	0.44%	3.75%
FFBW	FFBW, Inc.	WI	$7.97	$56.66	NA	$13.23	31.88x	60.22%	20.93%	60.26%	NM	NA	NA	NA	$293	34.76%	34.74%	0.77%	0.60%	2.36%	NA	NA
FBC	Flagstar Bancorp, Inc.	MI	$31.93	$1,818.22	$5.13	$34.61	6.46x	92.25%	6.62%	100.63%	6.22x	$0.20	0.63%	3.85%	$27,468	7.18%	6.62%	0.32%	1.21%	15.39%	1.25%	16.39%
HMNF	HMN Financial, Inc.	MN	$14.25	$69.08	$1.62	$20.29	8.91x	70.24%	7.99%	70.90%	8.80x	$0.00	0.00%	NA	$863	11.37%	11.28%	0.44%	0.94%	7.93%	0.96%	8.03%
IROQ	IF Bancorp, Inc.	IL	$16.25	$52.66	NA	$25.48	12.04x	63.78%	7.16%	63.78%	NM	$0.30	1.85%	22.22%	$736	11.23%	11.23%	NA	0.62%	5.32%	NA	NA
MSVB	Mid-Southern Bancorp, Inc.	IN	$12.66	$39.76	$0.33	$14.97	NM	84.55%	19.80%	84.55%	NM	$0.08	0.63%	25.81%	$217	23.42%	23.42%	1.23%	0.49%	2.03%	0.52%	2.17%
SBT	Sterling Bancorp, Inc.	MI	$2.97	$148.34	NA	$6.72	NM	44.18%	NA	NA	NM	$0.00	0.00%	28.57%	NA	NA	NA	NA	NA	1.05%	NA	NA
WSBF	Waterstone Financial, Inc.	WI	$15.59	$380.89	$1.85	$14.92	8.43x	104.48%	18.17%	104.66%	8.43x	$0.48	3.08%	52.97%	$2,218	17.39%	17.36%	0.42%	2.28%	12.08%	2.28%	12.08%
HONE	HarborOne Bancorp, Inc.	MA	$8.54	$465.09	$0.53	$11.72	17.43x	72.89%	11.17%	81.85%	16.11x	$0.12	1.41%	6.12%	$4,465	15.33%	13.88%	1.16%	0.66%	4.22%	0.72%	4.57%
HIFS	Hingham Institution for Savings	MA	$194.48	$415.58	$16.88	$123.57	10.90x	157.39%	15.26%	157.39%	11.52x	$1.72	0.88%	12.67%	$2,724	9.69%	9.69%	0.28%	1.50%	15.72%	1.41%	14.87%
EBSB	Meridian Bancorp, Inc.	MA	$11.60	$581.61	$1.27	$14.01	8.92x	82.76%	9.47%	85.34%	9.15x	$0.32	2.76%	24.62%	$6,418	11.44%	11.13%	0.09%	1.05%	9.27%	1.03%	9.05%
PVBC	Provident Bancorp, Inc.	MA	$7.72	$139.90	$0.61	$12.14	13.08x	63.61%	10.63%	63.61%	12.60x	$0.12	1.55%	10.17%	$1,415	16.70%	16.70%	NA	0.90%	5.37%	0.94%	5.57%
RNDB	Randolph Bancorp, Inc.	MA	$11.24	$57.25	$1.47	$15.43	9.14x	72.87%	8.51%	NA	7.64x	NA	NA	NA	$724	11.67%	NA	0.67%	0.97%	7.85%	1.15%	9.38%
WNEB	Western New England Bancorp, Inc.	MA	$5.45	$139.97	$0.42	$8.95	13.29x	60.89%	5.74%	65.34%	12.99x	$0.20	3.67%	48.78%	$2,435	9.43%	8.84%	NA	0.49%	4.65%	0.50%	4.76%

MHCs
BSBK	Bogota Financial Corp. (MHC)	NJ	$7.07	$89.46	NA	$9.60	NM	73.63%	12.59%	73.63%	NM	NA	NA	NA	$739	17.10%	17.10%	NA	0.22%	1.56%	0.46%	3.36%
CLBK	Columbia Financial, Inc. (MHC)	NJ	$10.81	$1,199.78	$0.47	$9.05	24.02x	119.49%	13.88%	131.10%	23.09x	NA	NA	NA	$8,963	11.61%	10.70%	NA	0.62%	4.95%	0.65%	5.16%
GCBC	Greene County Bancorp, Inc. (MHC)	NY	$23.08	$196.49	NA	$15.13	10.49x	152.55%	11.72%	152.55%	NM	$0.48	2.08%	20.45%	$1,677	7.68%	7.68%	NA	1.28%	15.55%	NA	NA
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	$12.61	$72.26	$0.74	$14.38	16.82x	87.72%	10.94%	87.72%	16.96x	$0.48	3.81%	64.00%	$678	12.47%	12.47%	0.61%	0.72%	5.36%	0.72%	5.31%
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	$8.05	$46.78	$0.36	$9.65	21.18x	83.40%	6.17%	83.40%	22.16x	NA	NA	NA	$758	7.40%	7.40%	2.43%	0.33%	3.98%	0.31%	3.79%
PDLB	PDL Community Bancorp (MHC)	NY	$8.40	$139.61	$(0.02)	$8.99	NM	93.40%	11.86%	93.40%	NM	NA	NA	NA	$1,220	12.70%	12.70%	1.42%	-0.78%	-5.32%	-0.03%	-0.19%
PBFS	Pioneer Bancorp, Inc. (MHC)	NY	$8.46	$211.69	NA	$8.80	NM	96.17%	14.65%	100.36%	NM	NA	NA	NA	$1,500	15.24%	14.70%	0.76%	-0.21%	-1.49%	0.26%	1.87%
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NY	$6.60	$70.82	$0.60	$10.21	11.19x	64.64%	6.51%	65.58%	11.05x	NA	NA	NA	$1,128	10.08%	9.94%	1.01%	0.63%	5.65%	0.64%	5.72%
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	WI	$8.24	$38.45	$0.30	$12.52	27.45x	65.78%	8.04%	65.78%	27.30x	NA	NA	NA	$495	12.22%	12.22%	0.46%	0.31%	2.64%	0.31%	2.66%
KFFB	Kentucky First Federal Bancorp (MHC)	KY	$6.08	$50.03	$0.13	$7.94	NM	76.62%	15.18%	98.38%	NM	$0.40	6.58%	307.69%	$331	19.81%	16.13%	NA	0.31%	1.55%	0.31%	1.54%
TFSL	TFS Financial Corporation (MHC)	OH	$15.59	$4,303.35	NA	$5.91	NM	263.82%	29.44%	265.38%	NM	$1.12	7.18%	336.36%	$14,835	11.16%	11.10%	1.05%	0.62%	5.31%	NA	NA
FSEA	First Seacoast Bancorp (MHC)	NH	$6.40	$37.52	$0.10	$9.60	NM	66.70%	8.26%	66.70%	NM	NA	NA	NA	$471	12.38%	12.38%	0.21%	0.08%	0.58%	0.15%	1.19%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  Equity and tangible equity equal common equity and tangible common equity, respectively.  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Southeast and Southwest Thrifts

Exhibit III-3

Public Market Pricing of Southeast and Southwest Institutions

As of September 2, 2020

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$17.65	$450.53	$1.66	$19.62	12.56		78.6%	9.9%	88.1%	12.05		$0.42	3.00%	50%	$5,043	12.80%	11.94%	0.69%	0.81%	6.41%	0.82%	6.66%
Median			$11.95	$139.97	$0.97	$15.74	11.11		72.9%	9.0%	82.3%	11.48		$0.32	2.84%	35%	$1,657	11.63%	10.34%	0.57%	0.77%	6.14%	0.75%	5.97%

Comparable Group
Averages			$21.59	$323.61	$1.71	$24.87	12.75	x	85.53%	9.22%	109.56%	12.81	x	$0.66	2.83%	30.14%	$3,033	11.06%	9.12%	0.85%	0.87%	7.11%	0.90%	7.31%
Medians			$23.36	$217.33	$1.58	$25.28	10.92	x	79.72%	7.77%	84.72%	11.43	x	$0.66	2.83%	30.14%	$2,963	11.69%	8.94%	0.88%	0.83%	7.27%	0.80%	7.40%

Comparable Group
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$23.36	$38.24	$2.04	$29.30	10.92	x	79.72%	7.77%	79.72%	11.43	x	$0.66	2.83%	30.14%	$518	9.75%	9.75%	1.30%	0.83%	7.75%	0.80%	7.40%
STXB	Spirit of Texas Bancshares, Inc.	TX	$12.53	$217.33	$1.58	$20.01	9.28	x	62.61%	7.34%	84.72%	7.92	x	NA	NA	NA	$2,963	11.73%	8.94%	0.38%	0.99%	7.27%	1.16%	8.51%
TBK	Triumph Bancorp, Inc.	TX	$28.89	$715.27	$1.51	$25.28	18.06	x	114.28%	12.55%	164.25%	19.09	x	NA	NA	NA	$5,617	11.69%	8.67%	0.88%	0.79%	6.32%	0.75%	6.03%

MHCs
CFBI	Community First Bancshares, Inc. (MHC)	GA	$6.63	$50.16	$0.24	$10.20	NM		64.93%	5.53%	86.17%	27.71	x	NA	NA	NA	$906	8.52%	6.56%	0.80%	-0.02%	-0.13%	0.39%	2.48%
OFED	Oconee Federal Financial Corp. (MHC)	SC	$26.74	$150.58	NA	NA	NM		169.70%	NA	175.24%	NM		$0.40	1.50%	59.70%	$516	NA	NA	NA	0.76%	NA	NA	NA

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  Equity and tangible equity equal common equity and tangible common equity, respectively.  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit IV-4

Pennsylvania Bank and Thrift Acquisitions 2017-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)

12/18/2019	07/01/2020	Citizens & Northern Corp.	PA	Covenant Financial Inc.	PA	512,146	10.14	10.14	1.04	10.24	0.93	133.63	77.2	16.746	193.99	193.99	20.81	15.08	14.13
12/10/2019	05/01/2020	Fidelity D & D Bancorp Inc.	PA	MNB Corporation	PA	412,642	9.51	9.51	0.94	10.79	0.53	126.81	78.7	69.447	200.40	200.40	20.98	19.07	11.56
12/05/2019	05/01/2020	William Penn Bncp Inc. (MHC)	PA	Fidelity Savings and Loan Association of Bucks County	PA	85,921	14.91	14.91	0.36	2.46	1.51	42.34	NA	NA	NA	NA	NA	NA	NA
12/05/2019	05/01/2020	William Penn Bncp Inc. (MHC)	PA	Washington Savings Bank	PA	159,367	8.50	8.50	-0.36	-4.30	0.11	430.64	NA	NA	NA	NA	NA	NA	NA
06/05/2019	11/30/2019	S&T Bancorp Inc.	PA	DNB Financial Corporation	PA	1,166,694	9.86	8.61	0.94	9.76	0.96	87.17	206.0	47.275	177.92	206.36	19.22	17.66	NA
02/08/2019	10/01/2019	Somerset Trust Holding Company	PA	First Bank of Lilly	PA	20,485	17.13	17.13	0.16	0.97	0.32	122.73	3.4	NA	96.89	96.89	NM	16.60	-0.72
09/28/2018	04/01/2019	Citizens & Northern Corp.	PA	Monument Bancorp, Inc.	PA	347,773	9.35	9.35	0.92	9.64	0.87	272.01	42.7	26.736	163.80	163.80	16.73	12.27	12.28
07/19/2018	04/01/2019	MHC of Western Pennsylvania	PA	Union Building and Loan Savings Bank	PA	32,981	24.60	24.60	0.46	1.88	1.74	29.67	NA	NA	NA	NA	NA	NA	NA
06/12/2018	03/08/2019	Northwest Bancshares, Inc.	PA	Donegal Financial Services Corp.	PA	577,379	NA	NA	NA	NA	NA	NA	86.1	4817.480	170.58	174.33	20.30	15.72	7.40
08/08/2018	03/01/2019	WSFS Financial Corp.	DE	Beneficial Bancorp, Inc.	PA	5,770,311	17.72	15.20	0.48	2.70	0.36	206.21	1507.4	19.607	143.73	172.71	52.99	26.12	16.62
06/26/2018	10/05/2018	LinkBancorp Inc	PA	Stonebridge Bank	PA	57,698	6.62	6.62	-2.04	-31.01	7.55	8.19	1.1	NA	29.47	29.47	NM	1.95	NM
05/31/2018	10/01/2018	Orrstown Financial Services	PA	Mercersburg Financial Corporation	PA	183,950	11.21	11.21	0.50	4.48	0.23	372.79	32.2	39.728	156.01	156.01	35.68	17.49	8.49
05/25/2018	10/01/2018	Emclaire Financial Corp	PA	Community First Bancorp, Inc.	PA	129,186	10.18	10.18	0.67	6.53	NA	NA	17.7	48.077	195.38	195.38	26.86	13.66	11.11
01/16/2018	07/31/2018	Mid Penn Bancorp Inc.	PA	First Priority Financial Corp.	PA	612,033	8.25	7.81	0.52	6.11	0.37	194.09	90.7	13.054	182.42	194.44	32.63	14.82	11.15
12/29/2017	04/30/2018	Juniata Valley Financial Corp.	PA	Liverpool Community Bank	PA	46,432	20.96	20.96	1.16	5.68	0.33	264.94	7.6	4052.058	130.41	130.41	23.18	27.11	9.65
03/29/2017	01/08/2018	Mid Penn Bancorp Inc.	PA	Scottdale Bank & Trust Company	PA	263,308	17.28	17.28	0.21	1.23	0.31	128.01	59.1	1166.000	129.97	129.97	NM	22.46	6.41
01/31/2017	12/15/2017	Bryn Mawr Bank Corp.	PA	Royal Bancshares of Pennsylvania, Inc.	PA	832,485	6.28	6.28	1.36	15.92	1.36	133.57	125.9	4.176	241.04	241.04	13.47	15.13	14.45
06/05/2017	10/01/2017	Penn Community Mutual Holdings	PA	Chelten Hills Savings Bank	PA	25,666	13.87	13.87	-0.19	-1.50	0.14	NM	NA	NA	NA	NA	NA	NA	NA
04/20/2017	10/01/2017	Riverview Financial Corp.	PA	CBT Financial Corporation	PA	488,060	9.96	8.12	0.66	6.43	1.21	69.94	49.2	34.034	101.24	126.68	15.76	10.08	2.78
09/27/2017	09/27/2017	Private Investor-Richard Green	0	Semperverde Holding Company	PA	3,172,807	11.98	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
03/29/2017	09/15/2017	First Bank	NJ	Bucks County Bank	PA	197,771	11.04	11.04	0.29	2.70	2.16	48.40	27.2	11.074	124.70	124.70	46.70	13.77	5.17
02/17/2017	05/31/2017	Ambler Savings Bank	PA	Bally Savings Bank	PA	53,023	9.28	9.28	0.72	8.01	3.11	15.29	NA	NA	NA	NA	NA	NA	NA

				Average:		688,551	12.32	12.03	0.44	3.44	1.27	149.25			152.37	158.54	26.56	16.19	9.32
				Median:		230,540	10.18	10.16	0.51	5.08	0.87	127.41			159.91	168.26	20.98	15.43	10.38

Source: S&P Global Market Intelligence.

EXHIBIT IV-1

Stock Prices:

As of September 2, 2020

RP® Financial, LC.

 Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of September 2, 2020

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AX	Axos Financial, Inc.	WE	24.95	59,507	1,484.7	30.89	13.69	24.78	0.69	-0.28	-17.60	2.98	3.23	20.56	18.46	232.78
BYFC	Broadway Financial Corporation	WE	1.74	27,456	47.8	7.23	1.04	1.77	-1.69	-1.69	12.99	0.00	0.00	1.77	1.77	17.89
CFFN	Capitol Federal Financial, Inc.	MW	9.43	138,062	1,301.9	14.57	9.27	9.31	1.29	-29.57	-31.32	0.49	0.50	9.19	9.08	69.24
CARV	Carver Bancorp, Inc.	MA	6.00	2,857	17.1	22.97	1.25	6.30	-4.76	100.00	146.81	-1.38	-1.51	0.67	0.67	234.71
CBMB	CBM Bancorp, Inc.	MA	11.95	3,515	42.0	14.44	10.61	11.93	0.20	-13.41	-15.37	0.21	0.18	14.16	14.16	66.94
CNNB	Cincinnati Bancorp, Inc.	MW	8.81	2,976	26.2	11.01	6.33	8.69	1.35	-7.09	-14.02	0.33	0.34	13.02	12.96	78.56
ESBK	Elmira Savings Bank	MA	10.63	3,523	37.4	17.40	10.31	10.60	0.26	-25.07	-29.64	1.08	1.06	16.87	13.38	191.85
ESSA	ESSA Bancorp, Inc.	MA	12.99	10,116	131.4	17.73	9.70	12.95	0.31	-13.75	-23.36	1.38	1.37	17.67	16.33	0.00
FFBW	FFBW, Inc.	MW	7.97	7,110	56.7	12.30	6.74	8.11	-1.73	-20.30	-31.00	0.25	NA	13.23	13.23	0.00
FNWB	First Northwest Bancorp	WE	11.28	9,535	107.6	18.25	8.77	11.94	-5.53	-28.83	-37.78	0.78	0.66	16.90	16.90	0.00
FBC	Flagstar Bancorp, Inc.	MW	31.93	56,944	1,818.2	40.00	16.76	30.89	3.37	-11.67	-16.52	4.94	5.13	34.61	31.73	0.00
FSBW	FS Bancorp, Inc.	WE	40.70	4,167	174.7	64.41	27.50	38.93	4.55	-14.68	-36.20	6.32	6.19	49.15	47.40	0.00
HONE	HarborOne Bancorp, Inc.	NE	8.54	54,461	465.1	11.20	6.45	9.00	-5.11	-13.12	-22.29	0.49	0.53	11.72	10.43	0.00
HIFS	Hingham Institution for Savings	NE	194.48	2,137	415.6	216.82	125.55	193.03	0.75	8.10	-7.48	17.84	16.88	123.57	123.57	0.00
HMNF	HMN Financial, Inc.	MW	14.25	4,848	69.1	23.00	13.30	14.30	-0.35	-33.81	-32.18	1.60	1.62	20.29	20.10	0.00
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	23.36	1,642	38.2	37.99	20.00	23.50	-0.60	-26.90	-34.66	2.14	2.04	29.30	29.30	0.00
HVBC	HV Bancorp, Inc.	MA	12.44	2,235	27.8	17.25	9.75	12.36	0.68	-14.00	-26.82	1.06	0.93	15.74	15.74	0.00
IROQ	IF Bancorp, Inc.	MW	16.25	3,240	52.7	24.05	15.07	16.45	-1.22	-24.40	-29.41	1.35	NA	25.48	25.48	0.00
KRNY	Kearny Financial Corp.	MA	7.90	86,557	683.8	14.40	7.23	7.73	2.20	-36.50	-42.88	0.55	0.58	12.96	10.39	0.00
EBSB	Meridian Bancorp, Inc.	NE	11.60	50,161	581.6	20.86	8.88	11.42	1.53	-33.17	-42.28	1.30	1.27	14.01	13.59	0.00
MSVB	Mid-Southern Bancorp, Inc.	MW	12.66	3,140	39.8	14.00	9.71	12.34	2.62	0.32	-5.73	0.31	0.33	14.97	14.97	0.00
NYCB	New York Community Bancorp, Inc.	MA	9.04	463,910	4,193.7	13.79	8.19	9.04	0.00	-21.12	-24.79	0.80	0.78	13.34	8.11	0.00
NFBK	Northfield Bancorp, Inc.	MA	9.78	53,126	519.6	17.55	9.27	9.53	2.62	-36.62	-42.33	0.82	0.79	14.46	13.67	0.00
NWBI	Northwest Bancshares, Inc.	MA	10.18	127,806	1,301.1	17.74	8.52	10.00	1.80	-35.04	-38.79	0.57	0.70	11.97	8.77	0.00
PCSB	PCSB Financial Corporation	MA	13.08	15,760	206.1	20.78	11.01	12.96	0.93	-33.54	-35.41	0.60	0.60	16.20	15.82	0.00
PVBC	Provident Bancorp, Inc.	NE	7.72	18,122	139.9	12.92	7.21	7.71	0.13	-37.06	-37.99	0.59	0.61	12.14	12.14	0.00
PROV	Provident Financial Holdings, Inc.	WE	12.14	7,436	90.3	22.99	11.60	12.03	0.91	-38.81	-44.57	1.01	1.01	16.67	16.67	0.00
PFS	Provident Financial Services, Inc.	MA	13.24	66,038	874.3	25.86	9.05	13.21	0.23	-43.83	-46.29	1.34	1.43	21.45	14.84	0.00
PBIP	Prudential Bancorp, Inc.	MA	9.87	8,147	80.4	18.59	9.67	10.58	-6.71	-37.73	-46.74	1.33	0.75	15.74	14.95	0.00
RNDB	Randolph Bancorp, Inc.	NE	11.24	5,093	57.2	18.34	7.92	11.12	1.08	-24.73	-36.32	1.23	1.47	15.43	NA	0.00
RVSB	Riverview Bancorp, Inc.	WE	4.21	22,245	93.7	8.55	4.05	4.17	0.96	-38.72	-48.72	0.53	0.53	6.63	5.38	0.00
SVBI	Severn Bancorp, Inc.	MA	6.00	12,813	76.9	9.50	4.26	6.10	-1.64	-24.05	-35.55	0.46	0.46	8.35	8.26	0.00
STXB	Spirit of Texas Bancshares, Inc.	SW	12.53	17,345	217.3	23.48	8.96	12.70	-1.34	-39.20	-45.52	1.35	1.58	20.01	14.79	0.00
STND	Standard AVB Financial Corp.	MA	18.55	4,516	83.8	31.40	17.01	18.89	-1.80	-31.27	-38.10	1.47	1.66	30.62	24.73	0.00
SBT	Sterling Bancorp, Inc.	MW	2.97	49,944	148.3	10.27	2.53	3.03	-1.98	-67.47	-63.33	0.07	NA	6.72	NA	0.00
TBNK	Territorial Bancorp Inc.	WE	21.30	9,098	193.8	32.45	20.25	21.34	-0.19	-21.14	-31.16	2.05	1.99	25.65	25.65	0.00
TSBK	Timberland Bancorp, Inc.	WE	18.40	8,311	152.9	31.00	13.60	17.11	7.54	-26.55	-38.13	2.87	2.95	22.00	19.97	0.00
TBK	Triumph Bancorp, Inc.	SW	28.89	24,759	715.3	43.15	19.03	29.16	-0.93	-2.40	-24.01	1.60	1.51	25.28	17.59	0.00
TRST	TrustCo Bank Corp NY	MA	5.88	96,433	567.0	9.10	4.30	5.82	1.03	-22.43	-32.18	0.55	0.54	5.74	5.73	0.00
WSBF	Waterstone Financial, Inc.	MW	15.59	24,432	380.9	19.48	12.10	15.62	-0.19	-6.25	-18.08	1.85	1.85	14.92	14.90	0.00
WNEB	Western New England Bancorp, Inc.	NE	5.45	25,682	140.0	10.10	4.45	5.05	7.92	-38.56	-43.41	0.41	0.42	8.95	8.34	0.00
WSFS	WSFS Financial Corporation	MA	29.56	50,660	1,497.5	46.05	17.84	29.22	1.16	-27.32	-32.80	1.97	1.98	36.00	24.95	0.00
WVFC	WVS Financial Corp.	MA	13.37	1,748	23.4	17.06	13.00	13.47	-0.75	-16.96	-18.73	1.41	1.43	19.36	19.36	0.00

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	8.24	4,669	38.5	12.01	7.43	8.50	-3.11	-12.38	-23.60	0.30	0.30	12.52	12.52	0.00
BSBK	Bogota Financial Corp. (MHC)	MA	7.07	12,654	89.5	11.97	6.07	7.12	-0.70	-29.30	-29.30	NA	NA	9.60	9.60	0.00
CLBK	Columbia Financial, Inc. (MHC)	MA	10.81	110,988	1,199.8	17.34	10.27	10.75	0.56	-28.17	-36.19	0.45	0.47	9.05	8.25	0.00
CFBI	Community First Bancshares, Inc. (MHC)	SE	6.63	7,571	50.2	12.05	5.36	6.62	0.11	-34.40	-42.14	-0.02	0.24	10.20	7.69	0.00
FSEA	First Seacoast Bancorp (MHC)	NE	6.40	5,863	37.5	10.37	5.07	6.32	1.35	-28.73	-32.06	0.02	0.10	9.60	9.60	0.00
GCBC	Greene County Bancorp, Inc. (MHC)	MA	23.08	8,513	196.5	30.25	15.01	22.92	0.70	-13.40	-19.83	2.20	NA	15.13	15.13	0.00
KFFB	Kentucky First Federal Bancorp (MHC)	MW	6.08	8,229	50.0	8.15	4.40	6.16	-1.29	-10.58	-21.54	0.13	0.13	7.94	6.18	0.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.61	5,729	72.3	15.90	8.95	11.20	12.61	-15.63	-17.56	0.75	0.74	14.38	14.38	0.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	8.05	5,811	46.8	14.30	7.50	8.01	0.50	-29.45	-34.55	0.38	0.36	9.65	9.65	0.00
OFED	Oconee Federal Financial Corp. (MHC)	SE	26.74	5,631	150.6	28.00	15.25	26.26	1.83	18.27	2.41	0.67	NA	NA	NA	0.00
PDLB	PDL Community Bancorp (MHC)	MA	8.40	16,620	139.6	14.85	7.31	8.68	-3.23	-39.13	-42.86	-0.49	-0.02	8.99	8.99	0.00
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	8.46	25,023	211.7	15.35	8.02	8.44	0.24	-41.61	-44.74	NA	NA	8.80	8.43	0.00
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	6.60	10,730	70.8	11.44	5.90	6.60	0.00	-38.03	-41.64	0.59	0.60	10.21	10.06	0.00
TFSL	TFS Financial Corporation (MHC)	MW	15.59	276,033	4,303.3	22.47	12.65	15.24	2.30	-11.47	-20.78	0.33	NA	5.91	5.87	0.00

(1)  Average of High/Low or Bid/Ask price per share.

(2)  Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

RP® Financial, LC.

 Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of September 2, 2020

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/Tang	Price/Core	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Book	Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AX	Axos Financial, Inc.	WE	8.89	8.05	1.53	15.61	1.66	16.93	0.68	86.20	8.37	121.34	10.74	135.16	7.72	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	10.08	10.08	-0.04	-0.34	-0.04	-0.34	1.03	63.25	NM	98.52	9.93	98.52	NM	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.61	13.47	0.73	5.21	0.74	5.33	NA	NA	19.24	102.61	13.96	103.83	18.80	0.34	3.61	138.78
CARV	Carver Bancorp, Inc.	MA	7.01	7.01	-0.86	-10.14	-0.98	-11.50	1.99	36.53	NM	NM	3.62	NM	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	22.85	22.85	0.34	1.32	0.29	1.12	0.56	320.34	56.90	84.42	19.29	84.42	67.95	NA	NA	238.10
CNNB	Cincinnati Bancorp, Inc.	MW	16.58	16.51	0.43	3.68	0.44	3.75	0.54	117.65	26.77	67.64	11.21	67.97	26.23	NA	NA	NM
ESBK	Elmira Savings Bank	MA	8.80	7.11	0.61	6.38	0.60	6.26	NA	91.20	9.84	62.97	5.54	79.43	10.04	0.60	5.65	70.37
ESSA	ESSA Bancorp, Inc.	MA	9.64	8.98	0.77	7.41	0.77	7.37	1.02	71.40	9.41	73.51	7.09	79.53	9.46	0.44	3.39	31.88
FFBW	FFBW, Inc.	MW	34.76	34.74	0.60	2.36	NA	NA	0.77	132.95	31.88	60.22	20.93	60.26	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	11.92	11.92	0.59	4.29	0.49	3.62	0.40	210.92	14.46	66.75	7.96	66.75	17.20	0.20	1.77	24.36
FBC	Flagstar Bancorp, Inc.	MW	7.18	6.62	1.21	15.39	1.25	16.39	0.32	286.25	6.46	92.25	6.62	100.63	6.22	0.20	0.63	3.85
FSBW	FS Bancorp, Inc.	WE	10.39	10.05	1.61	14.18	1.57	13.88	0.40	272.56	6.44	82.81	8.60	85.86	6.58	0.84	2.06	13.13
HONE	HarborOne Bancorp, Inc.	NE	15.33	13.88	0.66	4.22	0.72	4.57	1.16	70.23	17.43	72.89	11.17	81.85	16.11	0.12	1.41	6.12
HIFS	Hingham Institution for Savings	NE	9.69	9.69	1.50	15.72	1.41	14.87	0.28	438.41	10.90	157.39	15.26	157.39	11.52	1.72	0.88	12.67
HMNF	HMN Financial, Inc.	MW	11.37	11.28	0.94	7.93	0.96	8.03	0.44	275.80	8.91	70.24	7.99	70.90	8.80	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.75	9.75	0.83	7.75	0.80	7.40	1.30	70.70	10.92	79.72	7.77	79.72	11.43	0.66	2.83	30.14
HVBC	HV Bancorp, Inc.	MA	8.30	8.30	0.61	6.55	0.53	5.72	0.71	61.13	11.74	79.01	6.56	79.01	13.44	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.23	11.23	0.62	5.32	NA	NA	NA	NA	12.04	63.78	7.16	63.78	NA	0.30	1.85	22.22
KRNY	Kearny Financial Corp.	MA	16.04	13.28	0.67	4.10	0.71	4.32	0.67	82.76	14.36	60.96	9.78	76.05	13.63	0.32	4.05	56.36
EBSB	Meridian Bancorp, Inc.	NE	11.44	11.13	1.05	9.27	1.03	9.05	0.09	NM	8.92	82.76	9.47	85.34	9.15	0.32	2.76	24.62
MSVB	Mid-Southern Bancorp, Inc.	MW	23.42	23.42	0.49	2.03	0.52	2.17	1.23	61.33	40.84	84.55	19.80	84.55	38.43	0.08	0.63	25.81
NYCB	New York Community Bancorp, Inc.	MA	12.35	8.24	0.77	6.07	0.75	5.91	0.15	250.21	11.30	67.75	7.81	111.43	11.65	0.68	7.52	85.00
NFBK	Northfield Bancorp, Inc.	MA	14.13	13.46	0.78	5.53	0.75	5.31	0.44	174.29	11.93	67.61	9.56	71.54	12.41	0.44	4.50	53.66
NWBI	Northwest Bancshares, Inc.	MA	11.06	8.35	0.54	4.36	0.68	5.49	0.98	105.39	17.86	85.01	9.40	116.05	14.48	0.76	7.47	131.58
PCSB	PCSB Financial Corporation	MA	15.27	14.97	0.56	3.36	0.56	3.38	NA	NA	21.80	80.75	12.33	82.66	21.70	0.16	1.22	26.67
PVBC	Provident Bancorp, Inc.	NE	16.70	16.70	0.90	5.37	0.94	5.57	NA	NA	13.08	63.61	10.63	63.61	12.60	0.12	1.55	10.17
PROV	Provident Financial Holdings, Inc.	WE	10.53	10.53	0.69	6.26	0.69	6.26	0.42	167.85	12.02	72.82	7.67	72.82	12.02	0.56	4.61	55.45
PFS	Provident Financial Services, Inc.	MA	13.42	9.68	0.86	6.14	0.92	6.56	0.72	118.37	9.88	61.71	8.28	89.24	9.24	0.92	6.95	68.66
PBIP	Prudential Bancorp, Inc.	MA	10.80	10.31	0.92	8.26	0.53	4.71	1.15	50.59	7.42	62.70	6.77	66.03	13.13	0.28	2.84	53.38
RNDB	Randolph Bancorp, Inc.	NE	11.67	NA	0.97	7.85	1.15	9.38	0.67	128.53	9.14	72.87	8.51	NA	7.64	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	10.71	8.87	1.00	8.18	1.00	8.20	NA	320.98	7.94	63.50	6.80	78.25	7.92	0.20	4.75	36.79
SVBI	Severn Bancorp, Inc.	MA	11.58	11.48	0.69	5.57	0.69	5.62	1.67	56.82	13.04	71.86	8.32	72.61	12.92	0.16	2.67	34.78
STXB	Spirit of Texas Bancshares, Inc.	SW	11.73	8.94	0.99	7.27	1.16	8.51	0.38	131.26	9.28	62.61	7.34	84.72	7.92	NA	NA	NM
STND	Standard AVB Financial Corp.	MA	13.45	11.15	0.68	4.79	0.77	5.43	0.50	146.54	12.62	60.57	8.15	75.01	11.14	0.88	4.77	60.14
SBT	Sterling Bancorp, Inc.	MW	NA	NA	NA	1.05	NA	NA	NA	NA	42.43	44.18	NA	NA	NA	0.00	0.00	28.57
TBNK	Territorial Bancorp Inc.	WE	11.68	11.68	0.92	7.82	0.89	7.58	0.06	319.04	10.39	83.04	9.70	83.04	10.71	0.92	4.32	69.27
TSBK	Timberland Bancorp, Inc.	WE	12.01	11.03	1.85	13.90	1.90	14.29	0.50	218.88	6.41	83.65	10.05	92.15	6.24	0.80	4.35	29.62
TBK	Triumph Bancorp, Inc.	SW	11.69	8.67	0.79	6.32	0.75	6.03	0.88	117.77	18.06	114.28	12.55	164.25	19.09	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.75	9.74	1.01	9.92	0.99	9.75	0.59	147.10	10.69	102.46	9.99	102.56	10.88	0.27	4.63	49.55
WSBF	Waterstone Financial, Inc.	MW	17.39	17.36	2.28	12.08	2.28	12.08	0.42	207.44	8.43	104.48	18.17	104.66	8.43	0.48	3.08	52.97
WNEB	Western New England Bancorp, Inc.	NE	9.43	8.84	0.49	4.65	0.50	4.76	NA	NA	13.29	60.89	5.74	65.34	12.99	0.20	3.67	48.78
WSFS	WSFS Financial Corporation	MA	13.42	9.70	0.82	5.52	0.82	5.55	0.33	569.59	15.01	82.12	11.03	118.50	14.95	0.48	1.62	24.37
WVFC	WVS Financial Corp.	MA	10.34	10.34	0.69	6.97	0.70	7.08	NA	NA	9.48	69.06	7.14	69.06	9.34	0.40	2.99	28.37

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	12.22	12.22	0.31	2.64	0.31	2.66	0.46	91.83	27.45	65.78	8.04	65.78	27.30	NA	NA	NM
BSBK	Bogota Financial Corp. (MHC)	MA	17.10	17.10	0.22	1.56	0.46	3.36	NA	NA	NA	73.63	12.59	73.63	NA	NA	NA	NA
CLBK	Columbia Financial, Inc. (MHC)	MA	11.61	10.70	0.62	4.95	0.65	5.16	NA	NA	24.02	119.49	13.88	131.10	23.09	NA	NA	NM
CFBI	Community First Bancshares, Inc. (MHC)	SE	8.52	6.56	-0.02	-0.13	0.39	2.48	0.80	82.59	NM	64.93	5.53	86.17	27.71	NA	NA	NM
FSEA	First Seacoast Bancorp (MHC)	NE	12.38	12.38	0.08	0.58	0.15	1.19	0.21	323.72	NM	66.70	8.26	66.70	63.46	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	MA	7.68	7.68	1.28	15.55	NA	NA	NA	NA	10.49	152.55	11.72	152.55	NA	0.48	2.08	20.45
KFFB	Kentucky First Federal Bancorp (MHC)	MW	19.81	16.13	0.31	1.55	0.31	1.54	NA	NA	46.77	76.62	15.18	98.38	47.11	0.40	6.58	307.69
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.47	12.47	0.72	5.36	0.72	5.31	0.61	128.27	16.82	87.72	10.94	87.72	16.96	0.48	3.81	64.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	7.40	7.40	0.33	3.98	0.31	3.79	2.43	48.99	21.18	83.40	6.17	83.40	22.16	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	SE	NA	NA	0.76	NA	NA	NA	NA	NA	39.91	169.70	NA	175.24	NA	0.40	1.50	59.70
PDLB	PDL Community Bancorp (MHC)	MA	12.70	12.70	-0.78	-5.32	-0.03	-0.19	1.42	79.49	NM	93.40	11.86	93.40	NM	NA	NA	NM
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	15.24	14.70	-0.21	-1.49	0.26	1.87	0.76	186.40	NA	96.17	14.65	100.36	NA	NA	NA	NA
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	10.08	9.94	0.63	5.65	0.64	5.72	1.01	84.35	11.19	64.64	6.51	65.58	11.05	NA	NA	NM
TFSL	TFS Financial Corporation (MHC)	MW	11.16	11.10	0.62	5.31	NA	NA	1.05	29.40	47.24	263.82	29.44	265.38	NA	1.12	7.18	336.36

(1)  Average of High/Low or Bid/Ask price per share.

(2)  Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2020 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673.6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9

2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
	Quarter 2	26600.0	2941.8	8006.2	845.3	573.0
	Quarter 3	26916.8	2976.7	7999.3	890.5	584.5
	Quarter 4	28538.4	3230.8	8972.6	920.7	663.9

2020:	Quarter 1	21917.2	2584.6	7700.1	632.8	392.9
	Quarter 2	25812.9	3100.3	10058.8	658.5	430.8
As of September 2, 2020		29100.5	3580.8	12056.4	638.6	449.4

(1)   End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of September 2, 2020

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
SNL Banking Indexes
SNL U.S. Bank and Thrift	428.26	9/2/2020	5.47	1.29
SNL U.S. Bank	449.42	9/2/2020	5.78	1.30
SNL U.S. Thrift	638.63	9/2/2020	4.82	0.76
SNL TARP Participants	79.21	9/2/2020	1.02	1.30
KBW Nasdaq Bank Index	78.15	9/2/2020	1.16	1.51
KBW Nasdaq Regional Bank Index	70.82	9/2/2020	0.42	0.60
S&P 500 Bank	256.33	9/2/2020	3.67	1.45
NASDAQ Bank	2,729.23	9/2/2020	19.33	0.71
S&P 500 Commercial Banks	366.20	9/2/2020	5.24	1.45
S&P 500 Diversified Banks	440.41	9/2/2020	6.79	1.57
S&P 500 Regional Banks	87.99	9/2/2020	0.92	1.06
SNL Asset Size Indexes
SNL U.S. Bank < $250M	23.64	9/2/2020	0.56	2.42
SNL U.S. Bank $250M-$500M	434.32	9/2/2020	(16.59)	(3.68)
SNL U.S. Thrift < $250M	1,300.04	9/2/2020	0.13	0.01
SNL U.S. Thrift $250M-$500M	4,679.32	9/2/2020	31.16	0.67
SNL U.S. Bank < $500M	823.45	9/2/2020	(20.50)	(2.43)
SNL U.S. Thrift < $500M	1,640.36	9/2/2020	7.82	0.48
SNL U.S. Bank $500M-$1B	954.77	9/2/2020	5.73	0.60
SNL U.S. Thrift $500M-$1B	2,911.38	9/2/2020	3.36	0.12
SNL U.S. Bank $1B-$5B	832.92	9/2/2020	6.38	0.77
SNL U.S. Thrift $1B-$5B	1,827.43	9/2/2020	6.60	0.36
SNL U.S. Bank $5B-$10B	1,031.18	9/2/2020	5.49	0.54
SNL U.S. Thrift $5B-$10B	704.19	9/2/2020	2.82	0.40
SNL U.S. Bank > $10B	362.59	9/2/2020	4.79	1.34
SNL U.S. Thrift > $10B	115.32	9/2/2020	1.17	1.03
SNL Market Cap Indexes
SNL Micro Cap U.S. Bank	464.80	9/2/2020	1.94	0.42
SNL Micro Cap U.S. Thrift	845.93	9/2/2020	3.10	0.37
SNL Micro Cap U.S. Bank & Thrift	542.26	9/2/2020	2.23	0.41
SNL Small Cap U.S. Bank	487.66	9/2/2020	2.36	0.49
SNL Small Cap U.S. Thrift	486.91	9/2/2020	1.31	0.27
SNL Small Cap U.S. Bank & Thrift	500.50	9/2/2020	2.32	0.47
SNL Mid Cap U.S. Bank	276.96	9/2/2020	1.58	0.57
SNL Mid Cap U.S. Thrift	214.36	9/2/2020	2.10	0.99
SNL Mid Cap U.S. Bank & Thrift	274.86	9/2/2020	1.68	0.61
SNL Large Cap U.S. Bank	288.90	9/2/2020	4.11	1.44
SNL Large Cap U.S. Thrift	105.08	7/30/2020	(3.13)
SNL Large Cap U.S. Bank & Thrift	291.35	9/2/2020	4.15	1.44
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Bank	475.53	9/2/2020	6.12	1.30
SNL Mid-Atlantic U.S. Thrift	2,232.01	9/2/2020	21.76	0.98
SNL Midwest U.S. Bank	477.87	9/2/2020	8.16	1.74
SNL Midwest U.S. Thrift	2,572.39	9/2/2020	21.47	0.84
SNL New England U.S. Bank	438.58	9/2/2020	7.30	1.69
SNL New England U.S. Thrift	2,337.46	9/2/2020	(2.38)	(0.10)
SNL Southeast U.S. Bank	313.20	9/2/2020	3.14	1.01
SNL Southeast U.S. Thrift	415.01	9/2/2020	0.00	0.00
SNL Southwest U.S. Bank	798.53	9/2/2020	6.28	0.79
SNL Southwest U.S. Thrift	643.36	9/2/2020	(2.49)	(0.39)
SNL Western U.S. Bank	800.95	9/2/2020	12.26	1.55
SNL Western U.S. Thrift	118.44	9/2/2020	0.62	0.52
SNL Stock Exchange Indexes
SNL U.S. Bank NYSE	394.15	9/2/2020	5.48	1.41
SNL U.S. Thrift NYSE	90.53	9/2/2020	1.14	1.27
SNL U.S. Bank NYSE American	637.32	9/2/2020	1.34	0.21
SNL U.S. Bank NASDAQ	626.55	9/2/2020	5.28	0.85
SNL U.S. Thrift NASDAQ	1,879.08	9/2/2020	9.73	0.52
SNL U.S. Bank Pink	388.99	9/2/2020	0.79	0.20
SNL U.S. Thrift Pink	329.87	9/2/2020	0.85	0.26
SNL Bank TSX	1,045.30	9/2/2020	1.50	0.14
SNL OTHER Indexes
SNL U.S. Thrift MHCs	4,771.23	9/2/2020	33.15	0.70
SNL Pink Asset Size Indexes
SNL U.S. Bank Pink < $100M	190.17	9/2/2020	0.00	0.00
SNL U.S. Bank Pink $100M-$500M	459.76	9/2/2020	(0.49)	(0.11)
SNL U.S. Bank Pink > $500M	334.70	9/2/2020	0.85	0.26
Broad Market Indexes

DJIA	29,100.50	9/2/2020	454.84	1.59
S&P 500	3,580.84	9/2/2020	54.19	1.54
S&P 400 Mid Cap	1,966.45	9/2/2020	25.42	1.31
S&P 600 Small Cap	920.20	9/2/2020	10.86	1.19
S&P 500 Financials	422.68	9/2/2020	6.25	1.50
SNL U.S. Financial Institutions	881.58	9/2/2020	12.01	1.38
MSCI US IMI Financials	1,503.79	9/2/2020	20.49	1.38
NASDAQ	12,056.44	9/2/2020	116.77	0.98
NASDAQ Finl	4,633.45	9/2/2020	42.80	0.93
NYSE	13,276.74	9/2/2020	163.00	1.24
Russell 1000	1,989.08	9/2/2020	26.58	1.35
Russell 2000	1,592.29	9/2/2020	13.71	0.87
Russell 3000	2,089.83	9/2/2020	27.38	1.33
S&P TSX Composite	16,697.97	9/2/2020	52.97	0.32

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available.  Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution's effect on an index is proportional to that institution's market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other

EXHIBIT IV-4

Pennsylvania Bank and Thrift Acquisitions 2017 - Present

Exhibit IV-4

Pennsylvania Bank and Thrift Acquisitions 2017-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)

12/18/2019	07/01/2020	Citizens & Northern Corp.	PA	Covenant Financial Inc.	PA	512,146	10.14	10.14	1.04	10.24	0.93	133.63	77.2	16.746	193.99	193.99	20.81	15.08	14.13
12/10/2019	05/01/2020	Fidelity D & D Bancorp Inc.	PA	MNB Corporation	PA	412,642	9.51	9.51	0.94	10.79	0.53	126.81	78.7	69.447	200.40	200.40	20.98	19.07	11.56
12/05/2019	05/01/2020	William Penn Bncp Inc. (MHC)	PA	Fidelity Savings and Loan Association of Bucks County	PA	85,921	14.91	14.91	0.36	2.46	1.51	42.34	NA	NA	NA	NA	NA	NA	NA
12/05/2019	05/01/2020	William Penn Bncp Inc. (MHC)	PA	Washington Savings Bank	PA	159,367	8.50	8.50	-0.36	-4.30	0.11	430.64	NA	NA	NA	NA	NA	NA	NA
06/05/2019	11/30/2019	S&T Bancorp Inc.	PA	DNB Financial Corporation	PA	1,166,694	9.86	8.61	0.94	9.76	0.96	87.17	206.0	47.275	177.92	206.36	19.22	17.66	NA
02/08/2019	10/01/2019	Somerset Trust Holding Company	PA	First Bank of Lilly	PA	20,485	17.13	17.13	0.16	0.97	0.32	122.73	3.4	NA	96.89	96.89	NM	16.60	-0.72
09/28/2018	04/01/2019	Citizens & Northern Corp.	PA	Monument Bancorp, Inc.	PA	347,773	9.35	9.35	0.92	9.64	0.87	272.01	42.7	26.736	163.80	163.80	16.73	12.27	12.28
07/19/2018	04/01/2019	MHC of Western Pennsylvania	PA	Union Building and Loan Savings Bank	PA	32,981	24.60	24.60	0.46	1.88	1.74	29.67	NA	NA	NA	NA	NA	NA	NA
06/12/2018	03/08/2019	Northwest Bancshares, Inc.	PA	Donegal Financial Services Corp.	PA	577,379	NA	NA	NA	NA	NA	NA	86.1	4817.480	170.58	174.33	20.30	15.72	7.40
08/08/2018	03/01/2019	WSFS Financial Corp.	DE	Beneficial Bancorp, Inc.	PA	5,770,311	17.72	15.20	0.48	2.70	0.36	206.21	1507.4	19.607	143.73	172.71	52.99	26.12	16.62
06/26/2018	10/05/2018	LinkBancorp Inc	PA	Stonebridge Bank	PA	57,698	6.62	6.62	-2.04	-31.01	7.55	8.19	1.1	NA	29.47	29.47	NM	1.95	NM
05/31/2018	10/01/2018	Orrstown Financial Services	PA	Mercersburg Financial Corporation	PA	183,950	11.21	11.21	0.50	4.48	0.23	372.79	32.2	39.728	156.01	156.01	35.68	17.49	8.49
05/25/2018	10/01/2018	Emclaire Financial Corp	PA	Community First Bancorp, Inc.	PA	129,186	10.18	10.18	0.67	6.53	NA	NA	17.7	48.077	195.38	195.38	26.86	13.66	11.11
01/16/2018	07/31/2018	Mid Penn Bancorp Inc.	PA	First Priority Financial Corp.	PA	612,033	8.25	7.81	0.52	6.11	0.37	194.09	90.7	13.054	182.42	194.44	32.63	14.82	11.15
12/29/2017	04/30/2018	Juniata Valley Financial Corp.	PA	Liverpool Community Bank	PA	46,432	20.96	20.96	1.16	5.68	0.33	264.94	7.6	4052.058	130.41	130.41	23.18	27.11	9.65
03/29/2017	01/08/2018	Mid Penn Bancorp Inc.	PA	Scottdale Bank & Trust Company	PA	263,308	17.28	17.28	0.21	1.23	0.31	128.01	59.1	1166.000	129.97	129.97	NM	22.46	6.41
01/31/2017	12/15/2017	Bryn Mawr Bank Corp.	PA	Royal Bancshares of Pennsylvania, Inc.	PA	832,485	6.28	6.28	1.36	15.92	1.36	133.57	125.9	4.176	241.04	241.04	13.47	15.13	14.45
06/05/2017	10/01/2017	Penn Community Mutual Holdings	PA	Chelten Hills Savings Bank	PA	25,666	13.87	13.87	-0.19	-1.50	0.14	NM	NA	NA	NA	NA	NA	NA	NA
04/20/2017	10/01/2017	Riverview Financial Corp.	PA	CBT Financial Corporation	PA	488,060	9.96	8.12	0.66	6.43	1.21	69.94	49.2	34.034	101.24	126.68	15.76	10.08	2.78
09/27/2017	09/27/2017	Private Investor-Richard Green	0	Semperverde Holding Company	PA	3,172,807	11.98	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
03/29/2017	09/15/2017	First Bank	NJ	Bucks County Bank	PA	197,771	11.04	11.04	0.29	2.70	2.16	48.40	27.2	11.074	124.70	124.70	46.70	13.77	5.17
02/17/2017	05/31/2017	Ambler Savings Bank	PA	Bally Savings Bank	PA	53,023	9.28	9.28	0.72	8.01	3.11	15.29	NA	NA	NA	NA	NA	NA	NA

				Average:		688,551	12.32	12.03	0.44	3.44	1.27	149.25			152.37	158.54	26.56	16.19	9.32
				Median:		230,540	10.18	10.16	0.51	5.08	0.87	127.41			159.91	168.26	20.98	15.43	10.38

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

William Penn Bancorporation

Director and Senior Management Summary Resumes

Exhibit IV-5
William Penn Bancorporation
Director and Senior Management Summary Resumes

The following directors have terms ending in 2021:

Charles Corcoran retired as Executive Vice President and Chief Financial Officer of William Penn Bank, William Penn Bancorp and William Penn, MHC in May 2018. Mr. Corcoran served as Executive Vice President and Chief Financial Officer from April 2010 until his retirement and, prior to that time, served in various roles at William Penn Bank since 1979. Mr. Corcoran also serves as a director of the William Penn Bank Community Foundation. Mr. Corcoran’s service as our former Executive Vice President and Chief Financial Officer, as well as his long history with William Penn Bank, provides the board of directors with valuable insight regarding the operations of William Penn Bank and the markets in which we operate. Age 68. Director since 1989.

Christopher M. Molden has served as the President of Molden Development, a real estate development company located in Bristol, Pennsylvania, since June 2016 and has also served as a consultant to Molden Funeral Chapel and Cremation Service, a funeral services company located in Bristol, Pennsylvania, since June 2016. From June 1981 to June 2016, Mr. Molden was the President and Funeral Director of Molden Funeral Chapel in Bristol, Pennsylvania. Prior to joining the board of directors in 2020, Mr. Molden served as a director of Fidelity Savings and Loan Association of Bucks County until its merger with William Penn Bank on May 1, 2020. Mr. Molden has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the board of directors. Age 61. Director since 2020.

William B.K. Parry, Jr. is President of William B. Parry & Son, Ltd., an insurance agency located in Langhorne, Pennsylvania, of which he is also a partial owner. Mr. Parry also serves as President of Bucks County Contributionship, a mutual insurance company located in Langhorne, Pennsylvania. As a result of his local business operations, Mr. Parry has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the board of directors. Age 72. Director since 1986.

Vincent P. Sarubbi is a partner in the law firm of Archer & Greiner, P.C. at the firm’s Haddonfield, New Jersey office. Before joining Archer & Greiner, P.C., he was appointed by the Governor of New Jersey and served as the Camden County Prosecutor from July 2002 to March 2006. Prior to joining the board of directors in 2018, Mr. Sarubbi served as the Chairman of the Board of Audubon Savings Bank until its merger with William Penn Bank on July 1, 2018. Mr. Sarubbi’s extensive legal experience provides the board of directors with valuable experience regarding legal matters associated with our operations. Age 60. Director since 2018.

The following directors have terms ending in 2022:

D. Michael Carmody, Jr. is the owner of an accounting firm located in Haddon Heights, New Jersey. He is a certified public accountant and is also a member of the board of directors of the Automobile Association of America-South Jersey located in Voorhees, New Jersey. Prior to joining the board of directors in 2018, Mr. Carmody served as the Vice Chairman of the Board of Audubon Savings Bank until its merger with William Penn Bank on July 1, 2018. As a certified public accountant, Mr. Carmody provides the board of directors with significant experience regarding financial and accounting matters. Age 64. Director since 2018.

William J. Feeney has served as the Chairman of our Board since 2008. Mr. Feeney is a retired police chief of Richboro, Pennsylvania, and currently serves as the president of KevinBuilt, Inc., a Plumsteadville, Pennsylvania building contractor, and the owner of Occasions of Naples, Inc., a floral and gift company located in Naples, Florida. As a former local police chief and building contractor, Mr. Feeney has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the board of directors. Age 76. Director since 1985.

Exhibit IV-5 (continued)
William Penn Bancorporation
Director and Senior Management Summary Resumes

Terry L. Sager is the former President and Chief Executive Officer of William Penn Bank, William Penn Bancorp and William Penn, MHC. She served as President of William Penn Bank, William Penn Bancorp and William Penn, MHC from April 2010 until October 2018 and as Chief Executive Officer of William Penn Bank, William Penn Bancorp and William Penn, MHC from April 2010 until February 2019. Ms. Sager is also is a certified public accountant and serves on the Board of Directors of Bucks County Contributionship, a mutual insurance company located in Langhorne, Pennsylvania. Ms. Sager’s service as our former President and Chief Executive Officer, as well as her long history with William Penn Bank, provides the board of directors with valuable insight regarding the operations of William Penn Bank and the markets in which we operate. Age 59. Director since 2010.

The following directors have terms ending in 2023:

Craig Burton is a certified public accountant and is a Principal in Bee, Bergvall & Co., Certified Public Accountants, located in Warrington, Pennsylvania. As a certified public accountant, Mr. Burton provides the board of directors with significant experience regarding financial and accounting matters. Age 71. Director since 1993.

Glenn Davis is the owner of G Davis Properties LLC, an owner and operator of nonresidential real estate located in Lansdale, Pennsylvania, since 2016. Mr. Davis retired as the president and owner of Davis Pontiac, Inc., an automobile dealership located in Richboro, Pennsylvania, in 2007. Mr. Davis is also a member of the Board of Trustees of the Auto Dealers Caring for Kids Foundation. As a result of his local business operations, Mr. Davis has extensive ties to our market area, as well as valuable business and leadership experience that he brings to the board of directors. Age 68. Director since 1986.

William C. Niemczura is retired and previously served as the Chairman of the Board and President of Fidelity Savings and Loan Association of Bucks County from September 2011 to December 2016. Following his retirement, Mr. Niemczura continued to serve as the Chairman of the Board of Fidelity Savings and Loan Association of Bucks County until its merger with William Penn Bank on May 1, 2020. Mr. Niemczura’s extensive ties to our market area, as well as his banking experience and former service as Chairman and President of Fidelity Savings and Loan Association of Bucks County, provides the board of directors with valuable insight regarding the local banking community and the markets in which we operate. Age 73. Director since 2020.

Kenneth J. Stephon is the President and Chief Executive Officer of William Penn Bank, William Penn Bancorp and William Penn, MHC. Mr. Stephon previously served as Senior Executive Vice President and Chief Operating Officer of William Penn Bank, William Penn Bancorp and William Penn, MHC from July 2018 until October 2018, when he became President. He was appointed Chief Executive Officer of William Penn Bank, William Penn Bancorp and William Penn, MHC in February 2019. Mr. Stephon has over 40 years of banking industry experience and previously served as President and Chief Executive Officer, as well as a director, of Audubon Savings Bank from October 2013 until its merger with William Penn Bank on July 1, 2018. He also serves as a director of the Pennsylvania Association of Community Bankers and the Insured Financial Institutions of the Delaware Valley. Mr. Stephon’s extensive banking experience and extensive leadership experience, as well as his history and familiarity with William Penn Bank and Audubon Savings Bank, position him well to continue to serve as our President and Chief Executive Officer. Age 61. Director since 2018.

Exhibit IV-5 (continued)
William Penn Bancorporation
Director and Senior Management Summary Resumes

Executive Officers

Our executive officers are elected annually by the board of directors and serve at the board’s discretion. The following individuals currently serve as our executive officers and will serve in the same positions following the conversion and offering:

Name	Position
Kenneth J. Stephon	President and Chief Executive Officer of William Penn Bancorporation, William Penn Bancorp, William Penn, MHC and William Penn Bank

Jill M. Ross	Executive Vice President and Chief Retail and Commercial Officer of William Penn Bancorporation, William Penn Bancorp, William Penn, MHC and William Penn Bank

Gregory S. Garcia	Executive Vice President and Chief Operating Officer of William Penn Bancorporation, William Penn Bancorp, William Penn, MHC and William Penn Bank

Jonathan T. Logan	Senior Vice President and Chief Financial Officer of William Penn Bancorporation, William Penn Bancorp, William Penn, MHC and William Penn Bank

Below is information regarding our executive officers who are not also directors. Each executive officer has held his or her current position for the period indicated below. Ages presented are as of June 30, 2020.

Jill M. Ross joined William Penn Bancorp, William Penn, MHC and William Penn Bank in March 2019 as Senior Vice President and Chief Retail Officer, and was promoted to Executive Vice President and Chief Retail and Commercial Officer in April 2020. Prior to that time, Ms. Ross served as Senior Vice President and New Jersey Regional Director of Beneficial Bank in Philadelphia, Pennsylvania, from June 2012 to March 2019, and as Vice President and Relationship Manager of Beneficial Bank from March 2008 to June 2012. Ms. Ross has 25 years of banking industry experience. She is a member of the board of directors of the Virtua Foundation and the Girl Scouts of Southern New Jersey. Age 43.

Gregory S. Garcia joined William Penn Bancorp, William Penn, MHC and William Penn Bank in September 2018 as Senior Vice President and was appointed as Chief Financial Officer in January 2019. In April 2020, Mr. Garcia was again promoted to Executive Vice President and Chief Operating Officer of William Penn Bancorp, William Penn, MHC and William Penn Bank. Mr. Garcia previously served as an Executive Managing Director of FinPro, Inc. from September 2016 to July 2018, and as a Senior Managing Director of FinPro, Inc. from February 2004 to September 2016. Age 43.

Jonathan T. Logan joined William Penn Bancorp, William Penn, MHC and William Penn Bank as Senior Vice President and Chief Financial Officer in April 2020. Mr. Logan served as Vice President and Controller of Towne Park, a hospitality services company, from March 2019 to March 2020. Prior to that time, Mr. Logan served as Vice President and Corporate Controller of Beneficial Bank in Philadelphia, Pennsylvania from April 2011 to March 2019. Age 36.

Source: William Penn Bancorporation’s prospectus.

EXHIBIT IV-6

William Penn Bancorporation

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
William Penn Bancorporation
Pro Forma Regulatory Capital Ratios

	William Penn Bank Historical at		Pro Forma at June 30, 2020, Based Upon the Sale in the Offering of
	June 30, 2020		9,350,000 Shares		11,000,000 Shares		12,650,000 Shares
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$93,401	12.68%	$127,807	16.34%	$134,002	16.95%	$140,196	17.55%

Tier 1 leverage capital (1)(2)	$86,822	13.67%	$121,228	17.81%	127,423	18.50%	$133,617	19.17%
Tier 1 leverage requirement	31,746	5.00	34,027	5.00	34,436	5.00	34,845	5.00
Excess	$55,076	8.67%	$87,201	12.81%	$92,987	13.50%	$98,772	14.17%

Tier 1 risk-based capital (1)(2)	$86,822	19.19%	$121,228	26.26%	$127,423	27.51%	$133,617	28.74%
Tier 1 risk-based requirement	36,197	8.00	36,297	8.00	37,058	8.00	37,189	8.00
Excess	$50,625	11.19%	$84,301	18.26%	$90,365	19.51%	$96,428	20.74%

Total risk-based capital (1)(2)	$90,341	19.97%	$124,747	27.03%	$130,942	28.27%	$137,136	29.50%
Total risk-based requirement	45,247	10.00	46,159	10.00	46,323	10.00	46,486	10.00
Excess	$45,094	9.97%	$78,588	17.03%	$84,619	18.27%	$90,650	19.50%

Common equity tier 1 risk-based capital (1)(2)	$86,822	19.19%	$121,228	26.26%	$127,423	27.51%	$133,617	28.74%
Common equity tier 1 risk-based requirement	29,410	6.50	30,003	6.50	30,110	6.50	30,216	6.50
Excess	$57,412	12.69%	$91,225	19.76%	$97,313	21.01%	$103,401	22.24%

Reconciliation of capital infused into William Penn Bank:
Net proceeds			$45,626		$53,801		$61,975
Less: Common stock acquired by new equity incentive plan			(3,740)		(4,400)		(5,060)
Less: Common stock acquired by employee stock ownership plan			(7,480)		(8,800)		(10,120)
Pro forma increase			$34,406		$40,601		$46,795

(1)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: William Penn Bancorporation’s prospectus.

EXHIBIT IV-7

William Penn Bancorporation

Pro Forma Analysis Sheet

EXHIBIT IV-7
PRO FORMA ANALYSIS SHEET
William Penn Bancorporation
Prices as of September 2, 2020

			Subject at		Peer Group				Pennsylvania				All Public
Valuation Midpoint Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	NM	x	10.51	x	10.38	x	11.42	x	10.61	x	12.56	x	11.11x
Price-core earnings multiple	=	P/CE	75.00	x	11.04	x	11.29	x	11.83	x	12.13	x	12.05	x	11.48x
Price-book ratio	=	P/B	67.96%		69.28%		69.65%		71.64%		71.28%		78.62%		72.88%
Price-tangible book ratio	=	P/TB	70.09%		72.84%		72.74%		80.78%		77.01%		88.11%		82.26%
Price-assets ratio	=	P/A	15.84%		7.39%		7.47%		7.52%		7,11%		9.91%		9.00%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$1,336,772	(12 Mths 6/20(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$3,126,772	(12 Mths 6/20(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$100,268,000	(2)	ESOP Amortization (T)	25.00	Years
Pre-Conv. Tang. Book Value (B)	$94,218,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$740,355,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	0.29%		Fixed Expenses	$1,500,000
Tax rate (TAX)	22.50%		Variable Expenses (Blended Commission %)	0.91%
After Tax Reinvest. Rate (R)	0.22%		Percentage Sold (PCT)	83.1765%
Est. Conversion Expenses (1)(X)	2.18%		MHC Assets	$3,903,000
Insider Purchases	$1,300,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	29.90%
Foundation Cash Contribution (FC)	$-		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$-		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$-

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y - FC * R)	V=	NM
	1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2. V=	P/Core E * (YC)	V=	$132,248,840
	1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) -(1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3. V=	P/B * (B-FC+FT)	V=	$132,248,840
	1 - P/B * PCT * (1-X-E-M)

4. V=	P/TB * (B-FC+FT)	V=	$132,248,840
	1 - P/TB * PCT * (1-X-E-M)

5. V=	P/A * (A-FC+FT)	V=	$132,248,840
	1 - P/A * PCT * (1-X-E-M)

Shares		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	12,650,000	2,558,616	15,208,616	0	15,208,616	3.2877
Midpoint	11,000,000	2,224,884	13,224,884	0	13,224,884	2.8589
Minimum	9,350,000	1,891,151	11,241,151	0	11,241,151	2.4301

Market Value		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$126,500,000	$25,586,160	$152,086,160	0	$152,086,160
Midpoint	$110,000,000	$22,248,840	$132,248,840	0	$132,248,840
Minimum	$93,500,000	$18,911,510	$112,411,510	0	$112,411,510

(1) Estimated offering expenses at midpoint of the offering.
(2) Adjusted to reflect consolidation and reinvesment of $3.9 million of MHC net assets.

EXHIBIT IV-8

William Penn Bancorporation

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

William Penn Bancorporation

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$112,411,510
	Exchange Ratio	2.43006

	2nd Step Offering Proceeds	$93,500,000
	Less: Estimated Offering Expenses	2,247,180
	2nd Step Net Conversion Proceeds	$91,252,820

2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$91,252,820
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(7,480,000)
	Less: RRP Stock Purchases (2)	(3,740,000)
	Net Cash Proceeds	$80,032,820
	Estimated after-tax net incremental rate of return	0.22%
	Earnings Increase	$179,874
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(231,880)
	Less: RRP Vesting (3)	(579,700)
	Less: Option Plan Vesting (4)	(527,679)
	Net Earnings Increase	$(1,159,385)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)	$1,336,772	$(1,159,385)	$177,387
	12 Months ended June 30, 2020 (core)	$3,126,772	$(1,159,385)	$1,967,387

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion(5)	Proceeds	and Other	Conversion
	June 30, 2020	$100,268,000	$80,032,820	$0	$180,300,820
	June 30, 2020 (Tangible)	$94,218,000	$80,032,820	$0	$174,250,820

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion(5)	Proceeds	and Other	Conversion
	June 30, 2020	$740,355,000	$80,032,820	$0	$820,387,820

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at:	22.50%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

William Penn Bancorporation

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$132,248,840
	Exchange Ratio	2.85890

	2nd Step Offering Proceeds	$110,000,000
	Less: Estimated Offering Expenses	2,398,980
	2nd Step Net Conversion Proceeds	$107,601,020

2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$107,601,020
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(8,800,000)
	Less: RRP Stock Purchases (2)	(4,400,000)
	Net Cash Proceeds	$94,401,020
	Estimated after-tax net incremental rate of return	0.22%
	Earnings Increase	$212,166
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(272,800)
	Less: RRP Vesting (3)	(682,000)
	Less: Option Plan Vesting (4)	(620,799)
	Net Earnings Increase	$(1,363,432)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)	$1,336,772	$(1,363,432)	$(26,660)
	12 Months ended June 30, 2020 (core)	$3,126,772	$(1,363,432)	$1,763,340

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$100,268,000	$94,401,020	$0	$194,669,020
	June 30, 2020 (Tangible)	$94,218,000	$94,401,020	$0	$188,619,020

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$740,355,000	$94,401,020	$0	$834,756,020

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at:	22.50%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

William Penn Bancorporation

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$152,086,160
	Exchange Ratio	3.28773

	2nd Step Offering Proceeds	$126,500,000
	Less: Estimated Offering Expenses	2,550,780
	2nd Step Net Conversion Proceeds	$123,949,220

2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$123,949,220
	Less: Cash Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(10,120,000)
	Less: RRP Stock Purchases (2)	(5,060,000)
	Net Cash Proceeds	$108,769,220
	Estimated after-tax net incremental rate of return	0.22%
	Earnings Increase	$244,459
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(313,720)
	Less: RRP Vesting (3)	(784,300)
	Less: Option Plan Vesting (4)	(713,919)
	Net Earnings Increase	($1,567,480)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion
	12 Months ended June 30, 2020 (reported)	$1,336,772	$(1,567,480)	$(230,708)
	12 Months ended June 30, 2020 (core)	$3,126,772	$(1,567,480)	$1,559,292

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$100,268,000	$108,769,220	$0	$209,037,220
	June 30, 2020 (Tangible)	$94,218,000	$108,769,220	$0	$202,987,220

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
	June 30, 2020	$740,355,000	$108,769,220	$0	$849,124,220

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 25 years, RRP amortized over 5 years, tax effected at:	22.50%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

William Penn Bancorporation

Calculation of Minority Ownership Dilution in a Second-Step Offering

Stock Ownership Data as of June 30, 2020

Financial Data as of June 30, 2020

Reflects Pro Forma Market Value as of September 2, 2020

Key Input Assumptions
Mid-Tier Stockholders' Equity	$96,365,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	17.3351%	(PCT)
Pro Forma Market Value	$132,248,840	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$3,903,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)
(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	17.3351%

(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	16.8235% (rounded)

Current Ownership
MHC Shares	3,711,114	82.66%
Public Shares	778,231	17.34%
Total Shares	4,489,345	100.00%

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (39)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (35)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (36)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (32)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (32)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com